UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Artes Medical, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2008
          The annual meeting of stockholders of Artes Medical, Inc. (the “Company”) will be held on October 30, 2008 at 10:00 a.m. (Pacific Time) at the San Diego Marriott Del Mar located at 11966 El Camino Real, San Diego, California 92130 for the following purposes, as more fully described in the accompanying proxy statement:
          1. To elect Christopher J. Reinhard and John R. Costantino as Class II directors to the Company’s board of directors to hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified; and
          2. To transact such other business that is both (i) necessary to obtain a stockholder vote for either of the two purposes identified above and (ii) properly comes before the annual meeting or any adjournments or postponements thereof.
           Only stockholders of record at the close of business on October 1, 2008 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements of the annual meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the annual meeting and during normal business hours at our corporate offices located at 5870 Pacific Center Boulevard, San Diego, California 92121 for at least 10 days prior to the annual meeting.
          All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed WHITE proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one WHITE proxy because your shares are registered in different names and addresses, each WHITE proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting in person and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.
          If you wish to vote your shares in support of the board of directors’ nominees and other proposals, please vote only using the enclosed WHITE proxy card. Discard any other proxy cards that you may receive. Submission of any proxy card other than the WHITE proxy card will revoke your previously submitted WHITE proxy card. Similarly, you can revoke any proxy card previously signed by signing, dating and mailing the WHITE proxy card in the enclosed envelope provided.
If you have any questions or need assistance to vote your WHITE proxy card, please contact our proxy solicitor, Georgeson Inc., toll free at (800) 501-4292.
          BY ORDER OF THE BOARD OF DIRECTORS
Karla R. Kelly
General Counsel and Corporate Secretary
San Diego, California
September 30, 2008
YOUR VOTE IS IMPORTANT!
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, CA 92121
(858) 550-9999
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 30, 2008
          Artes Medical, Inc. is furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by its board of directors for use at its annual meeting of stockholders to be held on October 30, 2008 at 10:00 a.m. (Pacific Time) at the San Diego Marriott Del Mar located at 11966 El Camino Real, San Diego, California 92130, and at any adjournments or postponements of the annual meeting. We are mailing these materials to stockholders on or about October 7, 2008. Unless the context requires otherwise, the words “we,” the “Company,” “us” and “our” refer to Artes Medical, Inc., and its wholly-owned subsidiaries.
RECORD DATE AND OUTSTANDING SECURITIES
          Only holders of our common stock as of the close of business on October 1, 2008 are entitled to notice of, and to vote at, the annual meeting. Stockholders who hold our shares in “street name” may vote at the annual meeting only if they hold a valid proxy from their broker. As of September 30, 2008, there were 19,742,285 shares of our common stock issued and outstanding. We anticipate that approximately the same number of shares of common stock will be outstanding on October 1, 2008, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting.
QUORUM AND VOTING
          The specific proposals to be considered and acted on at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. Each stockholder is entitled to one vote for each share of our common stock held on the record date. Stockholders may not cumulate votes in the election of directors.
          All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.” A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters. Those items for which your broker cannot vote result in broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. For proposals that require an affirmative vote of the majority of shares present and entitled to vote, abstentions will be counted towards the number of votes cast and will have the same effect as negative votes. However, abstentions will have no impact on the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite vote.
          The two individuals who have been properly nominated for election as directors and who receive the highest number of affirmative votes (among votes properly cast in person or by proxy) will be elected.
PROXIES
          If you properly sign and return the enclosed form of WHITE proxy, the shares represented thereby will be voted at the annual meeting in accordance with your instructions specified therein. If your WHITE proxy does not specify how the shares represented thereby are to be voted, the WHITE proxy will be voted FOR the election of the directors proposed by our board of directors unless the authority to vote for the election of such directors is withheld.

REVOCATION OF PROXY
          A stockholder of record may revoke a proxy at any time before it is voted at the annual meeting by (i) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 5870 Pacific Center Boulevard, San Diego, California 92121 or (ii) attending the annual meeting and voting in person. Attendance at the annual meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting by written ballot.
SOLICITATION AND COSTS
          We will bear the entire cost of soliciting proxies for the annual meeting, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or electronic mail by our directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. We have retained Georgeson Inc. to serve as our proxy solicitor in connection with the annual meeting. The total amount estimated to be spent in connection with the proxy solicitation is $35,000, however, if Michael Shack continues his proxy contest, the estimate could increase to $90,000. To date, total expenditures have been $25,000.
FINANCIAL INFORMATION
          Attached in Appendix 1 is certain financial information from our Form 10-K for the fiscal year ended December 31, 2007 that we originally filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2008. We have not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, we encourage you to review Appendix I together with any subsequent information we have filed with the SEC and our other publicly available information.

PROPOSAL 1—ELECTION OF DIRECTORS
          Our board of directors is divided into three classes of directors with staggered three-year terms, with each class consisting, as nearly possible, of one-third of the total number of directors. The board currently consists of seven persons. The class whose term of office expires and that is up for election at the Annual Meeting, the Class II Directors, currently consists of two directors: Messrs. Christopher J. Reinhard and John R. Costantino. A director elected to this class will serve for a term of three years, expiring at the 2011 annual meeting of stockholders, or until his earlier death, resignation or removal.
           None of the Company’s officers or directors have any substantial interest, direct or indirect, in any matter to be acted upon at the annual meeting of stockholders, except for the director nominees who will receive compensation if elected in connection with their service as directors in accordance with the terms of Company’s director compensation program. Information regarding the Company’s director compensation program is set forth in the section titled ‘Director Compensation’ beginning on page 29 below. The shares beneficially owned by the Company’s officers and directors is set forth in the section titled ‘Security Ownership of Certain Beneficial Owners and Management’ beginning on page 13 below. The nominating and corporate governance committee of the board has nominated Messrs. Christopher J. Reinhard and John R. Costantino for election to fill these positions. You can find information about Messrs. Reinhard and Costantino below.
          The persons named in the WHITE proxy card will vote such WHITE proxy for the election of Messrs. Reinhard and Costantino unless you indicate that your vote should be withheld. You cannot vote for a greater number of directors than two. If elected, Messrs. Reinhard and Costantino will continue in office until their successors have been duly elected and qualified, or until the earlier of their respective death, resignation or retirement. Messrs. Reinhard and Costantino have each indicated to the Company that they will agree to serve if elected and have consented to be named in the proxy statement. We do not anticipate that Messrs. Reinhard or Costantino will be unable to stand for election, but, if that happens, your WHITE proxy will be voted in favor of another person nominated by the board.
          The Board of Directors recommends a vote FOR the election of Messrs. Reinhard and Costantino as directors.
          A stockholder, H. Michael Shack, has filed a preliminary proxy statement, as amended, stating that, at the annual meeting, he intends to submit proposals to (i) amend the Company’s bylaws to allow a majority of the Company’s stockholders to fill vacancies on the board of directors resulting from the removal of any directors; (ii) amend the bylaws to increase the total number of directors to 11; (iii) remove three of the current directors for cause; (iv) elect four new directors to fill the newly created directorships pursuant to proposal (ii) or, in the alternative, if proposal (ii) is defeated, elect three new directors to fill the three vacancies created by the removal contained in proposal (iii); (v) vote on the election of two new Class II directors to serve for three year terms until the annual meeting of stockholders in 2011; and (vi) vote on a proposal that the Company may sell up to $20,000,000 of its securities to investors from time to time pursuant to one or more financing transactions. The Company does not intend to have Shack’s proposals, including his director nominees, brought before the annual meeting. Information regarding the Company’s reasons for not considering Shack’s proposals at the annual meeting is set forth in the section entitled “Other Matters” on page 33 below. The board of directors urges you to discard any proxy card that you may receive from Shack.

BOARD OF DIRECTORS
          The name, age, committee membership, if any, and term of each member of our board of directors is set forth below as of September 30, 2008:

			Term Expires at the
			Annual Meeting Held in
Name	Age	Position	the Year
Douglas Abel	46	Director	2009
John R. Costantino (1)(2)(3)	62	Director	2011
Todd C. Davis	47	Director	2010
Beverly A Huss (2)(3)	48	Director	2010
Lon E. Otremba (1)(2)(3)	51	Director	2010
Christopher J. Reinhard	54	Executive Chairman of the Board	2011
Robert B. Sherman (1)(2)(3)	66	Director	2009

(1)	Member of the audit committee of the board of directors.

(2)	Member of the compensation committee of the board of directors.

(3)	Member of the nominating and corporate governance committee of the board of directors.
Directors with a Term Ending at the 2008 Annual Meeting of Stockholders and Director Nominations for the Term Ending at the 2011 Annual Meeting of Stockholders
          At the annual meeting, our stockholders will vote on the election of Christopher J. Reinhard and John R. Costantino as Class II directors to serve for a three year term until the annual meeting of stockholders in 2011. Any proxy granted with respect to the annual meeting cannot be voted on for greater than two director nominees. Each of the board nominees listed in this proxy statement are current directors standing for re-election.
          Christopher J. Reinhard has been our executive chairman of our board of directors since June 2004. Since December 2003, Mr. Reinhard has also served as chairman of the board and chief executive officer of Cardium Therapeutics, Inc., a publicly-traded medical technology company. From July 2002 to December 2004, Mr. Reinhard served as chief executive officer of Collateral Therapeutics, Inc., a publicly-traded biotechnology company. Prior to the acquisition of Collateral Therapeutics, Inc. by Schering AG in July 2002, Mr. Reinhard worked for Collateral Therapeutics in a variety of roles from June 1995 to July 2002, including chief financial officer and president. Mr. Reinhard holds a B.S. in finance and an M.B.A. from Babson College.
          John R. Costantino has been a director since June 2006. Since January 2006, Mr. Costantino has also served as managing general partner of NGN Capital LLC, a venture capital advisory firm focusing on the healthcare and biotechnology industries. He has served as vice president of Walden Capital Partners since 1994, and has been a managing director at Walden Partners Ltd., a merchant bank providing consulting and investing services, since 1992. Mr. Costantino currently also serves on the board of directors of GE Funds, GE Investment Funds, Inc., GE Institutional Funds and GE LifeStyle Funds, each management investment companies. Mr. Costantino holds a B.S. from Fordham University and a J.D. from Fordham Law School. He is also a Certified Public Accountant.
          In February 2006, NGN Capital LLC purchased shares of our equity securities in a private placement financing. Mr. Costantino was appointed to the board in June 2006 in connection with the closing of this financing.
Director with a Term Ending at the 2009 Annual Meeting of Stockholders
          Douglas Abel has been a director since May 2008. Mr. Abel is the President, Chief Executive Officer and a director of Manhattan Pharmaceuticals, Inc., a publicly traded pharmaceutical company. From November 2004 to April 2005, Mr. Abel served as President and Chief Executive Officer of Tarpan Therapeutics, Inc., a privately-held biopharmaceutical company, until Tarpan Therapeutics, Inc. was acquired by Manhattan Pharmaceuticals, Inc. From August 2000 to November 2004, Mr. Abel served as Vice President of the dermatology business unit at Biogen Idec Inc. While at Biogen Idec Inc., he led more than 100 employees in support of the launch of AMEVIVE®. From December 1987 to August 2000, Mr. Abel worked at Allergan, Inc., with his most recent position being Director of Marketing BOTOX®. Mr. Abel holds an A.B. in Chemistry from Lafayette College and an M.B.A. from Temple University.

          In February 2008, the Company completed a financing arrangement with Cowen Healthcare Royalty Partners, L.P., or CHRP, to raise $21.5 million. In connection with this financing, the Company entered into an investor rights agreement with CHRP in which it agreed to elect two individuals designated by CHRP to the board, including: (i) an employee of CHRP, or the CHRP Director, and (ii) an individual with relevant experience in the Company’s industry and who is acceptable to a majority of the then serving directors on the Board, or the Industry Director. Mr. Abel has been appointed as the Industry Director. Mr. Abel will serve as a Class III director, with a term expiring at the 2009 annual meeting of the Company’s stockholders. The Company’s board will, subject to its fiduciary obligations, use commercially reasonable efforts to continue to nominate two individuals designated by CHRP to serve as the CHRP and Industry Directors at each election of directors until the earliest to occur of: (i) December 31, 2017, (ii) the date the cumulative payments to CHRP made by the Company pursuant to its agreements with CHRP first exceed a specified multiple of the consideration paid to the Company by CHRP or (iii) upon a change of control.
           Robert B. Sherman has been a director since October 2007. Mr. Sherman has been Chief Executive Officer of Double O Radio, a portfolio company of the Pilot Group, LLC, a private equity firm, since March 2008. He has also been a member of the Pilot Group, LLC since 2003. From 2002 to 2003 he was America Online, Inc.’s (AOL) President, Interactive Marketing. Prior to AOL, from 2001 to 2002, Mr. Sherman was president of Time Warner Cable Advertising Sales. He also formerly served as Executive Vice President of NBC’s owned and operated radio stations and Chief Executive Officer of the advertising agency Della Femina, Travisano, Sherman & Olken, whose clients have included USA Network and Fox Television. Mr. Sherman holds a B.A. in Psychology from Adelphi University.
Directors with a Term Ending at the 2010 Annual Meeting of Stockholders
           Todd C. Davis has been a director since February 2008. Mr. Davis is co-founder and managing director of Cowen Healthcare Royalty Management, LLC, the investment advisor to Cowen Healthcare Royalty Partners, L.P., or CHRP. Prior to founding CHRP in December of 2006, Mr. Davis was a partner at Paul Capital Partners, where he was focused on the activities of the Paul Royalty Funds, from November 2004 to October 2006. Prior to that, Mr. Davis was a partner at Apax Partners, a private equity fund from December 2001 to September 2004. Mr. Davis has extensive healthcare operating experience, having worked in business development and general management at Elan Pharmaceuticals, and in sales and marketing at Abbott Laboratories. Mr. Davis currently also serves on the board of directors of Ligand Pharmaceuticals. He is a former U.S. naval officer and holds a B.S. from the U.S. Naval Academy, and an M.B.A. from Harvard Business School.
          As discussed above, the Company completed a financing arrangement with CHRP to raise $21.5 million. In connection with this financing, Todd Davis was appointed to the board as the CHRP Director in February 2008. The Company’s board will, subject to its fiduciary obligations, use commercially reasonable efforts to continue to nominate two individuals designated by CHRP to serve as the CHRP and Industry Directors at each election of directors until the earliest to occur of: (i) December 31, 2017, (ii) the date the cumulative payments to CHRP made by the Company pursuant to its agreements with CHRP first exceed a specified multiple of the consideration paid to the Company by CHRP or (iii) upon a change of control.
          Beverly A. Huss has been a director since October 2007. Ms. Huss is Chief Executive Officer of Vibrynt, Inc., a venture-backed medical device company. From 2001 to 2005, Ms. Huss served as President, Endovascular Solutions and Vice President of Guidant Corporation where she was responsible for research and development, manufacturing, sales, marketing, finance, regulatory affairs, quality assurance, clinical affairs and human resources within Endovascular Solutions. Ms. Huss holds a B.S. in Metallurgical Engineering from University of Illinois and a Masters in Technology Management from Pepperdine University.
          Lon E. Otremba has been a director since March 2006. Since October 2006, Mr. Otremba has served as Chief Executive Officer of Access 360 Media, a privately held media company. Since 2005, Mr. Otremba has also been the Principal Managing Partner of Otremba Management Advisory LLC, a strategic and operational management advisory firm. Mr. Otremba also served as Chief Executive Officer and a director of Muzak, LLC, a provider of commercial music services, from 2003 to 2005. Prior to joining Muzak, Mr. Otremba served as Executive Vice President, Strategic Planning and Operations of the AOL Interactive Marketing Group of Time Warner from 2002 to 2003, and as Executive Vice President, Strategic Planning, of the AOL Time Warner Local Partnership Group from 2001 to 2002. Mr. Otremba currently serves on the board of directors of Cardium Therapeutics, Access 360 Media, Power Medical Interventions, GGL, and EEI Communications and as a trustee of Buckley Country Day School. Mr. Otremba holds a B.A. in marketing and economics from Michigan State University.
          We completed a series of private financings from December 2005 to March 2006. Mr. Otremba was appointed to the board in connection with the closing of these financings upon the recommendation of the lead placement agent for these financings.

DIRECTOR NOMINATIONS
          Criteria for Board Membership. In selecting candidates for appointment or re-election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board, seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Global Market (“Nasdaq”), and that members of our audit committee meet the financial literacy and sophistication requirements under Nasdaq’s rules and regulations, including that at least one of them qualifies as an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the “SEC”). Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to board duties.
          Stockholder Nominees. The nominating and corporate governance committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating and corporate governance committee c/o the Corporate Secretary and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our Bylaws and under the section titled, “Stockholder Proposals for 2009 Annual Meeting” below.
          Process for Identifying and Evaluating Nominees. The nominating and corporate governance committee believes we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will renominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on our board occurs between annual stockholder meetings, the nominating and corporate governance committee will seek out potential candidates for board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of our board, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating and corporate governance committee. Candidates meriting serious consideration will meet with all members of our board. Based on this input, the nominating and corporate governance committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the nominating and corporate governance committee should recommend to our board that this candidate be appointed to fill a current vacancy on our board, or presented for the approval of the stockholders, as appropriate.
          Although the nominating and corporate governance committee has not adopted a formal policy with respect to stockholder nominees, the nominating and corporate governance committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.
          Director Nominees. Each of the board nominees listed in this proxy statement are current directors standing for re-election..
          No Family Relationships. There are no family relationships among any of our directors or executive officers.
CORPORATE GOVERNANCE
          We strive to operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. We have implemented corporate governance procedures and guidelines to respond to the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and Nasdaq. We believe that our current corporate governance structure and procedures, including our board committees, comply with existing corporate governance requirements. We will strive to maintain our board and committees in full compliance with these corporate governance requirements on an ongoing basis. We will also continue to regularly monitor developments in the area of corporate governance.

Board and Committee Meetings and Actions
          Our board of directors met 10 times and acted by written consent 3 times during fiscal year 2007. Our audit committee met 9 times during fiscal year 2007. Our compensation committee met 7 times during fiscal year 2007. Our nominating and corporate governance committee met 4 times during fiscal year 2007. Each of the directors who served on the board and on the audit, compensation and nominating and corporate governance committees attended at least 75% of his or her respective board and committee meetings during fiscal year 2007, except for Daren Barone who attended 70% of the board meetings and 66% of the audit committee meetings.
Board Independence
          Our board has determined that the following directors are “independent” under Nasdaq’s current listing standards:
Douglas Abel
John R. Costantino
Todd C. Davis
Lon E. Otremba
Beverly A. Huss
Robert B. Sherman
          Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and our company are required to be disclosed and preclude a finding by our board that the director is independent. In addition to transactions required to be disclosed under SEC rules, our board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on our behalf.
Board Committees
          Our board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Pursuant to our amended and restated bylaws, our board may from time to time establish other committees to facilitate the management of our business and operations.
          Audit Committee. Our audit committee consists of Messrs. Sherman, Costantino and Otremba, with Mr. Sherman serving as its chair. The audit committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. We believe that our audit committee members meet the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by Nasdaq and the SEC. In addition, our board has determined that Mr. Costantino is an audit committee financial expert. We have made these determinations based on information received by our board, including questionnaires provided by the members of our audit committee. We intend to comply with future requirements established by Nasdaq or the SEC to the extent they become applicable to us. The audit committee is governed by a written charter approved by our board. The audit committee’s report is included in this proxy statement.
          Compensation Committee. Our compensation committee consists of Messrs. Costantino, Otremba, Sherman and Ms. Huss, with Mr. Otremba serving as its chair. The compensation committee’s principal responsibilities are to administer our stock plans and to set the salary and incentive compensation, including bonuses and stock option grants, for our executive chairman, our president and chief executive officer and our other executive officers. We believe that our compensation committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by Nasdaq and the SEC. We have made this determination based on information received by our board, including questionnaires provided by the members of our compensation committee. We intend to comply with future requirements established by Nasdaq or the SEC to the extent they become applicable to us. The compensation committee is governed by a written charter approved by our board. The compensation committee’s report is included in this proxy statement.

          Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Costantino, Otremba and Sherman, and Ms. Huss, with Mr. Costantino serving as its chair. The nominating and corporate governance committee is responsible for reviewing and making recommendations on the composition of our board and selection of directors, periodically assessing the functioning of our board and its committees, and making recommendations to our board regarding corporate governance matters and practices. We believe that our nominating and corporate governance committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Global Market and SEC rules and regulations. We have made this determination based on information received by our board, including questionnaires provided by the members of our nominating and corporate governance committee. We intend to comply with future requirements established by Nasdaq or the SEC to the extent they become applicable to us. The compensation committee is governed by a written charter approved by our board. The compensation committee also adopted written corporate governance guidelines for our company.
          Charters for our audit, compensation and nominating and corporate governance committees are available to the public at our website at www.artesmedical.com.
Communications with Directors
          Any stockholder who desires to contact any member of our board or management can write to:
Artes Medical, Inc.
Attn: Cheryl Monblatt Allen, Investor Relations
5870 Pacific Center Boulevard
San Diego, CA 92121
or send an e-mail to Cheryl Monblatt Allen, Investors Relations at callen@artesmedical.com.
          Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our audit committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the nominating and corporate governance committee. For all other matters, our investor relations personnel will, depending on the subject matter:
•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about our company, or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
          We have a policy of encouraging all directors to attend our annual stockholder meetings.
Compensation Committee Interlocks and Insider Participation
          No member of our compensation committee is an officer, former officer or employee of our company. No interlocking relationship exists between any of our executive officers or compensation committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.
Code of Business Conduct and Ethics
          We have adopted a code of business conduct and ethics that applies to all officers and employees, including our executive officers. This code of business conduct and ethics is posted on our website at www.artesmedical.com. Any amendments to, or waivers from, a provision of our code of business conduct and ethics that applies to any of our executive officers or directors will be posted on our website.

Corporate Governance Guidelines
          Our nominating and corporate governance committee adopted corporate governance guidelines to assist our board in exercising its responsibilities. These guidelines reflect our board’s commitment to building long-term stockholder value with an emphasis on corporate governance. We have posted a copy of the guidelines on our website at www.artesmedical.com. Copies of the guidelines may be obtained free of charge from our website. Any amendments to, or waivers from, a provision of our corporate governance guidelines that applies to any of our executive officers or directors will be posted on our website.
Comprehensive Compliance Program
          Our board has also adopted a comprehensive compliance program regarding our company’s commitment to comply with the rules, regulations and policies governing the marketing and sale of our products. We have posted a copy of this program on our website at www.artesmedical.com. Copies of the guidelines may be obtained free of charge from our website.
Form 10-K
          We filed an annual report on Form 10-K with the SEC on March 14, 2008, and amended our Form 10-K on April 22, 2008. Appendix I to this proxy statement includes certain financial information from our Form 10-K for the fiscal year ended December 31, 2007. Stockholders may obtain a copy of our annual report online at www.sec.gov, or without charge, by writing to our corporate secretary, at our principal executive offices located at 5870 Pacific Center Boulevard, San Diego, CA 92121.

EXECUTIVE OFFICERS
          Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers and significant employees as of September 30, 2008:

Name	Age	Position
Christopher J. Reinhard	54	Executive Chairman of the Board
Michael K. Green	52	Chief Financial Officer and Chief Operating Officer
Karla R. Kelly, J.D.	54	Chief Legal Officer, General Counsel and Corporate Secretary
Larry J. Braga	47	Vice President — Manufacturing
Susan A. Brodsky-Thalken	55	Vice President — U.S. Sales and Training
Frank M. Fazio	39	Vice President — Marketing
Karon J. Morell	59	Vice President — Regulatory Affairs and Quality Affairs
          Christopher J. Reinhard has been our executive chairman of our board of directors since June 2004. Since December 2003, Mr. Reinhard has also served as chairman of the board and chief executive officer of Cardium Therapeutics, Inc., a publicly-traded medical technology company. From July 2002 to December 2004, Mr. Reinhard served as chief executive officer of Collateral Therapeutics, Inc., a publicly-traded biotechnology company. Prior to the acquisition of Collateral Therapeutics, Inc. by Schering AG in July 2002, Mr. Reinhard worked for Collateral Therapeutics in a variety of roles from June 1995 to July 2002, including chief financial officer and president. Mr. Reinhard holds a B.S. in finance and an M.B.A. from Babson College.
          Michael K. Green has been our chief financial officer since May 2008 and our chief operating officer since September 2008. From October 2005 to May 2008, Mr. Green served as the chief operating officer and chief financial officer of Orchestra Therapeutics, Inc., a publicly-traded immuno-pharmaceutical company. From October 2003 to October 2005, he served as Orchestra Therapeutics, Inc.’s vice president, finance and chief financial officer. From May 1991 to September 2002, Mr. Green was senior vice president and chief financial officer of Synbiotics Corporation, a publicly traded animal health company. From May 1991 to October 1993, Mr. Green served as chief financial officer of Immunopharmaceutics Inc., a human pharmaceutical company, where he was responsible for all finance, accounting, administrative, human resources and MIS matters. Before that, Mr. Green spent 13 years with Price Waterhouse in various offices in the United States and Australia. Mr. Green co-authored the Price Waterhouse guidebook titled “Taking Your Company Public,” and the Price Waterhouse lecture series titled “Initial Public Offerings for Smaller Businesses.” Mr. Green holds a Bachelor of Business Studies degree from the New South Wales Institute of Technology in Sydney, Australia. Mr. Green is a C.P.A. and a Chartered Accountant.
          Karla R. Kelly, J.D. has been our chief legal officer since June 2006. Prior to that, she was our vice president, legal affairs from December 2005 to June 2006. She also has been our general counsel and corporate secretary since December 2005. Ms. Kelly has provided legal services to us since 1999. Prior to joining us, Ms. Kelly practiced out of her own law firm, Karla R. Kelly, a Professional Law Corporation, from February 2003 to December 2005. From August 1998 to January 2003, Ms. Kelly practiced as Special Counsel with the law firm Luce Forward Hamilton & Scripps LLP in San Diego, California. Ms. Kelly holds a B.A. in Nursing from the College of St. Catherine and a J.D. from the George Washington University National Law Center.
          Larry J. Braga has been our vice president, manufacturing since June 2005 and previously served as our senior director, Collagen Manufacturing since June 2004. From April 2000 to May 2004, he served as director of manufacturing at Anosys, Inc., a privately held vaccine development company. From November 1997 to April 2000, Mr. Braga served as senior process engineer at Cohesion Technologies Inc., a publicly-traded medical device company. Mr. Braga holds a B.S. in biological sciences from California State University in Hayward. He also holds a California pharmacy exemptee license.
          Susan A. Brodsky-Thalken has been our vice president, U.S. sales and training since October 2006. From April 2006 to October 2006, she served as our executive director, U.S. marketing and aesthetic market development. From February 2003 to April 2006, Ms. Brodsky-Thalken was a principal at AAP, Inc. providing consulting services to the aesthetic medical device industry. From April 2002 to January 2003, Ms. Brodsky-Thalken served as vice president, sales of INAMED Corporation, a publicly-traded medical device company. From February 1995 to March 2002, Ms. Brodsky-Thalken served as regional sales director for INAMED Corporation. Ms. Brodsky-Thalken studied biological science at San Francisco State University.
          Frank M. Fazio has been our vice president, marketing since June 2006. From March 2005 to May 2006, Mr. Fazio served as director, market development of INAMED Corporation, a publicly-traded medical device company. From May 2002 to March 2005, Mr. Fazio served as director, facial aesthetics of INAMED Corporation. From April 2001 to May 2002, Mr. Fazio was a principal at AMC Consulting, providing consulting services to companies in the medical device industry. Mr. Fazio holds a B.S. in molecular and cellular biology from the University of Arizona.
          Karon J. Morell has been our vice president, regulatory and quality affairs since December 2007. From April 2006 to November 2007, Ms. Morell served as vice president, quality assurance and regulatory affairs at IsoTis OrthoBiologics, now a division of Integra Life Sciences, a company that specializes in the research, development and manufacturing of bone grafts. From March 2004 to March 2006 Ms. Morell served as vice president, quality and regulatory affairs at Medegen MMS, a company that specializes in Class I and II devices for intravascular solutions. From November 1993 to February 2004, Ms. Morell held senior regulatory, quality and compliance positions at Nobel Biocare USA, Cardiac Science, Inc., and Newport Medical Instruments. Ms. Morell received her B.A. in Business Management from Southern California University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The following is a description of each transaction or series of transactions since the beginning of fiscal year 2007, to which we have been a party, and in which the amount involved did or may exceed $120,000 and in which any of our directors, named executive officers or other executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” below. We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties.
Issuances of Stock Options
See “Executive Compensation — Stock-Based Incentive Awards” for information pertaining to stock option grants by the Company to its officers and directors.
Employment Arrangements
          Information on our employment arrangements with our executive officers is located under the section titled “Employment Arrangements and Severance and Change in Control Benefits” in Executive Compensation below. On September 15, 2008, the Compensation Committee appointed Michael K. Green as Chief Operating Officer and Chief Financial Officer. The Committee set Mr. Green’s annual salary at $360,000. Mr. Green is eligible to receive a performance-based cash bonus award equal to up to 50% of his base salary. The actual bonus award Mr. Green receives will be prorated based on his service during fiscal 2008 and will be based on two equally weighted performance measures: (i) the Company’s success in achieving its corporate goals for fiscal year 2008, which were previously approved by the Committee and (ii) the individual goals set for Mr. Green by the Company’s Executive Chairman.
Director and Officer Indemnification Agreements
          In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and executive officers against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by these individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by these individuals in connection with any proceeding against them with respect to which they may be entitled to indemnification by us. We also intend to enter into these agreements with our future directors and executive officers.
Separation Agreement with Diane S. Goostree
          On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on the board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors.
          As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008. Under the terms of the Separation Agreement, we will pay Ms. Goostree the equivalent of 18 months of her base salary, less applicable payroll deductions and required withholdings, with $273,000 payable following the effective date of the Separation Agreement and $214,500 payable in six equal monthly installments over a six month period measured from the effective date of the Separation Agreement. In addition, we will pay or reimburse Ms. Goostree for the COBRA premiums required to insure Ms. Goostree and her legal dependents for a period not to exceed the earlier to occur of 18 months from the date of the Separation Agreement or the date Ms. Goostree is eligible to participate in another employer’s group insurance plan.
          We also agreed to accelerate the vesting of the common stock that Ms. Goostree may acquire under a stock option the Company granted to Ms. Goostree in February 2008. The option is exercisable for 93,024 shares of common stock at an exercise price of $2.20 per share. The Company also agreed to provide Ms. Goostree with an additional 24 months to exercise the February 2008 stock option as well as an additional 24 months to exercise two stock options granted to Ms. Goostree in 2006. Under the 2006 stock options, Ms. Goostree may acquire up to 63,723 shares of common stock at an exercise price of $5.31 per share and up to 21,567 shares of common stock at an exercise price of $7.86 per share. The parties agreed that all other stock options held by Ms. Goostree would terminate on the effective date of the Separation Agreement. The parties also entered into customary general releases as part of the agreement.
Separation Agreement with Peter C. Wulff
          On May 6, 2008, the Board of Directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer, effective immediately. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff. Under the terms of the Separation Agreement, we will pay Mr. Wulff the equivalent of 15 months of his base salary, less applicable payroll deductions and required withholdings, with $175,000 payable following the effective date of the Separation Agreement and $137,500 payable in six equal monthly installments over a six month period measured from the effective date of the Separation Agreement. In addition, we will pay or reimburse Mr. Wulff for the COBRA premiums required to insure Mr. Wulff and his legal dependents for a period not to exceed the earlier to occur of 15 months from the date of the Separation Agreement or the date Mr. Wulff is eligible to participate in another employer’s group insurance plan.

          We also agreed to accelerated the vesting of the common stock that Mr. Wulff may acquire under a stock option we granted to Mr. Wulff in February 2008. The option is exercisable for 26,391 shares of common stock at an exercise price of $2.20 per share. We also agreed to provide Mr. Wulff with an additional 24 months to exercise the February 2008 stock option as well as an additional 24 months to exercise two stock options granted to Mr. Wulff in 2005. Under the 2005 stock options, Mr. Wulff may acquire up to 51,959 shares of common stock at an exercise price of $5.31 per share. The parties agreed that all other stock options held by Mr. Wulff would terminate on the effective date of the Separation Agreement. The parties also entered into customary general releases as part of the agreement.
Revenue Financing Arrangement
     In February 2008, we completed a financing arrangement with CHRP in which we raised $21.5 million. Under a revenue interest financing and warrant purchase agreement, or Revenue Agreement, CHRP acquired the right to receive a revenue interest on our U.S. net product sales from October 2007 through December 2017. We are required to pay a revenue interest on U.S. net product sales of ArteFill®, any improvements to ArteFill®, any internally developed products and any products in-licensed or purchased by us, provided that such improvements, internally developed, in-licensed or purchased products are primarily used for or have an FDA-approved indication in the field of cosmetic, aesthetic or dermatologic procedures. The revenue interest payable to CHRP on net product sales starts as a high single digit rate and declines to a low single digit rate following the Company’s satisfaction of an aggregate net product sales threshold during the term of the agreement. The scope of the products subject to CHRP’s revenue interest narrows following the date the cumulative payments we make to CHRP first exceed a specified multiple of the consideration paid by CHRP for the revenue interest. In addition, we are required to make two lump sum payments of $7.5 million to CHRP, the first in January 2012 and the second in January 2013.
     In the event of (i) a change of control, (ii) a bankruptcy or other insolvency event, (iii) subject to a cure period, material breach of the covenants, representations or warranties in the financing documents, each a “put event”, CHRP has the right to require us to repurchase from CHRP its revenue interest at a price in cash which equals the greater of (a) a specified multiple of cumulative payments made by CHRP under the Revenue Agreement less the cumulative payments previously paid by us to CHRP under the Revenue Agreement; or (b) the amount which will provide CHRP, when taken together with the payments previously paid under the Revenue Agreement, a specified rate of return. The Revenue Agreement contains certain customary representations, warranties and indemnities.
     Under the Revenue Agreement, we issued CHRP a warrant to purchase 375,000 shares of common stock, at an exercise price equal to $3.13 per share. This warrant has a 5 year term, and allows for cashless exercise.
     As part of the financing, we also entered into a note and warrant purchase agreement or the Note and Warrant Agreement with CHRP pursuant to which we agreed to issue and sell to CHRP, at the closing of the financing, a 10% senior secured note in the principal amount of $6,500,000. The note has a term of five (5) years and bears interest at 10% per annum, payable monthly in arrears. We have the option to prepay all or a portion of the note at a premium. In the event of an event of default, with “event of default” defined as (i) a put event, (ii) a failure to pay the note when due, (iii) our material breach of its covenants and agreements in the Note and Warrant Agreement, (iv) our failure to perform an existing agreement with a third party that accelerates the majority of any debt in excess of $500,000 or (v) subject to a cure period, material breach of the covenants, representations or warranties in the financing documents, the outstanding principal and interest in the note, plus the prepayment premium, shall become immediately due and payable.
     Under the Note and Warrant Agreement, we issued CHRP a warrant to purchase 1,300,000 shares of common stock, at an exercise price equal to $5.00 per share. This warrant has a 5 year term, and allows for cashless exercise.
     Under the Revenue Agreement and the Note and Warrant Agreement, we have agreed not to, without the prior written consent of CHRP: (i) create any liens, other than specific permitted liens, (ii) sell or dispose of all of any material part of its business or property, (iii) merge or consolidate with or into any other business organization, with limited exceptions, (iv) incur any debt other than specific permitted debt, and (v) pay any distributions or dividends to holders of its capital stock. We have also agreed to take actions to maintain CHRP’s security interests and to take commercially reasonable actions to maintain its intellectual property and other assets.
     Pursuant to the terms of the Revenue Agreement and the Note and Warrant Agreement, we entered into security agreements in favor of CHRP to secure our performance under the financing documents. Under the security agreement contemplated by the Revenue Agreement, we granted to CHRP a security interest in and to the rights underlying the revenue interest, including our intellectual property, regulatory approvals, clinical data, license and other rights related to ArteFill® and to any other products included in the revenue interest, or the Underlying Rights. We also granted to CHRP a second priority interest in the Underlying Rights, and a first priority interest in all other assets of the Company, under the security agreement contemplated by the Note and Warrant Agreement. Subject to certain limits, the security agreements permit us to obtain a revolving line of credit secured by our inventory and accounts receivable.

     In addition to the security agreements, we entered into a joint bank account arrangement with CHRP that provides that the revenue interest percentage will be transferred each business day to CHRP.
     We and CHRP also entered into an investor rights agreement, under which we agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission to register the resale of the shares underlying the warrants issued to CHRP. Under the investor rights agreement, we also agreed to elect two individuals designated by CHRP to our Board of Directors, including: (i) an employee of CHRP, or the CHRP Director, and (ii) an individual with relevant experience in the Company’s industry and who is acceptable to a majority of the then serving directors on the Board, or the Industry Director. CHRP has elected Todd Davis and Douglas Abel as its two designated representatives.
September 2008 Private Placement
          On September 26, 2008, we completed a financing with accredited investors, raising approximately $2.4 million from the private placement of our common stock and related warrants. We issued approximately 2,735,817 shares of common stock at a purchase price of $0.73 per share. We also issued these investors warrants to purchase an additional 1,367,916 shares of common stock at an exercise price of $0.75 per share. The warrants will be exercisable no sooner than six months following the closing of the private placement and will expire on March 26, 2014. In addition, we issued 497,228 shares of common stock at a purchase price of $0.8125 per share and warrants to purchase 248,616 shares of common stock, at an exercise price of $0.75 per share, to investors who may be deemed to be affiliated with John R. Costantino, a member of our board of directors. Of these amounts, NGN BioMed Opportunity I, L.P. purchased 178,584 shares and warrants to purchase 89,292 shares of common stock; and NGN BioMed Opportunity I GmbH &Co. Beteiligungs KG purchased 129,107 shares and warrants to purchase 64,554 shares of common stock.
          Empire Asset Management Company served as the placement agent for the transaction. Under the terms of the engagement agreement, we paid Empire a cash fee equal to 8% of the aggregate proceeds raised in the financing and issued warrants to purchase up to 218,865 shares of common stock at an exercise price of $0.73 per share, up to 129,322 shares of common stock at an exercise price of $0.75 and up to 39,778 shares of common stock at an exercise price of $0.8125 per share.
          In connection with the financing, we agreed that the investors will be entitled to certain registration rights with respect to the common stock purchased and the common stock underlying the warrants in connection with a registered offering we conduct in the future. The warrants contain full-ratchet anti-dilution provisions for twelve months and weighted-average anti-dilution provisions after twelve months, subject to any stockholder approval required by applicable rules of the Nasdaq Global Market. We also granted the investors the right to participate, on the same terms as new investors, in any follow-on financing within six months of the closing of the financing on a pro-rata basis.
Company Policy Regarding Related Party Transactions
          It is our policy that the audit committee approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the audit committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information regarding ownership of our common stock as of September 30, 2008 (or such other date as provided below) by (i) each person known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each named executive officer listed in the compensation tables under “Executive Compensation” below and (iv) all of our directors and executive officers as a group. Each stockholder’s percentage ownership is based on 19,742,285 shares of our common stock outstanding as of September 30, 2008. The information in this table is based solely on statements in filings with the SEC or other reliable information.

	Amount and Nature of	Percentage of
Name and Address of Beneficial Owner(1)	Beneficial Owned(2)	Class
Principal Stockholders
NGN Capital LLC(3)	1,420,128	7.1%
369 Lexington Avenue, 17th Floor
New York, New York
Directors, Director Nominees and Executive Officers
Douglas Abel(4)	6,250	*
Michael K. Green(5)	20,625	*
Susan A. Brodsky-Thalken(6)	76,711	*
Frank M. Fazio(7)	52,579	*
Christopher J. Reinhard(8)	317,450	1.6%
John R. Costantino(3)	1,420,128	7.1%
Lon E. Otremba(9)	37,035	*
Beverly A. Huss(10)	5,882	*
Robert B. Sherman(10)	5,882	*
Todd C. Davis(11)	384,375	1.9%
Diane S. Goostree (12) **	202,514	1.0%
Peter C. Wulff (13)***	88,350	*
All directors and executive officers as a group (14 persons)(14)	2,497,865	12.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

**	On May 12, 2008, the Company’s Board of Directors accepted the resignation of Diane S. Goostree as the Company’s Chief Executive Officer and President and as a director on the Company’s Board of Directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its Board of Directors. As part of her resignation, the Company entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

***	On May 6, 2008, the Board of Directors accepted the resignation of Peter C. Wulff as the Company’s Executive Vice President and Chief Financial Officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, the Company and Mr. Wulff entered into a Separation Agreement and General Release on May 4, 2008.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Artes Medical, Inc., 5870 Pacific Center Boulevard, San Diego, California 92121.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from September 30, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)	Includes (i) 722,566 shares of common stock held by NGN BioMed Opportunity I, L.P., (ii) 81,938 shares of common stock issuable to NGN BioMed Opportunity I, L.P. upon the exercise of warrants vested as of 60 days following September 30, 2008, (iii) 522,378 shares of common stock held by NGN BioMed Opportunity I GmbH & Co. Beteiligungs KG (iv) 59,237 shares of common stock issuable to NGN BioMed Opportunity I GmbH & Co. Beteiligungs KG upon exercise of warrants vested as of 60 days following September 30, 2008 and (v) 34,009 shares issuable to NGN Capital LLC upon the exercise of options vested as of 60 days following September 30, 2008. NGN BioMed I, GP, L.P., which is the sole general partner of NGN BioMed Opportunity I, L.P., and NGN Capital LLC, which is the sole general partner of NGN BioMed I, GP, L.P. and the managing limited partner of NGN BioMed Opportunity I, GmbH & Co. Beteiligungs KG, each may be deemed to share voting and investment power with respect to all shares held by those entities. John R. Costantino is Managing General Partner of NGN Capital LLC and therefore may be deemed to share voting power and investment power with respect to all shares held by those entities. Mr. Costantino disclaims beneficial ownership of such shares.

(4)	Includes 6,250 shares of common stock issuable to Mr. Abel upon the exercise of options vested as of 60 days following September 30, 2008. Excludes 6,250 restricted stock units granted to Mr. Abel that vest on May 29, 2009.

(5)	Includes 20,625 shares of common stock issuable to Mr. Green upon the exercise of options vested as of 60 days following September 30, 2008.

(6)	Includes 54,318 shares of common stock issuable to Ms. Brodsky-Thalken upon the exercise of options vested as of 60 days following September 30, 2008.

(7)	Includes 52,579 shares of common stock issuable to Frank M. Fazio upon the exercise of options vested as of 60 days following September 30, 2008.

(8)	Includes (i) 74,121 shares of common stock held by Christopher J. Reinhard, (ii) 195,293 shares of common stock issuable to Mr. Reinhard upon the exercise of warrants vested as of 60 days following September 30, 2008 and (iii) 48,036 shares of common stock issuable to Mr. Reinhard upon exercise of options vested as of 60 days following September 30, 2008.

(9)	Includes (i) 9,411 shares of common stock held by Lon E. Otremba, (ii) 1,882 shares of common stock issuable to Mr. Otremba upon the exercise of warrants vested as of 60 days following September 30, 2008 and (iii) 25,742 shares of common stock issuable to Mr. Otremba upon the exercise of options vested as of 60 days following September 30, 2008.

(10)	Includes 5,882 shares of common stock issuable to both Beverly A. Huss and Robert B. Sherman upon the exercise of options vested as of 60 days following September 30, 2008.

(11)	Includes (i) warrants to purchase 375,000 shares of common stock exercisable anytime on or after February 11, 2008 issued to Cowen Healthcare Royalty Partners, L.P., or CHRP, and (ii) 9,375 shares of common stock issuable to Todd C. Davis upon the exercise of options vested as of 60 days following September 30, 2008. Excludes (i) a warrant held by CHRP to purchase 1,300,000 shares of common stock exercisable anytime on or after February 11, 2009, and (ii) 6,250 restricted stock units granted to Mr. Davis that vest on February 13, 2009. Mr. Davis is co-founder and managing director of Cowen Healthcare Royalty Management, LLC, the investment advisor to CHRP, and therefore may be deemed to share voting power and investment power with respect to all shares held by those entities. Mr. Davis disclaims beneficial ownership of such shares.

(12)	Includes 178,314 shares of common stock issuable to Diane S. Goostree upon the exercise of options vested as of 60 days following September 30, 2008.

(13)	Includes 78,350 shares of common stock issuable to Peter C. Wulff upon the exercise of options vested as of 60 days following September 30, 2008.

(14)	Includes 431,105 shares of common stock issuable upon the exercise of options vested as of 60 days following September 30, 2008. Excludes shares held by Diane S. Goodtree and Peter C. Wulff as these individuals are no longer providing services to our company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Under Section 16(a) of the Securities Exchange Act of 1934 and rules and regulations promulgated by the SEC, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of reports provided to us pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, we believe that during fiscal year 2007, such SEC filing requirements were satisfied, with the exception of Diane Goostree, who filed a late Form 4 on April 25, 2007, Robert Sherman, who filed a late Form 4 on November 20, 2007 and Beverly Huss, who filed a late Form 4 on November 20, 2007, in connection with option grants made to these individuals.
EQUITY COMPENSATION PLAN INFORMATION
          The following table provides information as of September 30, 2008 with respect to the shares of our common stock that may be issued under our equity compensation plans:

				Number of Securities
	Number of Securities to		Weighted Average	Remaining Available for
	be Issued Upon Exercise		Exercise Price of	Future Issuance Under
	Exercise of Outstanding		Outstanding Options,	Equity Compensation
	Options, Warrants		Weighted Average	Plans (Excluding Securities
	and Rights		Warrants and Rights	Reflected in the First Column)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by stockholders	2,937,070	(1)	$5.21	2,066,287	(2)
Equity compensation plans not approved by stockholders(3)	335,761		$4.66	—

Total:	3,272,831		$5.15	2,066,287

(1)	Includes (i) options issued pursuant to our 2000 Stock Option Plan to purchase up to 25,880 shares of common stock, (ii) options issued pursuant to our Amended and Restated 2001 Stock Option Plan to purchase up to 1,230,015 shares of common stock and (iii) options issued pursuant to our 2006 Equity Incentive Plan to purchase up to 1,681,175 shares of common stock.

(2)	Includes 5,882,353 authorized and issuable option shares of our common stock under our 2006 Equity Incentive Plan less (i) outstanding options to purchase up to 2,937,070 shares of common stock and (ii) 878,996 shares of common stock issued upon the exercise of options issued or expired under our 2000 Stock Option Plan and 2001 Stock Option Plan.

(3)	Includes (i) options to purchase up to 29,880 shares of common stock pursuant to individual option grants issued prior to our initial public offering in 2006 and (ii) warrants to purchase up to 305,881 shares of common stock pursuant to warrants issued to employees, directors and service providers prior to our initial public offering in 2006.

EXECUTIVE COMPENSATION
          The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers.
          Our compensation program is designed to attract and retain talented employees, motivate them to achieve our key financial, operational and strategic goals and reward them for superior performance. We believe that attracting and retaining high caliber employees and providing them with appropriate performance incentives are critical steps to helping us achieve our corporate goals and build long-term value for our stockholders.
Overview of Compensation Program
     The elements of our compensation program are geared toward providing our executives with both short-term and long-term performance incentives, with the overall objective to motivate our executives to help us achieve our corporate goals and build long-term value for our stockholders. The elements of our compensation program include:
•	Base salary;

•	Annual performance-based cash bonus awards; and

•	Long-term stock-based incentive awards.
     We also provide our executives with insurance and a limited number of additional benefits that are typical for companies in our industry. Each of these compensation elements is described in more detail below.
     In determining the relevant amounts for each of these compensation elements to be awarded to our executives, our compensation committee considers the following objectives:
•	A Substantial Portion of Executive Compensation Should Be Performance-Based. We believe that a substantial portion of the compensation received by each of our executives should be directly tied to, and contingent upon, the performance of our company as a whole and the executive’s individual contribution and performance. To support this objective, our compensation committee established an Annual Bonus Incentive Plan (the “Bonus Plan”) in April 2007. The Bonus Plan is designed to align each eligible executive’s efforts with our key financial, operational and strategic goals by providing an opportunity for the executive to earn an annual cash bonus with amounts determined by considering our success in achieving our corporate goals and the executive’s success in achieving individual performance goals. The performance-based cash bonus awards payable to our executive chairman and our chief executive officer are based almost entirely on our success in achieving our corporate goals. Our corporate goals for fiscal year 2008 includes achieving sales targets for ArteFill and controlling our operating expenses.

•	Stock-Based Incentive Awards Should Comprise a Substantial Portion of Executive Compensation. We believe that a substantial portion of executive compensation should be delivered in the form of stock-based incentive awards in order to align the long-term interests of our executives with those of our stockholders and to provide a retention incentive to our executives.

•	Our Executive Compensation Should Be Competitive and Fair. In order to help us attract and retain talented executives, we believe that our compensation programs should be competitive when compared to our peers but also be perceived as fair, when considered both externally as well as internally. Because we compete with many larger companies for top executive-level talent, our compensation committee generally targets overall compensation for our executives at approximately the 50th percentile of the compensation paid to similarly situated executives at our peer group companies.
Compensation Process
     Our compensation committee is responsible for establishing our compensation philosophy and setting the compensation levels for our executives, including base salaries, target performance-based cash bonus awards and stock-based incentive awards. The compensation committee is responsible for approving the corporate goals and individual performance goals for each of our executive officers for purposes of the performance-based cash bonus awards. To assist the compensation committee, our executive chairman, our chief executive officer and our senior director of human resources prepare a report at the beginning of each fiscal year recommending base salaries, stock-based incentive awards, corporate goals for the fiscal year and individual performance goals for each executive officer. In addition to this report, our compensation committee considers relevant market compensation data. The compensation committee in its sole discretion may accept or adjust the compensation recommendations it is provided by our executive chairman, our chief executive officer and our senior director of human resources. No executive officer is allowed to be present at the time his or her compensation is being discussed or determined by the compensation committee.
     After the end of each fiscal year, our compensation committee also determines the performance-based cash bonus awards our executive officers should be paid for the prior fiscal year. In making this determination, our compensation committee evaluates our success in achieving our corporate goals during the past fiscal year and evaluates each executive officer’s contributions and success in achieving their individual performance goals during the past fiscal year. To assist in this process, our executive chairman, our chief executive officer and our senior director of human resources evaluate and prepare a report for the compensation committee regarding the individual performance of each of our executive officers, other than our executive chairman and our chief executive officer who are evaluated directly by the compensation committee. Based on this information, our compensation committee determines what percentage of the individual cash bonus targets each of our executive officers should receive for the past fiscal year.

Market Compensation Data
     Our compensation committee considers relevant market data in setting the compensation for our executive officers. Our compensation committee engaged the services of an executive compensation consulting firm, Compensia, Inc., to evaluate each element of the compensation we paid to our executive officers during fiscal year 2007 and fiscal year 2008. Compensia prepared an analysis of competitive market data for our compensation committee using the Radford Global Life Sciences Survey and three industry peer group surveys prepared by Compensia.
     Based on Compensia’s recommendation, our compensation committee determined that one of the peer group surveys, the “Revenue/Market Cap Peers” survey, was the most appropriate survey to consider in evaluating the salary of our chief executive officer. Our compensation committee, again based on Compensia’s recommendation, determined that it should consider both the Radford Global Life Sciences Survey and the Revenue/Market Cap Peers survey in evaluating the salaries of our other executives.
     The Radford Global Life Sciences Survey provides executive compensation data for companies in the following industries: biotechnology, pharmaceutical, medical device, diagnostic and clinical research organizations. The Revenue/Market Cap Peers survey includes compensation data from the following 18 medical device companies. These companies averaged less than $61 million in annual revenues and had average market valuations of less than $310 million when the survey was prepared during the first quarter of 2007.

•	Abiomed, Inc.	•	Aspect Medical Systems, Inc.	•	Biolase Technology, Inc.
•	Candela Corporation	•	Cepheid	•	Cholestech Corporation
•	Cutera, Inc.	•	Cynosure, Inc.	•	Isolagen, Inc.
•	Micrus Endovascular Corporation	•	Nanogen, Inc.	•	Natus Medical Incorporated
•	NeuroMetrix, Inc.	•	Orthovita, Inc.	•	Photomedex, Inc.
•	Rita Medical Systems, Inc.	•	Staar Surgical Company	•	Thermage, Inc.
Components of Executive Compensation
     As indicated above, we compensate our executives through a combination of short-term and long-term incentives that are designed to motivate our executives to help us achieve our key financial, operational and strategic goals and build long-term value for our stockholders.
Base Salary
     We provide our executive officers with a base salary to compensate them for services provided to us during the fiscal year. In setting base salaries for our executive officers, our compensation committee considers the executive’s position, our success in achieving our corporate goals, the individual’s contribution and performance during the prior fiscal year and relevant market data. The compensation committee also considers the evaluations and recommendations proposed by our executive chairman, our chief executive officer and our senior director of human resources. The compensation committee evaluates and sets the base salaries for our executives on an annual basis following annual performance reviews, as well as upon a promotion or other change in responsibility.
     Fiscal Year 2007. In setting the base salaries for our executives for fiscal year 2007, our compensation committee considered the executive’s position, our success in achieving our corporate goals during fiscal year 2006, the individual performance and contribution of the executive during fiscal year 2006 and the evaluations and recommendations proposed by our executive chairman, our chief executive officer and our senior director of human resources. It also reviewed the market survey data provided by Compensia. This data showed that the base salaries for our executive officers, other than the two vice presidents hired during fiscal year 2006, were significantly below the 50th percentile of our peer companies. In February 2007, our compensation committee decided that the base salaries for our executive officers should be increased so that they would approximate the 50th percentile of our peer companies.

     Fiscal Year 2008. For fiscal year 2008, the compensation committee considered that in fiscal 2007 the salaries of our executive officers had been increased to approximately the 50th percentile of our peer companies, the Company’s performance during fiscal 2007 and the Company’s stock price and financial status. The compensation committed also considered the individual performance and contribution of each executive during fiscal year 2007 and the evaluations and recommendations proposed by our executive chairman, our chief executive officer and our senior director of human resources. Based on these factors, the compensation committee elected not to make any changes to the salaries of our named executive officers for fiscal year 2008. The base salaries for our named executive officers for fiscal year 2008 are as follows:

Name and Title	Base Salary
Christopher J. Reinhard,	$150,000
Executive Chairman of the Board
Diane S. Goostree (1)	$325,000
Former Chief Executive Officer and President
Peter C. Wulff (2)	$250,000
Former Executive Vice President and Chief Financial Officer
Susan A. Brodsky-Thalken,	$235,000
Vice President — U.S. Sales and Training
Frank M. Fazio,	$242,000
Vice President — Marketing

(1)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

(2)	On May 6, 2008, the board of directors accepted the resignation of Peter C. Wulff as our executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

     On May 6, 2008, the board of directors appointed Michael K. Green as chief financial officer. Under the terms of his offer letter, Mr. Green receives a base salary of $300,000 per year.
Performance-Based Cash Bonus Awards
     In April 2007, our compensation committee established a written Annual Bonus Incentive Plan (the “Bonus Plan”) for our executive officers and other eligible employees. The Bonus Plan is designed to align each eligible employee’s efforts with our financial, operational and strategic goals by providing an opportunity for the employee to earn an annual cash bonus with amounts determined by overall achievement of corporate goals and individual goals. The Bonus Plan is governed by the compensation committee. Our chief executive officer, with assistance from our senior director of human resources and executive chairman, is responsible for administrating the Bonus Plan. All employees, including our executives, are eligible to participate in the Bonus Plan if they have been a full-time employee for three consecutive months prior to the end the fiscal year, had an acceptable performance rating on their most recent performance review and are not on a performance improvement plan.
     Our compensation committee is responsible for setting the target bonus amounts for our executives and other eligible employees, and approving the overall target bonus amounts that are available under the Bonus Plan. The target bonus amounts for each eligible employee will generally be set at a percentage of his or her base salary. The bonus payments an eligible employee receives will be based on two equally weighted performance measures, corporate goals and individual goals. Our chief executive officer is responsible for establishing specific written corporate goals for the Bonus Plan year, which goals are subject to approval by our compensation committee. Our senior executives will establish departmental goals for each of their respective departments, which goals are subject to approval by our chief executive officer. Our department heads will work with their departments to set the appropriate objectives for their team and individual goals for each eligible employee.
     After the end of each fiscal year, the compensation committee is responsible for setting the actual bonus amounts to be awarded. To assist our compensation committee, each year: (i) our chief executive officer provides the compensation committee with documentation regarding full or partial achievement of each corporate goal, along with a recommended percentage reflecting our overall achievement of the corporate goals, (ii) each employee provides a written summary of their success in achieving their individual goals, including a proposed overall percentage accomplishment and (iii) the employee’s supervisor writes a final assessment and determines the overall percent accomplishment (the supervisor’s evaluation is reviewed by a human resources officer and approved by our chief executive officer). The average of the corporate goals success percentage and the individual goals success percentage is multiplied by the employee’s target bonus amount to determine the actual bonus amount paid to an employee. Actual amounts payable can range from 0 to 100% of the target amounts, based upon the extent to which performance under each criterion meets, exceeds or is below target. To reward exceptional performance in certain circumstances, the compensation committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments are not an entitlement and may be decreased at the sole discretion of the compensation committee. We may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid.
     Fiscal Year 2007. Our board approved nine corporate goals for fiscal year 2007. These goals involved financial, operational and strategic objectives including, but not limited to: our financial performance during fiscal year 2007, enhancing the product labeling for ArteFill, increasing our manufacturing capabilities, expanding our product offerings and exploiting the non-strategic applications for ArteFill and our related microsphere technology platform and adding additional qualified directors to our board. In February 2008, our compensation committee evaluated the Company’s achievement of the corporate goals and individual goals, and determined that our named executive officers should not receive any cash bonuses for fiscal year 2007.
     Fiscal Year 2008. For fiscal year 2008, our board approved goals that include: achieving our sales targets, managing our operating costs in accordance with our plan, and increasing the number of physician customers and their use of ArteFill in their practices. Although the corporate and individual performance goals are intended to be achievable, an award of the full target cash bonus amount will require very high levels of both individual and company performance. For fiscal year 2008, the target bonus amounts for our named executive officers are as follows:

	Target as a	Target
	Percentage of	Bonus
Name and Title	Base Salary	Amount
Christopher J. Reinhard,	50%	$75,000
Executive Chairman of the Board
Diane S. Goostree (1)	50%	$162,500
Former Chief Executive Officer and President
Peter C. Wulff (2)	35%	$87,500
Former Executive Vice President and Chief Financial Officer
Susan A. Brodsky-Thalken,	30%	$70,500
Vice President — U.S. Sales and Training
Frank M. Fazio,	30%	$72,600
Vice President — Marketing

(1)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

(2)	On May 6, 2008, the board of directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

     On May 6, 2008, the board of directors appointed Michael K. Green as chief financial officer. Mr. Green is eligible to receive a performance-based cash bonus award equal to up to 50% of his base salary.
Stock-Based Incentive Awards
     In addition to our performance-based cash bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock. We believe that stock option awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value.
     Our executive officers receive a stock option award in connection with their initial hire and following promotions. Our executives may also receive stock option awards on an annual basis. To assist the compensation committee, we have developed guidelines for initial and annual stock option awards. The guidelines for initial grants are based on the executive’s position and the guidelines for annual grants are generally designed to replace the number of options initially granted to the executive at hiring that vest after one year, or 25% of the hiring grant award for the executive. The actual number of options for an executive may be higher or lower than these guidelines, based on their individual performance or extraordinary achievements.
     Fiscal Year 2007. In analyzing whether to make additional stock option awards to our executive officers for fiscal year 2007, our compensation committee considered the executive’s position, our success in achieving our corporate goals during fiscal year 2006, the individual performance and contributions of the executive during fiscal year 2006 and the base salary and other compensation payable to the executive. It also reviewed the market data provided by Compensia, which indicated that the equity awards held by our executive officers (other than our chief executive officer) were generally at the 50th percentile of our peer companies.
     In February 2007, our compensation committee issued Diane S. Goostree, our former chief executive officer, a stock option under our 2006 Plan to purchase up to 300,000 shares of common stock at an exercise price of $9.96 per share.
     In addition, we granted stock options to our executive officers, excluding our chief executive officer, in June 2007, as part of our annual grant program for all employees.

     Fiscal Year 2008. The compensation committee approved stock option awards to our executive officers in February 2008. In making these awards, the compensation committee considered the Company’s guidelines for annual grants based on the executive’s title, the executive’s performance during fiscal year 2007 and the compensation committee’s decision not to award our executive officers any performance-based cash bonus awards for fiscal year 2007. Our named executive officers received the following stock option awards for fiscal year 2008:

Number of
Shares of
Name and Title	Common Stock
Christopher J. Reinhard,	—
Executive Chairman of the Board
Diane S. Goostree, (1)	93,024
Former Chief Executive Officer, President and Director
Peter C. Wulff, (2)	26,391
Former Executive Vice President and Chief Financial Officer
Susan A. Brodsky-Thalken,	43,102
Vice President — U.S. Sales and Training
Frank M. Fazio,	43,949
Vice President — Marketing

(1)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

(2)	On May 6, 2008, the Board of Directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

     These stock options have an exercise price of $2.20 per share, the closing sale price of our common stock as reported on the Nasdaq Global Market on the grant date. The stock options vest over four years, with 25% of the option shares vesting 12 months after the grant date, and the remaining 75% of the option shares vesting in 36 equal monthly installments thereafter. The stock options will automatically terminate on February 27, 2009, without any vesting, if the Company fails to satisfy a revenue milestone set by the compensation committee for fiscal year 2008. The stock options may be accelerated in the event of certain corporate transactions as provided in the 2006 Plan.
     On May 6, 2008, the board of directors appointed Michael K. Green chief financial officer. The compensation committee issued Mr. Green an option to purchase 165,000 shares of our common stock with an exercise price of $1.17 per share, the closing bid price of our common stock as reported on the NASDAQ Global Market on May 6, 2008, the date of grant. The option shares vest and become exercisable in accordance with the following schedule: 12.5% of the option shares vest on November 6, 2008, and the remainder of the option shares vest in 42 equal monthly installments thereafter.
Stock and Option Grant Practices
          Our compensation committee adopted a policy by which all stock and option awards to new and current employees, including our executive officers, are granted on a quarterly basis at pre-determined meeting dates of the compensation committee. Our compensation committee grants the equity awards in accordance with the dates fixed by this policy whether or not we are aware of any material non-public information (whether positive or negative) at the time of grant. Because the equity awards typically do not vest or have any realizable value for at least 12 months, we do not believe it is important whether we are aware of any material non-public information on the date of grant. The amount of realizable value related to such awards will be determined by our stock price on the date the awards vest and therefore will be determined by our financial performance in the time prior to vesting. Whether the stock price moves up or down shortly after the grant date is largely irrelevant for purposes of the equity awards.

          The exercise price of any option grant is determined by reference to the fair market value of such shares, which the 2006 Plan defines as the closing price of our common stock on the Nasdaq Global Market on the date of grant. Prior to completing our initial public offering, the exercise price for a stock option was determined by our board. However, because options granted both before and after the completion of our initial public offering have been granted at fair market value, such options only have cash value to the holder to the extent that the stock price of our common stock increases during the term of the option. The majority of our option grants vest over forty-eight months.
Other Benefits
     In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:
     Health Insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.
     Life and Disability Insurance. We provide each of our executives with the same disability and/or life insurance as we make available to our other eligible employees.
     Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) contributory defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan.
     Nonqualified Deferred Compensation. We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.
     Perquisites. We limit the perquisites that we make available to our executive officers. Our executives are entitled to few benefits such as relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.
Sales Incentives Plan
     We have established a sales incentives plan for employees in our sales organization. None of our executive officers are eligible to participate in this plan.
Employment Agreements and Potential Payments Upon Termination or Change of Control
     Former Chief Executive Officer: We entered into a Severance Protection Agreement, dated August 7, 2007, with Ms. Goostree. The Severance Protection Agreement was terminated as part of the Separation Agreement and General Release entered into with Ms. Goostree on May 14, 2008. See “Certain Relationships and Related Transactions — Separation Agreement with Diane S. Goostree.”
     Other Named Executive Officers: We entered into Change of Control Agreements with our named executive officers, including: Christopher J. Reinhard, Peter C. Wulff, Susan A. Brodsky-Thalken and Frank M. Fazio. Our board determined that entering into these agreements was in our and our stockholders best interests to provide an incentive to each of these executives to continue in the service of us and to aid in any future change of control event. The Change of Control Agreement with Mr. Wulff was terminated as part of the Separation Agreement and General Release entered into with Mr. Wulff on May 4, 2008. See “Certain Relationships and Related Transactions — Separation Agreement with Peter C. Wulff.”
     The Change of Control Agreements provide that in the event of a change of control, 50% of the employee’s then unvested option shares will automatically vest, if (i) the employee provides services to us as an employee or a consultant continuously through the closing date of such change of control or (ii) employee’s employment with us ends by reason of an involuntary termination within three months prior to the closing date of such change of control. All remaining unvested option shares will automatically vest should employee’s employment be terminated by reason of an involuntary termination on or within 24 months following the closing date of the change of control.

     The Agreement also provides that if employee’s employment with us or the surviving company ends by reason of an involuntary termination within three months prior to the closing date of a change of control or within 24 months following the closing date of the change of control, we will pay the employee severance equal to: (i) six months of the employee’s base salary, plus (ii) any earned, but not yet paid, pending bonus from a completed calendar year, plus (iii) the product of (A) the average amount of the bonus, if any, employee received from us in connection with employee’s services to us during the last three fiscal years prior to the effective date of the involuntary termination and (B) the number of days between the last day of the fiscal year preceding the involuntary termination and the effective date of the involuntary termination divided by 365 days.
     Additionally, if the employee timely makes an election to continue coverage under our or the surviving company’s group health plan pursuant to COBRA, we or the surviving company will pay the employee’s COBRA premiums for a maximum period of six months following the effective date of employee’s involuntary termination. In addition, if employee’s spouse and/or dependents were enrolled in our or the surviving company’s group health plan on the effective date of employee’s involuntary termination, we will pay the COBRA premiums for employee’s eligible dependents during the same six month period, but only to the same extent that such dependents’ premiums under such plan were paid by user the surviving company prior to the effective date of employee’s involuntary termination.
     The following table summarizes potential change in control and severance benefits payable to each named executive officer who was employed by us on December 31, 2007. The right-hand columns describe the payments that would apply in two different potential scenarios — 1) the severance payments, if any, an executive officer would have been eligible to receive if the executive officer was terminated without cause, or resigned for good reason, or was involuntarily terminated on December 31, 2007 and 2) the change in control benefits the executive officer would have been eligible to receive if the executive officer was terminated without cause in connection with a change in control that occurred on December 31, 2007. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $2.27, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2007.

			Change in Control
		Severance	with Termination of
Name and Principal Position		Payments	Employment
Christopher J. Reinhard —	Salary continuation	—	$75,000
Executive Chairman of the Board	Bonus payout	—	$25,000
	COBRA payments	—	—
	Option vesting	—	—
Diane S. Goostree (1) —	Salary continuation	$243,750	$243,750
Former President and Chief Executive Officer	Bonus payout	$50,000	$50,000
	COBRA payments	$13,098	$13,098
	Option vesting	—	—
Peter C. Wulff (2) —	Salary continuation	—	125,000
Former Executive Vice President and	Bonus payout	—	$37,500
Chief Financial Officer	COBRA payments	—	$8,732
	Option vesting	—	—
Susan A. Brodsky-Thalken —	Salary continuation	—	$117,500
Vice President — U.S. Sales and Training	Bonus payout	—	$15,000
	COBRA payments	—	$2,817
	Option vesting	—	—
Frank M. Fazio —	Salary continuation	—	$121,000
Vice President — Marketing	Bonus payout	—	$15,000
	COBRA payments	—	$8,732
	Option vesting	—	—

(1)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

(2)	On May 6, 2008, the board of directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

     On May 6, 2008, the Board of Directors appointed Michael K. Green as chief financial officer. In connection with his offer letter, we entered into a Change of Control Agreement with Mr. Green. The Change of Control Agreement provides that in the event of a change of control, 50% of Mr. Green’s then unvested option shares will automatically vest, if (i) he provides services to the Company as an employee or a consultant continuously through the closing date of the change of control or (ii) his employment with the Company ends by reason of an involuntary termination within three months prior to the closing date of the change of control. All remaining unvested option shares will automatically vest should Mr. Green’s employment be terminated by reason of an involuntary termination on or within 24 months following the closing date of the change of control.
     The Change of Control Agreement also provides that if Mr. Green’s employment with the Company or the surviving company ends by reason of an involuntary termination within three months prior to the closing date of a change of control or within 24 months following the closing date of the change of control, we will pay Mr. Green severance equal to: (i) nine months of his base salary, plus (ii) any earned, but not yet paid, pending bonus from a completed calendar year, plus (iii) the product of (A) the average amount of the bonus, if any, he received from the Company in connection with his services to the Company during the last three fiscal years prior to the effective date of the involuntary termination and (B) the number of days between the last day of the fiscal year preceding the involuntary termination and the effective date of the involuntary termination divided by 365 days.
     Additionally, if Mr. Green timely makes an election to continue coverage under the Company’s or the surviving company’s group health plan pursuant to COBRA, the Company or the surviving company will pay the COBRA premiums for Mr. Green and his eligible dependents for a maximum period of nine months following the effective date of his involuntary termination.
     In the absence of a change of control, or more than 24 months after a change of control, if Mr. Green’s employment is terminated other than for cause, or upon his election for good reason, he will receive severance payments equal to: (i) nine months base salary, plus (ii) any earned, but not yet paid, pending bonus from a completed calendar year plus (iii) the product of (A) the average amount of the bonus, if any, Mr. Green received from the Company in connection with his services to the Company during the last three fiscal years prior to the effective date of the termination or resignation and (B) the number of days between the last day of the fiscal year preceding the termination or resignation and the effective date of the termination or resignation divided by 365 days. We will also provide Mr. Green and his eligible dependents with the COBRA benefits described in the preceding paragraph for nine months.
Tax and Accounting Considerations
     Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to our chief executive officer and our other four highest paid executive officers. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met. The non-performance based compensation paid in cash to our executive officers in 2007 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for 2008 will exceed that limit.
     The compensation committee has and will continue to periodically review and consider the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. The compensation committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.
     Accounting for Stock-Based Compensation.  We adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on January 1, 2006, which requires that we recognize as compensation expense the fair value of all stock-based awards, including stock options, granted to employees and others in exchange for services over the requisite service period. For more information regarding our application of SFAS No. 123(R), please refer to “Note 1. Organization and Summary of Significant Accounting Policies — Stock Based Compensation” in the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 14, 2008.

Summary Compensation Table
     The following table sets forth information regarding the compensation earned by our principal executive officer, our principal financial officer and our next three most highly compensated executive officers for the fiscal year ended December 31, 2007. These five individuals are referred to as our “named executive officers” in this proxy statement. We generally pay bonuses in the year following the year in which the bonus was earned. This table does not include medical, group life insurance or other benefits which we make available to all of our employees.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)
Diane S. Goostree —	2007	$326,346	—	$680,234	—	$1,006,580
Former President and	2006	252,693	$228,891	247,500	—	729,084
Chief Executive Officer (2)
Peter C. Wulff —	2007	247,115	—	179,435	—	426,550
Former Executive Vice	2006	225,000	78,891	85,313	—	389,204
President and Chief Financial Officer (3)
Susan A. Brodsky-Thalken —	2007	243,750	—	151,981	$12,861	408,592
Vice President — U.S.	2006	118,314	30,000	61,926	—	210,240
Sales and Training(4)
Frank M. Fazio —	2007	241,192	—	151,354	—	392,546
Vice President —	2006	129,526	30,000	81,966	—	241,492
Marketing(5)
Christopher J. Reinhard —	2007	150,000	—	179,027	—	329,027
Executive Chairman of	2006	181,699	50,000	367,875	—	599,574
the Board(6)

(1)	We have computed the value of the option awards in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards granted to employees in exchange for services over the requisite service period, which is typically the vesting period.

(2)	Ms. Goostree joined our company in March 2006 as president, and became our president and chief executive officer in November 2006. Her 2006 bonus amount includes a $75,000 signing bonus, a $50,000 bonus to replace a bonus she did not receive from her previous employer as a result of joining our company, and a $104,000 performance bonus for her services during fiscal 2006. On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

(3)	On May 6, 2008, the board of directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

(4)	Ms. Brodsky-Thalken joined our company in April 2006. All other compensation includes amounts paid to Ms. Brodsky-Thalken for an auto allowance.

(5)	Mr. Fazio joined our company in June 2006.

(6)	Mr. Reinhard’s 2006 salary includes $119,000 paid in cash and 5,737 shares of common stock valued at $62,000 issued to Mr. Reinhard in lieu of cash. The value of the common stock is based on the expense amount we recorded for the shares in our financial statements.

Grant of Plan-Based Awards
     The following table sets forth information regarding grants of stock option awards made to our named executive officers during the fiscal year ended December 31, 2007.

		All Other Option
		Awards; Number of	Exercise or Base	Grant Date Fair
		Securities Underlying	Price of Option	Value of Option
Name	Grant Date	Options (#)	Awards ($/Sh)	Awards ($)(1)
Diane S. Goostree (2)	2/02/2007	300,000	$9.96	$1,559,490
Peter C. Wulff (3)	6/12/2007	17,000	$7.37	65,391
Susan A. Brodsky-Thalken	6/12/2007	17,000	$7.37	65,391
Frank M. Fazio	6/12/2007	15,000	$7.37	57,697
Christopher J. Reinhard	—	—	—	—

(1)	The grant date fair value of the stock and option awards has been computed in accordance with SFAS 123R.

(2)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008.

(3)	On May 6, 2008, the board of directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date
Diane S. Goostree (1)	51,468	66,179	$5.31	3/24/2016
	17,646	29,412	$7.86	6/30/2016
	20,833	279,167	$9.96	2/02/2017

Total:	89,947	374,758

Peter C. Wulff (2)	34,313	12,745	$5.31	4/22/2015
	11,764	11,765	$5.31	12/15/2015
	28,673	47,796	$7.86	6/30/2016
	2,125	14,875	$7.37	6/12/2017

Total:	76,875	87,181

Susan A. Brodsky-Thalken	13,234	18,530	$7.86	6/09/2016
	1,324	2,205	$7.86	6/30/2016
	9,558	25,735	$10.63	11/22/2016
	2,125	14,875	$7.37	6/12/2017

Total:	26,241	61,345

Frank M. Fazio	15,441	25,735	$7.86	6/09/2016
	9,250	14,278	$7.86	6/30/2016
	1,875	13,125	$7.37	6/12/2017

Total:	26,566	53,138

Christopher J. Reinhard	152,941	—	$5.31	6/7/2009
	35,294	—	$5.31	1/3/2011
	30,881	51,471	$7.86	6/30/2016

Total:	219,116	51,471

(1)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008 on May 4, 2008.

(2)	On May 6, 2008, the board of directors accepted the resignation of Peter C. Wulff as executive vice president and chief financial officer. Mr. Wulff’s resignation did not result from any disagreement with the Company. In connection with Mr. Wulff’s resignation, we entered into a Separation Agreement and General Release with Mr. Wulff on May 4, 2008.

Option Exercises and Stock Vested
     There were no options exercised and no shares of common stock acquired upon vesting by our named executive officers during the fiscal year ended December 31, 2007.

DIRECTOR COMPENSATION
          Our compensation committee is responsible for evaluating and recommending to the full board the compensation paid to the non-employee members of our board for their board service. No compensation is paid to any director who is also an employee of our company, including our executive chairman.
          In early 2008, our compensation committee engaged the services of Compensia, Inc. to evaluate each element of the compensation we offer to our non-employee directors. Compensia compared the compensation we offer to our non-employee directors to the director compensation data for the same industry peer group survey, the Revenue/Market Cap Peers survey, used to evaluate the compensation of our executive officers. Based on this survey, Compensia determined that the annual director fee we offered to our board was at approximately the 50th percentile. Compensia also determined that the fees we paid for committee service and the equity compensation we offered to our non-employees directors were both below the 50th percentile of the compensation received by the non-employee directors in the peer group.
Director Fees
     During fiscal 2007, we paid each of our non-employee directors an annual retainer of up to $24,000, payable in amounts of $5,000 on a quarterly basis, plus an additional $1,000 for each quarterly board meeting a director attended. We also paid an additional $12,000 per year to each member of the audit committee, payable on a quarterly basis. No additional compensation was paid to our non-employee board members for their participation on our compensation committee and our nominating and corporate governance committee. We reimbursed each non-employee director for out-of-pocket expenses incurred in connection with attending our board and committee meetings.
     Under the Director Compensation Program adopted by the compensation committee in February 2008, we will pay each non-employee director an annual retainer of $28,000. We will also pay: (i) the chair of the audit committee an annual retainer of $15,500 and each other non-employee member of the audit committee an annual retainer of $7,250, (ii) the chair of the compensation committee an annual retainer of $8,750 and each other non-employee member of the compensation committee an annual retainer of $5,000 and (iii) the chair of the nominating and corporate governance committee an annual retainer of $3,500 and each other non-employee member of the nominating and corporate governance committee an annual retainer of $2,000. In addition, we will reimburse each non-employee director for their out-of-pocket expenses incurred in connection with attending board and board committee meetings. Non-employee directors will not receive any additional compensation for attending board or board committee meetings.
Equity Awards
          Pursuant to the Director Compensation Program, upon initial election to the Board, non-employee directors will receive a stock option to purchase 12,500 shares of common stock and a restricted stock unit (“RSU”) award for 6,250 shares of common stock. The initial stock option grant will vest monthly over a 12 month period, and will have an exercise price equal to the closing sale price of our common stock on the date of grant. The initial RSU award will vest on the one year anniversary of the date of grant. Immediately following each annual meeting of stockholders beginning at the 2008 annual meeting of stockholders, each continuing non-employee director will receive a stock option to purchase 5,000 shares of common stock and a RSU award for 2,500 shares of common stock. The annual stock option grant will vest monthly over a 12 month period ending at the next annual meeting of stockholders, and will have an exercise price equal to the closing sale price of our common stock on the date of grant. The annual RSU award will vest at the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders. The stock options and RSUs will vest in full upon a fundamental transaction, as this term is defined in the 2006 Plan.
          Under this program, Mr. Davis was granted a stock option to purchase 12,500 shares of common stock, at an exercise price of $2.20 per share. These options vest over 12 months. Mr. Davis was also granted an RSU award for 6,250 shares of common stock on February 28, 2008, which will vest on February 28, 2009. In addition, Mr. Abel was granted a stock option to purchase 12,500 shares of common stock, at an exercise price of $0.97 per share. These options also vest over 12 months. Mr. Abel was also granted an RSU award for 6,250 shares of common stock on May 29, 2008, which will vest on May 29, 2009. Our other non-employee directors will receive an RSU award for 6,250 shares of common stock immediately following the 2008 annual meeting of stockholders.
          In the past we granted to our directors options to purchase shares of common stock under our Amended and Restated 2001 Stock Option Plan, or the 2001 Plan, or issued them warrants to purchase shares of our common stock. We are party to a director’s agreement with Mr. Reinhard, pursuant to which, among other things, we issued him a warrant to purchase 152,941 shares of our common stock. In January 2006, we issued Mr. Reinhard an additional warrant to purchase 35,294 shares of our common stock, in consideration for services as Executive Chairman during fiscal 2005. These warrants are fully vested. In March 2006, our board approved the grant of an option to Lon E. Otremba to purchase up to 23,529 shares of common stock, at an exercise price of $5.31 per share, in connection with his service as a director on our board. These options are fully vested. In June 2006, we issued Mr. Reinhard options to purchase up to 82,352 shares of common stock, at an exercise price of $7.86 per share. In November 2006, our board granted Mr. Costantino an option to purchase up to 31,796 shares of common stock, at an exercise price of $10.63 per share, in connection with Mr. Costantino’s service as a director on our board. These options are fully vested. Ms. Huss and Mr. Sherman were each granted options to purchase 23,529 shares of common stock, at an exercise price of $3.16, in November 2007, in connection with their election as directors on our board.
Limitation of Liability and Indemnification of Officers and Directors
     Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation may eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:
•	breach of their duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
     Our amended and restated certificate of incorporation also provides that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.
     Our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iii) the rights conferred in the amended and restated bylaws are not exclusive.

     We have entered into indemnification agreements with each of our directors and executive officers to give these individuals additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. We intend to enter into indemnification agreements with any new directors and executive officers in the future. We have obtained directors’ and officers’ insurance providing coverage for all of our directors and officers for certain liabilities. We believe that these provisions and this insurance are necessary to attract and retain qualified directors and officers.
Director Summary Compensation Table
     The following table summarizes director compensation during the fiscal year ended December 31, 2007.

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)
Christopher J. Reinhard	—	—	—
Diane S. Goostree(2)	—	—	—
Daren J. Barone(3)	$31,000	$3,286	$34,286
Lon E. Otremba	42,000	3,286	45,286
John R. Costantino(4)	42,000	3,286	45,286
Beverly A. Huss(5)	10,000	1,369	11,369
Robert B. Sherman(6)	9,000	1,369	10,369
Todd C. Davis(7)	—	—	—
Douglas Abel(8)	—	—	—

(1)	Amounts in this column reflect the dollar amounts that were recognized in fiscal 2007 for financial statement reporting purposes under SFAS 123R with respect to option awards granted to our directors in and prior to fiscal 2007.

(2)	On May 12, 2008, our board of directors accepted the resignation of Diane S. Goostree as chief executive officer and president and as a director on our board of directors. Ms. Goostree’s resignation did not result from any disagreement with the Company or its board of directors. As part of her resignation, we entered into a Separation Agreement and General Release with Ms. Goostree on May 14, 2008 on May 4, 2008.

(3)	Daren J. Barone resigned from our board in September 2007.

(4)	Board fees for the services of Mr. Costantino are paid to NGN Capital, LLC where Mr. Costantino serves as Managing General Partner. In addition to the $27,000 in board fees paid to NGN Capital, LLC, an additional $3,288 was reimbursed to NGN Capital, LLC for Mr. Costantino’s travel expenses to attend our Board meetings.

(5)	Beverly A. Huss was appointed to our board in October 2007.

(6)	Robert B. Sherman was appointed to our board in October 2007.

(7)	Todd C. Davis was appointed to our board in February 2008.

(8)	On May 29, 2008, the board of directors of the Company appointed Douglas Abel to serve as a director on the Company’s board of directors.

Compensation Committee Interlocks and Insider Participation
     No member of our compensation committee is an officer, former officer or employee of our company. No interlocking relationship exists between any of our executive officers or compensation committee members, on the one hand, and the executive officers or compensation committee members of any other entity, on the other hand, nor has any such interlocking relationship existed in the past.
REPORT OF THE COMPENSATION COMMITTEE
          The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and included in this Item 11. Based on these reviews and discussions, the compensation committee recommended to the Board that the compensation discussion and analysis be included in our Annual Report on Form 10-K and/or the annual meeting proxy statement on Schedule 14A.
Lon E. Otremba (Chair)
John R. Costantino
Beverly Huss
Robert Sherman

REPORT OF THE AUDIT COMMITTEE
          Under the guidance of a written charter adopted by our board, the purposes of the audit committee are to oversee the accounting and financial reporting processes of our company and audits of our financial statements and the effectiveness of our internal controls over financial reporting. The responsibilities of the audit committee include appointing and providing for the compensation of our independent registered public accounting firm. The audit committee consists of three members, each of whom meets the independence and qualification standards for audit committee membership set forth in the listing standards provided by Nasdaq. In addition, our board has determined that Mr. Costantino is an audit committee financial expert.
          Management has primary responsibility for the system of internal controls and the financial reporting process. Our independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee appointed Ernst & Young LLP to audit our financial statements for the fiscal year 2007. The audit committee holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, the financial statements and risks of fraud. The audit committee is not responsible for planning or conducting audits, or determining whether our financial statements are complete and accurate or in accordance with generally accepted accounting principles.
          The audit committee pre-approves all services to be provided by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full audit committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the audit committee may have delegated authority from the audit committee to pre-approve additional services, and such pre-approval is later reported to the full audit committee.
          In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the audit committee:
•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2007 with our management and Ernst & Young LLP, our independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;
•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

•	based on the foregoing reviews and discussions, recommended to our board that the audited financial statements be included in our 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC; and

•	instructed Ernst & Young LLP that the audit committee expects to be advised if there are any subjects that require special attention.
          The audit committee met 9 times during fiscal year 2007. This report for fiscal year 2007 is provided by the undersigned members of the audit committee.
Robert B. Sherman, Chairman
John R. Costantino
Lon E. Otremba

OTHER MATTERS
          As of the date of this proxy statement, neither our board nor management intends to bring before the annual meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournments or postponements thereof, the persons named in the proxy will vote on such matters according to their best judgment.
     A stockholder, H. Michael Shack, filed a preliminary proxy statement, as amended, stating that, at the annual meeting, he intends to submit proposals to: (i) amend the Company’s bylaws to allow a majority of the Company’s stockholders to fill vacancies on the board of directors resulting from the removal of any directors; (ii) amend the bylaws to increase the total number of directors to 11; (iii) remove three of the current directors for cause; (iv) elect four new directors to fill the newly created directorships pursuant to proposal (ii) or, in the alternative, if proposal (ii) is defeated, elect three new directors to fill the three vacancies created by the removal contained in proposal (iii); (v) vote on the election of two new Class II directors to serve for three year terms until the annual meeting of stockholders in 2011; and (vi) vote on a proposal that the Company may sell up to $20,000,000 of its securities to investors from time to time pursuant to one or more financing transactions. For the reasons discussed below, we do not intend to have Shack’s proposals, or his director nominees, brought before the annual meeting, and our board of directors urges you to discard any proxy card that you may receive from Shack.
     We do not intend to have Shack’s proposals, or his director nominees, brought before the annual meeting because the proposals are legally deficient and do not comply with our stockholder-approved corporate governance procedures. Section 2.1 of our Bylaws requires a stockholder to provide notice of any stockholder proposals to be considered at an annual meeting not later than the 10th day following August 13, 2008, the day on which we first made a public announcement of the date of our annual meeting by filing a Form 8-K with the SEC. The Bylaws require the notice to be provided to our corporate secretary and specify the information that must be submitted with the notice. To date, Shack has not provided the required notice to us or our corporate secretary, and in any event, he did not satisfy the 10 day notice requirement. As a result, Shack did not comply with our stockholder-approved corporate governance procedures required to have his proposals addressed at the annual meeting. Further, under Delaware law, only stockholders of record may properly give notice of stockholder proposals. Shack is not a stockholder of record, and therefore he cannot properly give notice under Delaware law. We have received an opinion from Abrams & Laster LLP, our special Delaware counsel, confirming our understanding of these matters.
     Additionally, under Section 141(k) of the Delaware General Corporation Law, Shack may only remove our directors for “cause.” We have concluded that none of the statements made in the Shack proxy statement, even if assumed to be true, would support the removal of our existing directors for “cause,” as such term has been defined under Delaware law. Again, we have received an opinion from Abrams & Laster LLP confirming our conclusion.
     Apart from being legally deficient, we believe the claims made in the Shack proxy statement distort the factual record of our board and management team. Likewise, the claims made in a derivative action filed on September 4, 2008 by a stockholder, Barry Rubin, against our officers and directors in San Diego Superior Court, Case No. 37-2008-00091039-CU-NP-CTL, contains gross errors of fact. The claims made in this lawsuit are strikingly similar to claims made in the Shack proxy statement. We consider this lawsuit to be frivolous and will contest it vigorously. We also will investigate our belief that the lawsuit was filed to support Shack’s efforts.
     On August 29, 2008, the Company filed suit in San Diego Superior Court against Stefan Lemperle and Gottried Lemperle for, among other things, breach of contract, fraudulent inducement and intentional and negligent interference with prospective economic advantage. The Company’s claims are based on the defendants’ attempts to interfere with the Company’s management and operations by causing and supporting the filing of the Shack proxy statement. The lawsuit seeks both compensatory and punitive damages, as well as injunctive relief.
     We remain firmly committed to promoting the Company’s success and increasing the value of the Company to its stockholders. Our immediate goals are to (i) raise funds to support the Company’s operations and product acquisition plans, (ii) accelerate the growth and acceptance of the Company’s products among physicians and patients, (iii) expand the Company’s current product portfolio to include additional new and innovative medical aesthetic products that can be cost-effectively marketed and sold through its national sales team and (iv) further leverage the Company’s already established commercial infrastructure.
     As discussed in our public filings, we intend to raise additional funds to support our operations and business plan. We recently received a notice from The Nasdaq Stock Market (“Nasdaq”) indicating that our stockholders’ equity at June 30, 2008 was less than the $10 million in stockholders’ equity required for continued listing on The Nasdaq Global Market. We have submitted a plan with Nasdaq addressing how we plan to achieve and sustain compliance with Nasdaq’s continued listing requirements. A central part of this plan is to complete one or more financing transactions as soon as practical to raise funds to increase our stockholders’ equity to levels required to maintain our Nasdaq listing. On September 26, 2008, we completed a financing transaction, raising approximately $2.4 million from a private placement of our common stock and related warrants.

     We have made a number of changes in the way we market ArteFill in order to accelerate the growth and acceptance of ArteFill among both physicians and patients. Beginning in late 2007, we more than doubled the size of our sales force in order to help provide a persistent presence for ArteFill at the physician level. Our sales team now includes 42 sales representatives, the majority of whom have extensive prior experience selling other competitive dermal fillers, medical device products and aesthetic products directly into our target market physician base. We have also continued to focus on training physicians on the proper use of ArteFill. Since our market launch last year, we have trained more than 1,200 dermatologists, plastic surgeons, and cosmetic surgeons, and it is our goal to have 1,800 physicians trained by year-end 2008. To further support our physician customers, we have built a practice development program designed to assist physicians in educating patients and treating them with ArteFill. Additionally, we have recently initiated a direct to consumer market program, including national print advertising campaigns in major women’s beauty magazines, Internet marketing programs and consumer discount initiatives.
     We also intend to expand our current product portfolio to include additional new and innovative medical aesthetic products that can be cost-effectively marketed and sold through our expanded sales force. Consistent with this strategy, in July 2008, we announced a distribution agreement with Anika Therapeutics Inc. covering the marketing and sale of Elevess™, a new FDA-approved hyaluronic acid based dermal filler. Elevess is ideal for patients seeking immediate, comfortable, temporary wrinkle correction lasting six months or more. ArteFill is the only FDA-approved, non-resorbable treatment of choice for patients desiring long-lasting results. In addition to the use of Elevess as a stand alone product, we believe that both products are complementary, in that they may be bundled for sequential use that allows Elevess to be used as a temporary solution during the ArteFill skin test waiting period, followed by an ArteFill long-lasting treatment. Based on this, we have introduced marketing programs that provide favorable economic incentives for both physicians and patients who choose to purchase both ArteFill and Elevess for use in their medical practices. With these products in its portfolio, we are now uniquely positioned to deliver a full spectrum of wrinkle treatments for the growing facial aesthetics market.
     In addition to utilizing our expanded sales force, we intend to further leverage our existing commercial infrastructure. We have established a 35,000 square foot, dedicated manufacturing facility and corporate headquarters in San Diego, California for the production of ArteFill. At this facility, we utilize a proprietary manufacturing process to produce purified and partially denatured bovine collagen. We conduct our manufacturing operations using sterile and calibrated equipment in dedicated controlled rooms suitable for maintaining product sterility consistent with current good manufacturing practice, or cGMP, regulations. Our product packaging and labeling capabilities include sealing validations, sterile barriers, transit testing and stability testing. We have also established a logistical support organization that provides customer support, order processing and direct shipping to customers. We intend to use this commercial infrastructure to support future ArteFill sales and any new products that we acquire a right to market and distribute, as well as to explore opportunities to market and supply our proprietary bovine collagen to other medical device and pharmaceutical companies.
     2007 was a year of accomplishment and challenge for the Company. We launched our flagship product, ArteFill, into the United States aesthetics market, and while sales did not measure up to expectations last year, the Company has recently began to recognize the benefits of its expanded team of sales representatives and the marketing programs it initiated to capitalize on ArteFill’s strategic advantages. In addition, we recently obtained exclusive distribution rights to a complimentary product to ArteFill.
     We believe Shack’s proposals would undermine our recent progress and strategic plans by removing the directors and officers responsible for developing these plans and the improving our operations. Moreover, Shack does not address a plan to raise funds to support the Company’s continued operations and business plan, which is the most pressing issue confronting the Company and its stockholders. Nevertheless, we remain open to any proposal involving a strategic alternative that would maximize value for our stockholders, including a potential change of control transaction, and we encourage Shack to consider this course of action if he wishes to obtain control over the direction of the Company.

          For the reasons stated above, we do not believe that the Shack proposals are in the best interests of the Company’s stockholders, and we do not intend to have the Shack proposals brought before the annual meeting. In short, we believe the Shack proposals seek to circumvent the orderly process required in our stockholder-approved Bylaws and Delaware law and undermine the Company’s recent progress and strategic plans. We encourage you to participate in the annual meeting and vote your proxy in accordance with the recommendations of our board of directors and management.
DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
          We may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.
          We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our corporate secretary at 5870 Pacific Center Boulevard, San Diego, California 92121. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future company materials or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
          Our amended and restated bylaws provide that advance notice of a stockholder’s proposal must be delivered to our corporate secretary at our principal executive offices not later than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, the amended and restated bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, this advance notice must be delivered not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (B) the number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.
          Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, at 5870 Pacific Center Boulevard, San Diego, California 92121, and must be received by June 2, 2009. However, if the Company changes the date of its annual meeting by more than 30 days from the date of the 2008 annual meeting, the deadline is a reasonable time before the Company begins to print and send proxy materials. Proposals submitted thereafter will be opposed as not timely filed.

          A copy of the full text of the provisions of our amended and restated bylaws dealing with stockholder nominations and proposals is available to stockholders from our corporate secretary upon written request.
By Order of Our Board of Directors
Christopher J. Reinhard
Executive Chairman of the Board
San Diego, California
September 30, 2008

APPENDIX I
Financial Information
     The following is certain financial information that was originally filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2008 as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”). We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.
     This financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Appendix I, and in particular, the risks discussed under Item 1A. “Risk Factors” in our Form 10-K and those discussed in other documents we file with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, readers are cautioned not to place undue reliance on such forward-looking statements. These forward-looking statements represent beliefs and assumptions only as of the date of our Form 10-K. Except as required by applicable law, we do not intend to update or revise forward-looking statements contained in this Appendix I to reflect future events or circumstances.
     This financial information contains market data and industry forecasts that were obtained from industry publications, third-party market research and publicly available information. These publications generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. While we believe that the information from these publications is reliable, we have not independently verified, and make no representation as to the accuracy of, such information.
Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.
Market Information for Common Stock
     Our common stock has been listed for trading on the NASDAQ Global Market under the symbol “ARTE” since December 20, 2006. The following table sets forth high and low sale closing prices per share of common stock during the periods indicated as reported on the NASDAQ Global Market.

	High	Low
Fourth Quarter beginning on December 20, 2006	$9.50	$7.01
First Quarter of 2007	10.50	7.21
Second Quarter of 2007	9.54	7.14
Third Quarter of 2007	8.15	3.82
Fourth Quarter of 2007	4.88	1.91
     On March 3, 2008, the closing sale price of our common stock was $2.21 per share. On March 3, 2008, there were approximately 813 record holders of our common stock. We believe that the number of beneficial owners is substantially greater than the number of record holders because a large portion of our common stock is held of record through brokerage firms in “street name.”
Dividend Policy
     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, for development of our business and do not anticipate that we will declare or pay cash dividends on our capital stock in the foreseeable future. The terms of our financing arrangement with CHRP restrict our ability to declare or pay any dividends unless we obtain the prior written consent of CHRP.

Stock Performance Graph
     The following graph compares the cumulative total stockholder return data (through December 31, 2007) for the Company’s common stock since December 20, 2006 (the date on which the Company’s common stock was first registered under Section 12 of the Exchange Act) to the cumulative return over such period of (i) The NASDAQ Stock Market Composite Index, and (ii) NASDAQ Medical Equipment Index. The graph assumes that $100 was invested on the date on which the Company completed the initial public offering of its common stock, in the common stock and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at the price to which such stock was first offered to the public by the Company on the date of its initial public offering. The stock price performance on the following graph is not necessarily indicative of future stock price performance.
COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN*
Among Artes Medical Inc., The NASDAQ Composite Index
And The NASDAQ Medical Equipment Index

*	$100 invested on 12/20/06 in stock or 11/30/06 in index-including reinvestment of dividends. Fiscal year ending December 31.
Recent Sales of Unregistered Securities
     We have issued the following securities that have not been registered under the Securities Act since January 1, 2007:
•	In April 2007, we issued a warrant exercisable for 25,000 shares of common stock at an exercise price of $8.07 to a former executive of the Company, in connection with a settlement agreement.

•	In February 2008, we issued warrants for an aggregate of 1,675,000 shares of our common stock to CHRP. 1,300,000 warrants have an exercise price of $5.00 while 375,000 warrants have an exercise price of $3.13.
     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering.
Use of Proceeds
     We registered shares of our common stock in connection with our initial public offering under the Securities Act of 1933, as amended. The Registration Statement on Form S-1 (File No. 333-134086) filed in connection with our initial public offering was declared effective by the SEC on December 19, 2006. The offering commenced on December 20, 2006. We sold 4,600,000 shares of our registered common stock in the initial public offering and an additional 690,000 shares of our registered common stock in connection with the underwriters’ exercise of their over-allotment option. The underwriters of the offering were represented by Cowen and Company, LLC and Lazard Capital Markets LLC and Stifel, Nicolaus & Company, Incorporated.

     All 5,290,000 shares of our common stock registered in the offering were sold at the initial public offering price of $6.00 per share, resulting in aggregate gross proceeds to us of $31.7 million. The net offering proceeds received by us, after deducting expenses incurred in connection with the offering, was approximately $25.3 million. These expenses consisted of direct payments of:
•	approximately $2.2 million in underwriters discounts, fees and commissions; and

•	approximately $4.2 million in legal, accounting and printing fees and miscellaneous expenses.
     No payments for such expenses were directly or indirectly to (i) any of our directors, officers or their associates, (ii) any person(s) owning 10% or more of any class of our equity securities or (iii) any of our affiliates.
     We have used the net proceeds of the initial public offering during 2007 for the intended uses outlined in our prospectus relating to our initial public offering, and as of December 31, 2007, we have approximately $20.3 million in cash and cash equivalents. We have used $23.7 million to fund our operations, $1.2 million to purchase property and equipment and $1.3 million to repay our outstanding debt and capital lease obligations. There has been no material change in the planned use of proceeds from our initial public offering as described in our final prospectus filed with the SEC pursuant to Rule 424(b).
Purchases of Equity Securities
     There were no share repurchases during the year of 2007.
Selected Consolidated Financial Data.
     The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included below and our audited consolidated financial statements and related notes included in the Form 10-K. We derived the consolidated statements of operations data for the years ended December 31, 2007, 2006 and 2005, as well as the consolidated balance sheet data as of December 31, 2007 and 2006, from our audited consolidated financial statements included elsewhere in this Appendix I. Our historical results are not necessarily indicative of operating results to be expected in future periods.

	Years Ended December 31,
	2007	2006	2005	2004	2003
Consolidated Statements of Operations Data:
Revenues:
Product sales	$7,084	$—	$—	$—	$—
License revenues	6,232	390	—	—	—

Total revenues	13,316	390	—	—	—
Cost of product sales	10,659	—	—	—	—

Gross profit	2,657	390	—	—	—
Expenses:
Research and development	6,023	8,084	10,189	3,634	974
Selling, general and administrative	24,331	17,299	10,137	5,155	2,976

Loss from operations	(27,697)	(24,993)	(20,326)	(8,789)	(3,950)
Interest income (expense), net	272	(1,779)	(4,416)	(4,028)	(2,170)
Other income (expense), net	(2)	(27)	2,041	(22)	—

Loss before benefit for income taxes	(27,427)	(26,799)	(22,701)	(12,839)	(6,120)
Benefit for income taxes	542	476	458	454	—

Net loss	$(26,885)	$(26,323)	$(22,243)	$(12,385)	$(6,120)

Loss per share:
Basic and diluted	$(1.63)	$(14.23)	$(18.76)	$(11.20)	$(5.76)

Weighted average shares — basic and diluted	16,462,369	1,850,255	1,185,387	1,106,188	1,062,825

Stock-based compensation is included in the following categories:
Capitalized to inventory	$575	$263	$—	$—	$—

Research and development	$453	$766	$256	$91	$—
Selling, general and administrative	2,773	4,165	1,092	1,042	159

	$3,226	$4,931	$1,348	$1,133	$159

See our consolidated financial statements and related notes for a description of the calculation of the net loss per share and the weighted-average number of shares used in computing the per share data.

	As of December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,293	$46,258	$6,930	$2,269	$36
Working capital (deficit)	16,489	39,406	(2,974)	(3,792)	(2,659)
Total assets	35,721	60,613	20,320	10,296	450
Long-term debt and capital lease obligations, less current portion	2,231	3,362	66	5,323	371
Stockholders’ equity (deficit)	20,624	43,186	5,537	(4,594)	(2,628)
Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     You should read the following discussion and analysis in conjunction with our financial statements and related notes contained elsewhere in this Appendix I. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under Item 1A, “Risk Factors” in our Form 10-K and those discussed in other documents we file with the SEC. In light of these risks, uncertainties and assumptions, readers are cautioned not to place undue reliance on such forward-looking statements. These forward looking statements represent beliefs and assumptions only as of the date of our Form 10-K. Except as required by applicable law, we do not intend to update or revise forward-looking statements contained in this Appendix I to reflect future events or circumstances.
Overview
     We are a medical technology company focused on developing, manufacturing and commercializing a new category of injectable aesthetic products for the dermatology and plastic surgery markets. On October 27, 2006, the FDA approved ArteFill, our non-resorbable aesthetic injectable implant for the correction of facial wrinkles known as smile lines, or nasolabial folds. Currently, there are two categories of injectable aesthetic products used for the treatment of facial wrinkles: temporary muscle paralytics, which block nerve impulses to temporarily paralyze the muscles that cause facial wrinkles, and dermal fillers, which are injected into the skin or deeper facial tissues beneath a wrinkle to help reduce the appearance of the wrinkle. Unlike existing temporary muscle paralytics and other dermal fillers, which are temporary, and are comprised of materials that are completely metabolized and absorbed by the body, ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, or collagen derived from calf hides. PMMA is one of the most widely used artificial materials in implantable medical devices, and is not absorbed or degraded by the human body. Following injection, the PMMA microspheres in ArteFill remain intact at the injection site and provide a permanent support structure to fill in the existing wrinkle and help prevent further wrinkling. As a result, we believe that ArteFill will provide patients with aesthetic benefits that may last for years.
     We commenced commercial shipments of ArteFill during the first quarter of 2007. Our strategy is to establish ArteFill as a leading injectable aesthetic product. We market and sell ArteFill to dermatologists, plastic surgeons and cosmetic surgeons in the United States through our direct sales force. We target dermatologists, plastic surgeons and cosmetic surgeons whom we have identified as having performed a significant number of procedures involving injectable aesthetic products. We provide physicians with comprehensive education and training programs. We believe our education and training programs enable physicians to improve patient outcomes and satisfaction. In addition, we may expand our product offering by acquiring complementary products, technologies or businesses.
     Since our inception in 1999, we have incurred significant losses and have never been profitable. Prior to 2007, we were a development stage company, and devoted substantially all of our efforts to product development and clinical trials, to acquire international rights to certain intangible assets and know-how related to our technology, and to establish commercial manufacturing capabilities. As of December 31, 2007, our accumulated deficit was approximately $106.3 million. We expect our selling, general and administrative expenses to increase over the next several quarters as we expand the size of our direct sales and marketing force and continue to focus on our direct to consumer marketing, advertising and promotional activities.

     We have financed our operations through sales of our preferred stock and common stock, options and warrants exercisable for our preferred and common stock, convertible and nonconvertible debt and through the initial public offering of our common stock. Since inception, we have raised $61.7 million through private equity financings, $1.6 million through the exercise of options and warrants, $28.1 million through convertible and nonconvertible debt, and $25.3 million through the initial public offering of our common stock. In November 2006, we entered into a loan and security agreement with Comerica Bank consisting of a revolving line of credit for up to $5,000,000 and a term loan for up to $5,000,000. At December 31, 2007, $8.6 million was outstanding under the loan and security agreement. As of December 31, 2007, our cash and cash equivalents were $20.3 million.
     In February 2008, we completed a revenue financing arrangement with Cowen Healthcare Royalty Partners, L.P., or CHRP, a leading healthcare investor and affiliate of Cowen Group, Inc., to immediately provide $21.5 million of financing for the Company, plus an additional $1 million in 2009 conditioned upon our attainment of a revenue milestone for fiscal year 2008. We intend to use the funds to support our operations, including funds necessary to expand both our dedicated sales force and consumer outreach programs. We used $8.6 million of the proceeds from the financing to payoff and terminate our existing credit facility with Comerica Bank. The financing closed on February 12, 2008, resulting in net cash of $12.6 million after paying certain transaction expenses and paying down our existing Comerica Bank debt.
Financial Operations Overview
Product Sales
     We commenced commercial shipments of ArteFill during the first quarter of 2007. For the year ended December 31, 2007, we have generated $7.1 million in ArteFill product sales.
License Revenues
     We generated $6.2 million and $0.4 million, respectively, in license revenue for the year ended December 31, 2007 and 2006. The increase in license revenue is related to the Second Agreement we entered into with BioForm, in which BioForm elected to pre-pay all future royalty obligations to us by making two payments totaling $5.5 million. We recognized $5.5 million in revenue in September 2007.
Cost of Product Sales
     Cost of product sales consists primarily of expenses related to the manufacturing and distribution of ArteFill, including expenses related to our direct and indirect manufacturing personnel, quality assurance and quality control, manufacturing and engineering, supply chain management, facilities and occupancy costs. We also incur expenses related to manufacturing yield losses, product exchanges and rejects, procurement from our manufacturing materials supply and distribution partners and amortization of deferred stock-based compensation for our direct and indirect manufacturing personnel.
     While the direct material costs for ArteFill are expected to represent a small portion of our cost of product sales, our manufacturing cost structure includes a large fixed cost component that will be spread out over future production unit volumes. We anticipate the economies of scale of manufacturing our product and future automation efforts will be a significant factor in reducing future unit manufacturing costs to generate improved gross margins.
Selling, General and Administrative Expenses
     Our selling, general and administrative expenses are comprised of the following:
•	sales and marketing expenses, which primarily consist of the personnel and related costs of our U.S. sales force, customer service, marketing and brand management functions, including direct costs for advertising and promotion of our product; and

•	general and administrative costs, which primarily consist of corporate executive, finance, legal, human resources, information systems, investor relations and general administrative functions.

     From the year ended December 31, 2007, we spent an aggregate of approximately $24.3 million on selling, general and administrative expenses, which represented approximately 80% of total operating expenses. We anticipate substantial increases in our selling, general and administrative expenses as we continue to add personnel to our direct U.S. sales force and expand our other marketing functions and initiatives. The size of the increase depends on the size of our sales force, which we have increased to more than 40 sales representatives as of March 3, 2008, as well as the extent of marketing, advertising and promotional efforts either directly or through third parties. We also anticipate increases in general and administrative costs related to investor relations, financial reporting and corporate governance obligations applicable to publicly held companies.
Research and Development Expenses
     A significant majority of our research and development expenses has historically consisted of expenses incurred by external service providers for preclinical, clinical trials, technology and regulatory development projects. The addition of research and development management with multidisciplinary experience in basic science, process engineering, and product development, working in concert with the management additions in the regulatory and quality functions will allow for some of this activity to be conducted internally.
     Our historical research and development expenses also include costs incurred for process development and validation to scale up our commercial operations to meet cGMP manufacturing requirements prior to final approval from the FDA to market our product. We have also incurred personnel costs related to internal development of our product.
     Because in the past we have been focused on obtaining final FDA approval for ArteFill, we have historically maintained a limited in-house research and development organization for new product development and have concentrated our resources on manufacturing and process development to meet FDA cGMP requirements. In January 2004, we received an approvable letter from the FDA for our PMA application, indicating that ArteFill is safe and effective for the correction of facial wrinkles known as smile lines, or nasolabial folds. In January 2006, we submitted an amendment to our PMA application to address certain conditions to final marketing approval set forth in the FDA’s approvable letter, and in April 2006, the FDA completed comprehensive pre-approval inspections of our manufacturing facilities in San Diego, California and Frankfurt, Germany. On May 3, 2006, the FDA issued an EIR, indicating that its inspection of our facilities was completely closed, requiring no further action on the part of our company related to the inspection. On October 27, 2006, the FDA approved ArteFill for commercial sale in the United States.
     We expense research and development costs as they are incurred. We currently plan to conduct research and clinical development activities to evaluate the feasibility, safety and efficacy of ArteFill for other aesthetic applications. In June 2007, we announced the formation of a new wholly-owned subsidiary to develop and commercialize new and innovative therapeutic medical applications of our proprietary microsphere tissue bulking technology through collaborative agreements with third parties.
Amortization of Acquired Intangible Assets
     Acquired intangible assets, consisting of core technology and international patents, are recorded at fair market value as of the acquisition date. Fair market value is determined by an independent third party valuation and is amortized over the estimated useful life. This determination is based on factors such as technical know-how and trade secret development of our core PMMA technology, patent life, forecasted cash flows, market size and growth, barriers to competitive entry and existence and the strength of competing products.
Critical Accounting Policies and Estimates
     This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Actual results could differ from those estimates. While our significant accounting policies are described in more detail in Note 1 of the Notes to Consolidated Financial Statements included elsewhere in this Appendix I, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition
     We follow the provisions of the Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which sets forth guidelines for the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance. We recognize revenue from product sales when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists, (ii) delivery of the product has occurred and title has transferred to our customers, (iii) the selling price is fixed and determinable and (iv) collection is reasonably assured. Provisions for discounts to customers or other adjustments will be recorded as a reduction of revenue and provided for in the same period that the related product sales are recorded.
     We recognize revenue when our products have reached the destination point and other criteria for revenue recognition have been met.
     A substantial amount of our business is transacted using credit cards. We may offer an early payment discount to certain customers.
     We have a no return policy for our product except in the case of product that may be shipped in error or damaged in shipment. During 2007, we shipped product to customers which did not provide for sufficient shelf life for certain customers to utilize the product before expiration. As a result, we exchanged product that was going to expire for product with sufficient shelf life to be utilized by the customers. These exchanges were substantially completed by December 31, 2007. At December 31, 2007, we had a sales reserve of $150,000 for exchanges which were completed in early 2008. During the last half of 2007, we refined our shipping policies to eliminate the shipment of product without adequate shelf life.
Allowance for Doubtful Accounts
     We determine our allowance for doubtful accounts based on our analysis of the collectibility of our accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms. The expense related to the allowance for doubtful accounts is recorded in selling, general and administrative. We do not write off individual accounts receivable until we have exhausted substantially all avenues of legal recourse to collect the outstanding amount.
Valuation of Inventory
     Inventories are stated at the lower of cost or market, with cost being determined under a standard cost method, which approximates a first-in, first-out basis. Our inventories are evaluated and any non-usable inventory is expensed. In addition, we reserve for any inventory that may be excess or potentially non-usable. Charges for such write-offs and reserves are recorded as a component of cost of sales. Changes in demand in the future could cause us to have additional write-offs and reserves.
Impairment of Long-Lived Assets
     We review long-lived assets, including property and equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. To date, we have not recorded any impairment losses.
Intangible Assets
     Intangible assets are comprised of acquired core technology and patents recorded at fair market value less accumulated amortization. Amortization is recorded on the straight-line method over the estimated useful lives of the intangible assets.

Deferred Taxes
     Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowances recorded against our net deferred tax assets. We have historically had net losses and have not been required to provide for income tax liabilities. We have established a valuation allowance with respect to all of our U.S. deferred tax assets. Changes in our estimates of future taxable income may cause us to reduce the valuation allowance and require us to report income tax expense in amounts approximating the statutory rates.
Deferred Tax Liability
     A deferred tax liability was created on the date of purchase of our wholly-owned German-based manufacturing subsidiary as there was no allocation of the purchase price to the intangible asset for tax purposes, and the foreign subsidiary’s tax basis in the intangible asset remained zero.
     Emerging Issues Task Force, or EITF, Issue No. 98-11, Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations, requires the recognition of the deferred tax impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis of the asset on the acquisition date. Further, EITF 98-11 requires the use of simultaneous equations to determine the assigned value of an asset and the related deferred tax liability.
Stock-Based Compensation Expense
     Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment (SFAS No. 123(R)), which revises SFAS No. 123, Accounting for Stock-Based Compensation and (SFAS No. 123), supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). SFAS No. 123(R) requires that share-based payment transactions with employees and directors be recognized in the financial statements based on their grant-date fair value and recognized as compensation expense over the requisite service period. Prior to January 1, 2006, we accounted for our stock- based employee and director compensation plans using the intrinsic value method under the recognition and measurement provisions of Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, and related guidance. We adopted SFAS No. 123(R) effective January 1, 2006, prospectively for new equity awards issued subsequent to January 1, 2006, therefore prior period results have not been restated. We recognized stock-based compensation expense for the year ended December 31, 2007 and 2006 of $3,238,000 and $1,300,000, respectively. Of these amounts, $403,000 and $146,000 have been capitalized to inventory, $336,000 and $139,000 were included in research and development expenses and $2,499,000 and $1,015,000 were included in selling, general and administrative expenses.
     Under SFAS No. 123(R), we calculated the fair value of the stock option grants using the Black-Scholes option-pricing model. For the year ended December 31, 2007, the fair value was based on the following weighted average assumptions: the expected term of 6.0 years; the expected volatility of 48%, the risk free interest rate of 4.75% and 0% for the dividend yield. Future expense amounts for any particular quarterly or annual period could be affected by changes in our assumptions or changes in market conditions.
     The weighted average expected term for the year ended December 31, 2007 reflects the application of the simplified method set out in SEC Staff Accounting Bulletin No. 107 (SAB 107), which was issued in March 2005. The simplified method defines the expected term as the average of the contractual term of the options and the weighted average vesting period for all option tranches.
     Estimated volatility for the year ended December 31, 2007 also reflects the application of SAB 107 interpretive guidance and, accordingly incorporates historical volatility of similar public entities.
     Total unrecognized stock-based compensation costs related to unvested stock option and warrant awards at December 31, 2007 is $6,403,000, all of which arose from the adoption of SFAS No. 123(R). The unrecognized cost is expected to be recognized on a straight-line basis over a weighted average period of four years.
     Equity instruments issued to non-employees are recorded at their fair values as determined in accordance with SFAS 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically revalued as the options vest and are recognized as expense over the related service period.

     During the years ended December 31, 2007 and 2006, we recognized $245,000 and $535,000, respectively for stock options and warrants issued to non-employees.
Deferred Stock-Based Compensation
     Deferred stock-based compensation, which is a non-cash charge, results from employee stock option grants at exercise prices that, for financial reporting purposes, are deemed to be below the estimated fair value of the underlying common stock on the date of grant. Given the absence of an active market for our common stock through 2005, our board of directors considered, among other factors, the liquidation preferences, anti-dilution protection and voting preferences of the preferred stock over the common stock in determining the estimated fair value of the common stock for purposes of establishing the exercise prices for stock option grants.
     As a result of initiating the public offering process, in 2005, and based on discussions with our investment bankers, we have revised our estimate of the fair value of our common stock for periods beginning on and after July 1, 2004 for financial reporting purposes. Our management, all of whom qualify as related parties, determined that the stock options granted on and after July 1, 2004 were granted at exercise prices that were below the reassessed fair value of our common stock on the date of grant. We completed the reassessment of the fair value without the use of an unrelated valuation specialist and started with the proposed valuation from our investment bankers, considering a number of accomplishments in 2004 and 2005 that would impact our valuation, including achievement of key clinical milestones, hiring executive officers, and the increased possibility of completing this offering. Accordingly, deferred stock-based compensation of $740,000 was recorded within stockholders’ equity (deficit) during 2004 which represented the difference between the weighted-average exercise price of $4.25 and the weighted-average fair value of $6.38 on 324,705 options granted to employees during 2004. Deferred stock-based compensation of $2,383,000, net of forfeitures, was recorded within stockholders’ equity (deficit) during 2005 which represented the difference between the weighted-average exercise price of $5.31 and the weighted-average fair value of $9.18 on 620,000 options granted to employees during 2005.
     The deferred stock-based compensation is being amortized on a straight-line basis over the vesting period of the related awards, which is generally four years. The expected future amortization expense for deferred stock-based compensation for stock options granted through December 31, 2006, is $463,000 and $337,000 for the years ending December 31, 2008 and 2009, respectively.
     During the years ended December 31, 2007 and 2006 we recognized expense of $563,000 and $719,000, respectively, in expense related to deferred stock-based compensation.
     Upon the adoption of SFAS No. 123(R) on January 1, 2006, this deferred stock-based compensation was reclassified against additional paid-in capital.
     The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, or GAAP. See our consolidated financial statements and notes thereto included in this Appendix I, which contain accounting policies and other disclosures required by GAAP.
Results of Operations
Comparison of Year Ended December 31, 2007 to December 31, 2006
     Product sales.  We commenced commercial shipments of ArteFill during the first quarter of 2007 and began generating product sales from ArteFill. Product revenues increased by $7.1 million to $7.1 million for the year ended December 31, 2007 from no revenues for the year ended December 31, 2006.
     License revenues.  We generated $6.2 million in license revenue for the year ended December 31, 2007 compared to $0.4 million for the year ended December 31, 2006 related to our technology license agreement with BioForm. The increase in license revenue is related to the Second Agreement we entered into with BioForm, in which BioForm elected to pre-pay all future royalty obligations to us by making two payments totaling $5.5 million. We recognized this $5.5 million in revenue in September 2007, which was paid in full by December 2007.

     Cost of product sales.  Cost of sales increased by $10.7 million to $10.7 million for the year ended December 31, 2007, from no cost of sales for year ended December 31, 2006. The increase was attributable to the commercial launch of ArteFill during the first quarter of 2007, as well as increases to our excess and obsolete inventory reserve of $3.8 million and an excess capacity charge of $1.1 million for the year ended December 31, 2007. The excess and obsolete expenses are primarily related to product produced in 2006 and 2007 that was not utilized or may not be utilized in the future. The excess capacity expenses are related to lower production levels in 2007 compared to our normal plant capacity, which required us to expense more manufacturing expenses to cost of product sales rather than capitalize such expenses to inventory.
     Research and development.  Research and development expense decreased by $2.1 million to $6.0 million for the year ended December 31, 2007 from $8.1 million for the year ended December 31, 2006. The decrease was primarily attributable to our transition from the process development stage to the manufacturing of our product. Included in our research and development expenses is $1.2 million of amortization of core technology and patents for each of the years ended December 31, 2007 and December 31, 2006.
     Selling, general and administrative.  The following table sets forth our selling, general and administrative expense for the years ended December 31, 2007 and December 31, 2006 (in thousands):

			Amount of
	2007	2006	Change
Sales and marketing	$12,573	$6,480	$6,093
General and administrative	11,758	10,819	939

Total selling, general and administrative	$24,331	$17,299	$7,032

     Sales and marketing expense increased by $6.1 million to $12.6 million for the year ended December 31, 2007 from $6.5 million for the year ended December 31, 2006. The increase was primarily attributable to (i) $3.8 million in payroll and travel expenses for additional personnel, (ii) $0.5 million in professional services, primarily related to marketing research, (iii) $2.2 million for the development of marketing and promotion programs, offset by (iv) a $0.4 million decrease in non-cash stock compensation expense.
     General and administrative expense increased by $0.9 million to $11.7 million for the year ended December 31, 2007 from $10.8 million for the year ended December 31, 2006. The increase was primarily attributable to (i) $1.2 million in facilities occupancy costs, (ii) a $0.8 million increase in professional service fees primarily related to increased legal costs, offset by (iii) a $0.1 million decrease in executive and administrative personnel and related travel expenses and (iv) a $1.0 million decrease in non-cash stock compensation expense.
     Interest, net.  Net interest decreased by $2.1 million to $0.3 million of interest income for the year ended December 31, 2007 from $1.8 million of interest expense for the year ended December 31, 2006. The net decrease was primarily attributable to a decrease in non-cash interest expense associated with common stock warrants issued with promissory notes offset by an increase in interest income earned on our cash balances.
     Income tax benefit.  We recognized an income tax benefit of $0.5 million and $0.5 million for the years ended December 31, 2007 and 2006, respectively. The income tax benefit arose from the amortization of the deferred tax liability attributable to the intangible asset acquired in the purchase of our wholly-owned German-based manufacturing subsidiary. A deferred tax liability was created on the date of purchase as there was no allocation of the purchase price to the intangible asset for tax purposes, and the foreign subsidiary’s tax basis in the intangible asset remained zero. EITF 98-11 requires the recognition of the deferred tax impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis of the asset on the acquisition date. Further, EITF 98-11 requires the use of simultaneous equations to determine the assigned value of an asset and the related deferred tax liability.
Comparison of Year Ended December 31, 2006 to December 31, 2005
     Research and development.  Research and development expense decreased by $2.1 million to $8.1 million for the year ended December 31, 2006 from $10.2 million for the year ended December 31, 2005. The decrease was primarily attributable to our transition from the process development stage to the manufacturing of our product. Included in our research and development expenses is $1.2 million of amortization of core technology and patents for each of the years ended December 31, 2006 and

December 31, 2005. Also included in research and development expenses for the year ended December 31, 2006 is a one-time warrant modification charge of $0.1 million.
     Selling, general and administrative.  The following table sets forth our selling, general and administrative expense for the years ended December 31, 2006 and December 31, 2005 (in thousands):

			Amount of
	2006	2005	Change
Sales and marketing	$6,480	$2,777	$3,703
General and administrative	10,819	7,360	3,459

Total selling, general and administrative	$17,299	$10,137	$7,162

     Sales and marketing expense increased by $3.7 million to $6.5 million for the year ended December 31, 2006 from $2.8 million for the year ended December 31, 2005. The increase was primarily attributable to (i) $1.8 million in payroll and travel expenses for additional personnel, (ii) $0.5 million in cash severance payments, (iii) $0.2 million for the development of marketing and promotion programs, (iv) $0.1 million in facilities occupancy costs and staff support and (v) $1.1 million in non-cash compensation expense, including a one-time warrant modification charge of $0.6 million and non-cash severance of $0.3 million.
     General and administrative expense increased by $3.4 million to $10.8 million for the year ended December 31, 2006 from $7.4 million for the year ended December 31, 2005. The increase was primarily attributable to (i) a $0.8 million increase due to additional executive and administrative personnel and related travel expenses, (ii) $0.9 million in cash severance payments, (iii) $0.6 million in facilities occupancy costs, (iv) $1.4 million in non-cash compensation expense, which included a one-time warrant modification charge of $0.2 million and non-cash severance of $0.7 million and (v) $0.3 million in office related expenses offset by (vi) a $0.9 million decrease in professional service fees primarily related to lower legal costs.
     Interest expense, net.  Net interest expense decreased by $2.6 million to $1.8 million for the year ended December 31, 2006 from $4.4 million for the year ended December 31, 2005. The net decrease was primarily attributable to non-cash interest expense associated with common stock warrants issued with a convertible promissory note offset by an increase in interest income earned on our cash balances. Included in interest expense for the year ended December 31, 2006 is a one-time warrant modification charge of $0.5 million.
     Income tax benefit.  We recognized an income tax benefit of $0.5 million and $0.5 million for the years ended December 31, 2006 and 2005, respectively. The income tax benefit arose from the amortization of the deferred tax liability attributable to the intangible asset acquired in the purchase of our wholly-owned German-based manufacturing subsidiary. A deferred tax liability was created on the date of purchase as there was no allocation of the purchase price to the intangible asset for tax purposes, and the foreign subsidiary’s tax basis in the intangible asset remained zero. EITF 98-11 requires the recognition of the deferred tax impact of acquiring an asset in a transaction that is not a business combination when the amount paid exceeds the tax basis of the asset on the acquisition date. Further, EITF 98-11 requires the use of simultaneous equations to determine the assigned value of an asset and the related deferred tax liability.
Liquidity and Capital Resources
Sources of Liquidity
     We have a history of recurring losses from operations and have an accumulated deficit of $106.3 million as of December 31, 2007. As of December 31, 2007, we had available cash and cash equivalents totaling $20.3 million and working capital of $16.5 million.
     We launched our product, ArteFill, in February 2007 and recorded $7.1 million in product sales during 2007. We plan to increase product sales during 2008, but no assurances can be given that we will meet our sales forecast. Our 2008 expenses are expected to be significantly higher than 2007 due to our planned expansion of our sales force, increasing our marketing activities for ArteFill to increase consumer demand and expanding our clinical trial activities to meet FDA post-market study requirements and to investigate removal of the skin test requirement.

     A successful transition to attaining profitable operations is dependent upon obtaining additional financing adequate to fulfill our planned expenses and achieving a level of revenues adequate to support our cost structure. In addition to the net amounts raised from Cowen Healthcare Royalty Partners, L.P., or CHRP, in January 2008, we intend to seek additional debt or equity financing until we become cash flow positive. There can be no assurances that there will be adequate financing available to us on acceptable terms, or at all. If we are unable to obtain additional financing during 2008, we would need to significantly curtail or reorient our operations during 2008.
     The conditions noted above raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements for the year ended December 31, 2007 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. See Funding Requirements below for management’s plans in regards to these matters.
     We have financed our operations through sales of our preferred stock and common stock, options and warrants exercisable for our preferred and common stock, convertible and nonconvertible debt and through the initial public offering of our common stock. Since inception, we have raised $61.7 million through private equity financings, $1.6 million through the exercise of options and warrants, $28.1 million through convertible and nonconvertible debt, and $25.3 million through the initial public offering of our common stock. In November 2006, we entered into a loan and security agreement with Comerica Bank consisting of a revolving line of credit for up to $5,000,000 and a term loan for up to $5,000,000. At December 31, 2007, $8.6 million was outstanding under the loan and security agreement. As of December 31, 2007, our cash and cash equivalents were $20.3 million.
     In January 2008, we entered into a financing arrangement with CHRP to raise $21.5 million, and up to an additional $1 million in 2009 contingent upon our satisfaction of a net product sales milestone in fiscal 2008. We intend to use the proceeds to expand both its dedicated U.S. sales force and consumer outreach programs. We used $8.6 million of the proceeds to payoff and terminate our existing credit facility with Comerica Bank. The financing closed on February 12, 2008, resulting in net proceeds of $12.6 million after the payoff of our credit facility with Comerica Bank and after certain transaction expenses.
     Under the revenue interest financing and warrant purchase agreement, or Revenue Agreement, CHRP acquired the right to receive a revenue interest on our U.S. net product sales from October 2007 through December 2017. We are required to pay a revenue interest on U.S. net product sales of ArteFill®, any improvements to ArteFill®, any internally developed products and any products in-licensed or purchased by us, provided that such improvements, internally developed, in-licensed or purchased products are primarily used for or have an FDA-approved indication in the field of cosmetic, aesthetic or dermatologic procedures. The scope of the products subject to CHRP’s revenue interest narrows following the date the cumulative payments we make to CHRP first exceed a specified multiple of the consideration paid by CHRP for the revenue interest.
     The revenue interest payable to CHRP on net product sales starts as a high single digit rate and declines to a low single digit rate following our satisfaction of an aggregate net product sales threshold during the term. In addition to the revenue interest payments, we are required to make two lump sum payments of $7.5 million to CHRP, the first in January 2012 and the second in January 2013. Once the cumulative revenue interest and lump sum payments to CHRP reach a specified multiple of the consideration paid by CHRP for the revenue interest, the rate will automatically step down for the balance of the term. We have the right to prepay the revenue interest and lump sum payments without penalty at any time to reach the step-down rate early.
     Under the Revenue Agreement, we issued CHRP a warrant to purchase 375,000 shares of common stock, at an exercise price equal to $3.13 per share. This warrant has a 5 year term, and will allow for cashless exercise.
     As part of the financing, we also entered into a note and warrant purchase agreement, or the Note and Warrant Agreement, with CHRP pursuant to which we issued and sold to CHRP, at the closing of the financing, a 10% senior secured note in the principal amount of $6,500,000. The note has a term of five (5) years and bears interest at 10% per annum, payable monthly in arrears. We have the option to prepay all or a portion of the note at a premium. In the event of an event of default, with “event of default” defined as (i) a put event, (ii) a failure to pay the note when due, (iii) our material breach of our covenants and agreements in the Note and Warrant Agreement, (iv) our failure to perform an existing agreement with a third party that accelerates the majority of any debt in excess of $500,000 or (v) subject to a cure period, material breach of the covenants, representations or warranties in the financing documents, the outstanding principal and interest in the note, plus the prepayment premium, shall become immediately due and payable.

     Under the Note and Warrant Agreement, we issued CHRP a warrant to purchase 1,300,000 shares of common stock, at an exercise price equal to $5.00 per share. This warrant has a 5 year term, and allows for cashless exercise.
Cash Flow
     Net cash used in operating activities.  During the year ended December 31, 2007, our operating activities used cash of approximately $23.7 million, compared to approximately $21.6 million for the year ended December 31, 2006, an increase of $2.1 million. The increase in cash used was due primarily to an increase in the net loss of approximately $0.6 million, primarily attributable to an increase in operating expenses, offset by a decrease of $3.1 million in adjustments for non-cash expenses and a $1.6 million net increase in operating assets and liabilities primarily due to an increase in inventory and accounts receivable offset by payments on accounts payable.
     Net cash used in investing activities.  Our investing activities used cash of approximately $1.5 million during the year ended December 31, 2007, compared to $4.8 million for the year ended December 31, 2006. Investing activities during the years ended December 31, 2007 and 2006 were comprised of $1.2 and $1.6 million, respectively, of purchases of plant and production equipment and tenant improvements related to the expansion of our offices and the build-out of our production and manufacturing facilities.
     Net cash used by financing activities.  Cash used by financing activities was approximately $0.8 million for the year ended December 31, 2007, compared to approximately cash provided of $65.7 million for the year ended December 31, 2006. Financing activities during the year ended December 31, 2007 include payment on term loan and capital leases obligation of $1.3 million, partially offset by $0.5 million proceeds from exercise of stock options and warrants. Financing activities during the year ended December 31, 2006 resulted in $29.5 million in net proceeds from the closing of our initial public offering, $31.8 million in proceeds from the issuance of preferred stock, $9.8 million in proceeds from our Comerica Bank loan and security agreement, net of repayments of $0.1 million, $1.1 million in proceeds from the exercise of stock options, repayments of $6.5 million on convertible notes payable and $0.05 million in repayments on capital lease obligations.
     In January 2008, we announced that we entered into a revenue financing arrangement with CHRP, to immediately provide $21.5 million of financing, plus an additional $1 million in 2009 upon attainment of a revenue milestone in fiscal 2008. The financing is intended to be used to support our operations, including funds necessary to expand both our dedicated sales force and consumer outreach programs. We also used proceeds from the financing to payoff and terminate our existing credit facility. The transaction closed on February 12, 2008 and we received net cash of $12.6 million after paying down existing debt of $8.6 million under the term loan and the line of credit with Comerica Bank and payment of certain transaction expenses.
Funding Requirements
     We believe that our cash and cash equivalents at December 31, 2007, together with the interest thereon, proceeds from sales of ArteFill, and the funds from our financing arrangement with CHRP, will be sufficient to meet our anticipated cash requirements with respect to the commercial launch of ArteFill, the automation and scale-up of our manufacturing capabilities and our research and development activities and to meet our other anticipated cash needs through the third quarter of 2008.
     Our future capital requirements are difficult to forecast and will depend on many factors, including, among others:
•	growth in sales and related collections;

•	the costs of maintaining and expanding the sales and marketing organization required for successful commercialization of ArteFill;

•	the costs and effectiveness of our sales, marketing, advertising and promotion activities related to ArteFill, including physician training and education;

•	the costs related to maintaining and expanding our manufacturing and distribution capabilities;

•	the clinical trial costs required to meet FDA post-market study requirements and to investigate the removal of the skin test requirement:

•	the costs relating to changes in regulatory policies or laws that affect our operations;

•	the level of investment in research and development to maintain and improve our competitive position, as well as to maintain and expand our technology platform;

•	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the costs of, and our ability to enter into, foreign distribution agreements in certain concentrated international markets; and

•	our need or determination to acquire or license complementary products, technologies or businesses.
     We intend to seek additional equity and debt financing to provide capital to fund the expansion of our commercial operations by the third quarter of 2008. If we are unable to secure such funding, or we cannot achieve our forecasted sales, we would be required to reorient, delay, reduce the scope of, eliminate or divest one or more of our sales and marketing programs, manufacturing capabilities, research and development programs, or our entire business. Due to the uncertainty of financial markets, financing may not be available to us when we need it on acceptable terms or at all. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders would likely result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.
Contractual Obligations
     The following summarizes our long-term contractual obligations as of December 31, 2007:

	Payments Due by Period
	Total	2008	2009	2010	2011	2012
	(In thousands)
Contractual Obligations
Comerica Bank term loan	$3,646,000	$1,250,000	$1,250,000	$1,146,000	$—	$—
Comerica Bank revolving line of credit	5,000,000	5,000,000	—	—	—	—
Equipment lease obligations	21,000	21,000	—	—	—	—
Operating lease obligations	8,134,000	1,487,000	1,556,000	1,626,000	1,696,000	1,769,000
Other contractual obligations	597,000	522,000	75,000	—	—

Total	$17,398,000	$8,280,000	$2,881,000	$2,772,000	$1,696,000	$1,769,000

     Our long-term obligations consist primarily of our revolving line of credit and term loan with Comerica Bank that are due in November 2008 and 2010, respectively, facilities leases that expire in March and December 2012 and our equipment financing obligations that expire in April and July 2008. Other contractual obligations include amounts due under our agreements with Lampire Biological Labs, Inc. and Therapeutics, Inc.
     In November 2006, we entered into a loan and security agreement with Comerica Bank, pursuant to which we obtained a credit facility consisting of a revolving line of credit in the amount of up to $5 million and a term loan in the amount of up to $5 million. Interest on the revolving line of credit and the term loan will be at prime plus 2%. As of December 31, 2007, $8.6 million was outstanding under the revolving line of credit and term loan under the credit facility. In February 2008, we repaid the total amount due of $8.6 million to Comerica Bank under the term loan and the line of credit, in accordance to our financing arrangement with CHRP.
     In August 2007, we entered into a Severance Protection Agreement with Diane S. Goostree, our President and Chief Executive Officer and Change of Control Agreements with the following named executive officers: Christopher J. Reinhard, Peter C. Wulff and Larry J. Braga, and with the following executive officers: Karla R. Kelly, J.D., Russell J. Anderson, Susan A. Brodsky-Thalken, Frank M. Fazio and Greg Kricorian, M.D. Under these agreements, we are obligated to make certain severance payments to these individuals in the event their employment with us is terminated under certain circumstances.

     In January 2008, we entered into a financing arrangement with CHRP to raise $21.5 million, and the potential for an additional $1 million in 2009 contingent upon the Company’s satisfaction of a net product sales milestone in fiscal 2008. Two principal payments of $7.5 million each are due in January 2012 and January 2013.
     In March 2008, we entered into Change of Control Agreements with John Kay, Ph. D. and Karon J. Morell. Under these agreements, we are obligated to make certain severance payments to these individuals in the event their employment with us is terminated under certain circumstances.
Related Party Transactions
     For a description of our related party transactions, see “Related Party Transactions” elsewhere in this Appendix I.
Off-Balance Sheet Arrangements
     We have not engaged in any off-balance sheet activities.
Recent Accounting Pronouncements
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management has not yet completed its evaluation of the impact of adopting SFAS No. 157.
     On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The Company is currently evaluating whether SFAS No. 159 will have a material effect on its consolidated financial statements.
Quantitative and Qualitative Disclosures about Market Risk.
Interest Rate Risk
     During fiscal 2007, our exposure to interest rate risk was primarily the result of borrowings under our then existing credit facility with Comerica Bank. At December 31, 2007, $8.6 million was outstanding under our credit facility. Borrowings under our credit facility are secured by first priority security interests in substantially all of our tangible and intangible assets. Our results of operations are not materially affected by changes in market interest rates on these borrowings. In February 2008, we repaid the total amount due of $8.6 million to Comerica Bank under the term loan and the line of credit, in accordance to our financing arrangement with CHRP.
     The primary objective of our cash management activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. As of December 31, 2007, we had cash and cash equivalents in a bank operating account that provides daily liquidity and through an overnight sweep account that is a money market mutual fund and invests primarily in money market investments and corporate and U.S. government debt securities. Due to the liquidity of our cash, cash equivalents and investment securities, a 1% movement in market interest rates would not have a material impact on the total value of our cash, cash equivalents and investment securities. We do not have any holdings of derivative financial or commodity instruments, or any foreign currency denominated transactions.
     We will continue to monitor changing economic conditions. Based on current circumstances, we do not expect to incur a substantial increase in costs or a material adverse effect on cash flows as a result of changing interest rates.

Impact of Inflation
     We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing prices did not have a material impact on our operations in 2007, 2006, or 2005. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse impact on our business, financial condition, and results of operations.
Consolidated Financial Statements and Supplementary Data.
     Reference is made to the consolidated financial statements, the notes thereto, and the report thereon, commencing on page A-18 of this Appendix I, which financial statements, notes, and Appendix I are incorporated herein by reference.
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
None.
Controls And Procedures
Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures.
     Under the supervision and with the participation of our management, including our Chief Executive Officer, who is our principal executive officer, and Chief Financial Officer, who is our principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, or the Exchange Act, as amended, as of the end of the period covered by the Form 10-K. Based on this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective at the reasonable assurance level as of the end of the period covered by the Form 10-K.
     There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumventions or overriding of controls. Consequently, even effective internal controls can only provide reasonable assurances with respect to any disclosure controls and procedures and internal control over financial statement preparation and presentation.
     Management’s Report on Internal Control Over Financial Reporting.  Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) promulgated under the Exchange Act. Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2007 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework , our management concluded that our internal control over financial reporting was effective as of December 31, 2007.
     Ernst & Young LLP, the independent registered public accounting firm that audited the financial statements included in this Form 10-K, has issued an attestation report on the effectiveness of our internal control over financial reporting as of December 31, 2007. This report, which expressed an unqualified opinion on the effectiveness of our internal control over financial reporting as of December 31, 2007, is included herein.
Changes in Internal Control over Financial Reporting:
     During the year ending December 31, 2007, there were no changes in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Artes Medical, Inc.
     We have audited the accompanying consolidated balance sheets of Artes Medical, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15(c). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Artes Medical, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in Note 1 to the consolidated financial statements, Artes Medical, Inc. changed its method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.
     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has recurring operating losses, an accumulated deficit of $106.3 million and working capital of $16.5 million at December 31, 2007. These factors, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2007 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Artes Medical, Inc.’s internal control over financial reporting as of December 31, 2007, based upon criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2008 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
San Diego, California
March 13, 2008

Artes Medical, Inc.
Consolidated Balance Sheets

	December 31,
	2007	2006
	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$20,293	$46,258
Accounts receivable (net of allowance for doubtful accounts of $20 and $0 at December 31, 2007 and December 31, 2006, respectively)	792	—
Prepaid expenses	754	304
Inventory, net	5,528	4,761
Other assets	290	102

Total current assets	27,657	51,425
Property and equipment, net	5,034	5,271
Intellectual property, net	2,385	3,578
Deposits and other assets	645	339

Total assets	$35,721	$60,613

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,880	$2,218
Accrued compensation and benefits	1,802	1,774
Accrued severance	—	920
Accrued expenses	1,194	690
Income taxes payable	—	73
Capital lease obligations, current portion	21	45
Revolving credit line	5,000	5,000
Term note payable, current portion	1,250	1,250
Deferred rent, current portion	21	49

Total current liabilities	11,168	12,019
Term note payable (net of discount of $165 and $305 at December 31, 2007 and 2006, respectively)	2,231	3,341
Capital lease obligations, less current portion	—	21
Deferred rent, less current portion	783	678
Deferred tax liability	915	1,368
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value 200,000,000 shares authorized at December 31, 2007 and 2006; 16,514,163 and 16,361,246 shares issued and outstanding at December 31, 2007 and 2006, respectively	17	16
Additional paid-in capital	126,894	122,572
Accumulated deficit	(106,287)	(79,402)

Total stockholders’ equity	20,624	43,186

Total liabilities and stockholders’ equity	$35,721	$60,613

See accompanying notes.

Artes Medical, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006	2005
	(In thousands, except share and per share data)
Revenues:
Product sales	$7,084	$—	$—
License revenues	6,232	390	—

Total revenues	13,316	390	—
Cost of product sales	10,659	—	—

Gross profit	2,657	390	—
Operating expenses:
Research and development	6,023	8,084	10,189
Selling, general and administrative	24,331	17,299	10,137

Loss from operations	(27,697)	(24,993)	(20,326)
Interest income	1,391	675	52
Interest expense	(1,119)	(2,454)	(4,468)
Other income (expense), net	(2)	(27)	2,041

Loss before benefit for income taxes	(27,427)	(26,799)	(22,701)
Benefit for income taxes	542	476	458

Net loss	$(26,885)	$(26,323)	$(22,243)

Loss per share:
Basic and diluted	$(1.63)	$(14.23)	$(18.76)

Weighted average shares — basic and diluted	16,462,369	1,850,255	1,185,387

See accompanying notes.

Artes Medical, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)

						Convertible				Total
	Convertible			Common	Common	Preferred	Additional	Deferred		Stockholders’
	Preferred	Stock	Common	Stock	Stock	Stock	Paid-In	Stock-Based	Accumulated	Equity
	Shares	Amount	Shares	Amount	Issuable	Subscribed	Capital	Compensation	Deficit	(Deficit)
Balance at December 31, 2004	7,167,819	$7	1,138,644	$1	—	$3,543	$23,322	$(631)	$(30,836)	$(4,594)
Issuance of common stock upon exercise of stock options in March	—	—	5,882	—	—	—	25	—	—	25
Issuance of common stock upon exercise of options and warrants	—	—	23,731	—	—	—	120	—	—	120
Issuance of common stock for services rendered in April through December	—	—	51,528	—	—	—	386	—	—	386
Issuance of common stock in connection with settlement agreement in October	—	—	9,768	—	—	—	102	—	—	102
Common stock issuable in exchange for guarantee on convertible debt in December	—	—	—	—	735	—	—	—	—	735
Issuance of Series D preferred stock in exchange for convertible notes and accrued interest, and cash, in May, at $2.00 per share, net of issuance costs	9,754,761	10	—	—	—	(3,543)	14,245	—	—	10,712
Issuance of Series D preferred stock at $2.00 in exchange for services in May	265,096	—	—	—	—	—	367	—	—	367
Issuance of warrants in connection with Series D convertible preferred stock in May	—	—	—	—	—	—	809	—	—	809
Issuance of warrants in connection with convertible note payable in January through September	—	—	—	—	—	—	2,007	—	—	2,007
Issuance of warrants in connection with amendment of convertible notes in December	—	—	—	—	—	—	276	—	—	276
Issuance of Series E preferred stock for cash, in December 2005, at $2.50 per share, net of issuance costs	3,089,615	3	—	—	—	—	7,703	—	—	7,706
Series E preferred stock subscriptions at $2.50 per share for cash in December	—	—	—	—	—	6,900	—	—	—	6,900
Issuance of Series E preferred stock at $2.50 per share in exchange for termination agreement in December	124,000	—	—	—	—	—	310	—	—	310
Issuance of Series E preferred stock at $2.50 per share in exchange for amendment of convertible note payable in December	250,000	—	—	—	—	—	625	—	—	625
Stock-based compensation	—	—	—	—	—	—	959	—	—	959
Deferred stock compensation	—	—	—	—	—	—	2,383	(2,383)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	335	—	335
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(22,243)	(22,243)

Balance at December 31, 2005	20,651,291	20	1,229,553	1	735	6,900	53,639	(2,679)	(53,079)	5,537
Issuance of common stock upon exercise of warrants and stock options	—	—	114,506	—	—	—	440	—	—	440
Issuance of common stock for services in January through May	—	—	8,048	—	—	—	89	—	—	89
Issuance of common stock in connection with intellectual property in January	—	—	4,705	—	—	—	49	—	—	49
Issuance of Series E convertible preferred stock at $2.50 per share for cash, in January, net of issuance costs	3,994,000	4	—	—	—	(6,750)	9,367	—	—	2,621
Issuance of Series E convertible preferred stock at $2.50 per share for cash, in February, net of issuance costs	5,484,200	6	—	—	—	(150)	12,444	—	—	12,300
Issuance of Series E convertible preferred stock at $2.50 per share for cash, in March, net of issuance costs	7,712,406	8	—	—	—	—	16,888	—	—	16,896
Issuance of Series C-1 convertible preferred stock upon exercise of warrants for cash in May	50,000	—	—	—	—	—	50	—	—	50
Issuance of common stock in connection with guarantee on convertible debt	—	—	70,588	—	(735)	—	735	—	—	—
Issuance of common stock upon initial public offering	—	—	5,290,000	5	—	—	25,279	—	—	25,284
Exercise of warrants upon initial public offering	—	—	276,334	—	—	—	583	—	—	583
Issuance of warrants to purchase Series E convertible preferred stock in connection with financing agreement	—	—	—	—	—	—	253	—	—	253
Conversion of convertible preferred stock upon initial public offering	(37,891,897)	(38)	9,367,512	10	—	—	28	—	—	—
Acceleration of vesting of outside director stock options upon initial public offering	—	—	—	—	—	—	547	—	—	547
Stock-based compensation	—	—	—	—	—	—	2,526	—	—	2,526
Stock-based severance	—	—	—	—	—	—	958	—	—	958
Deferred stock compensation	—	—	—	—	—	—	(2,679)	2,679	—	—
Warrant modification expense	—	—	—	—	—	—	1,376	—	—	1,376
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(26,323)	(26,323)

Balance at December 31, 2006	—	$—	16,361,246	$16	$—	$—	$122,572	$—	$(79,402)	$43,186
Issuance of common stock upon exercise of warrants and stock options	—	—	152,917	1	—	—	535	—	—	536
Initial public offering cost	—	—	—	—	—	—	(14)	—	—	(14)
Stock-based compensation	—	—	—	—	—	—	3,238	—	—	3,238
Deferred stock compensation	—	—	—	—	—	—	563	—	—	563
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(26,885)	(26,885)

Balance at December 31, 2007	—	$—	16,514,163	$17	$—	$—	$126,894	$—	$(106,287)	$20,624

See accompanying notes.

Artes Medical, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating activities
Net loss	$(26,885)	$(26,323)	$(22,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,653	2,428	1,742
Bad debt expense	72	—	—
Benefit for income taxes	(453)	(478)	(458)
Non-cash interest expense associated with issuance of warrants and convertible notes	140	2,350	4,308
Warrant modification expense	—	899	—
Stock-based compensation	3,801	4,032	1,294
Issuance of stock for services	—	90	558
Issuance of stock for settlement and termination agreements	—	—	412
Issuance of common stock for intellectual property	—	49	—
Loss on disposal of fixed assets	—	43	—
Deferred rent	77	42	200
Deferred taxes	—	—	(27)
Changes in operating assets and liabilities:
Accounts receivable	(864)	—	—
Inventory	(767)	(4,070)	(442)
Prepaid expenses and other assets	(638)	172	(208)
Accounts payable	(336)	(1,099)	(398)
Accrued compensation and benefits	28	275	1,346
Accrued severance	(920)	920	—
Accrued expenses	504	(896)	834
Income taxes payable	(73)	3	27

Net cash used in operating activities	(23,661)	(21,563)	(13,055)
Investing activities
Acquisition of intellectual property, net of cash acquired	—	—	(2,250)
Purchases of property and equipment	(1,223)	(1,623)	(4,554)
Deposits and other assets	(306)	(3,156)	(950)

Net cash used in investing activities	(1,529)	(4,779)	(7,754)
Financing activities
Proceeds from term loan payable	—	4,945	—
Payments on term loan payable	(1,251)	(104)	—
Payments on revolving line of credit	(476)	—	—
Proceeds from revolving credit line	476	5,000	—
Proceeds from issuance of convertible notes payable	—	—	6,970
Payments on convertible notes payable	—	(6,525)	—
Proceeds from capital lease obligations	—	—	157
Payments on capital lease obligations	(45)	(49)	(41)
Proceeds from subscribed preferred stock	—	—	6,900
Proceeds from issuance of preferred stock, net	—	31,816	11,456
Proceeds from issuance of common stock	(14)	29,513	—
Proceeds from exercise of stock options and warrants	535	1,074	28

Net cash (used in) provided by financing activities	(775)	65,670	25,470

Net (decrease) increase in cash and cash equivalents	(25,965)	39,328	4,661
Cash and cash equivalents at beginning of year	46,258	6,930	2,269

Cash and cash equivalents at end of year	$20,293	$46,258	$6,930

Noncash financing activities
Issuance of subscribed preferred stock	$—	$6,900	$3,543

Issuance of warrants and common stock in connection with intellectual property acquisition	$—	$49	$—

Conversion of convertible notes and interest into convertible preferred stock	$—	$—	$8,246

Issuance of convertible notes payable as commission for financing	$—	$—	$203

Conversion of payables to convertible notes payable	$—	$—	$95

Supplemental activities
Cash paid for income taxes	$1	$1	$1

Cash paid for interest	$979	$104	$160

See accompanying notes.

Artes Medical, Inc.
Notes to Consolidated Financial Statements
1. Organization and Summary of Significant Accounting Policies
Organization and Business
     Artes Medical, Inc., (the “Company”), formerly known as Artes Medical USA, Inc., was incorporated in Delaware on August 24, 1999, and is focused on the development, manufacture and commercialization of a new category of injectable aesthetic products for the dermatology and plastic surgery markets, principally in the United States. The Company’s initial product, ArteFill, is a non-resorbable aesthetic injectable implant for the correction of facial wrinkles known as smile lines, or nasolabial folds. The Company received FDA approval to market ArteFill on October 27, 2006 and commenced commercial shipments of ArteFill during the first quarter of 2007. Prior to 2007, the Company was a development stage company. Since inception, and through December 31, 2007, the Company has an accumulated deficit of $106.3 million.
Basis of Presentation and Management’s Plan
     The Company has a history of recurring losses from operations and has an accumulated deficit of $106.3 million as of December 31, 2007. As of December 31, 2007, the Company had available cash and cash equivalents totaling $20.3 million and working capital of $16.5 million. Additionally, the Company will require additional cash funding to execute against its strategic plan for 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and this does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
     A successful transition to attaining profitable operations is dependent upon obtaining additional financing adequate to fulfill its planned expenses and achieving a level of revenues adequate to support the Company’s cost structure. In addition to the net amounts raised from Cowen Healthcare Royalty Partners, L.P. in January 2008 (See Note 12), the Company intends to seek additional debt or equity financing to support its operations until it becomes cash flow positive. There can be no assurances that there will be adequate financing available to the Company on acceptable terms or at all. If the Company is unable to obtain additional financing, or cannot achieve its forecasted sales during 2008, the Company would need to significantly curtail or reorient its operations during 2008, which could have a material adverse effect on the Company’s ability to achieve its business objectives.
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and Artes Medical Germany GmbH. All intercompany accounts have been eliminated in consolidation.
     In June 2007, the Company announced the formation of a new wholly-owned subsidiary named Spheris Medical, Inc. to develop and commercialize new and innovative therapeutic medical applications of its proprietary microsphere tissue bulking technology through collaborative agreements with third parties. As of December 31, 2007, there were no tangible assets or accounting transactions involving Spheris Medical, Inc.
Reverse Stock Split, Conversion to Common Stock and Initial Public Offering
     In connection with the Company’s initial public offering, the Company effected a 1-for-4.25 reverse stock split of its common stock on December 19, 2006. In addition to the reverse stock split, all outstanding shares of the Company’s preferred stock were converted to common stock immediately prior to the closing of the Company’s initial public offering on December 26, 2006. Each outstanding share of Series A, Series D and Series E preferred stock was converted into one share of common stock, and as a result of anti-dilution provisions, each share of Series B preferred stock was converted into 1.35 shares of common stock and each share of Series C-1 preferred stock was converted into 1.375 shares of common stock. On December 26, 2006, after giving effect to the 1-for-4.25 reverse stock split, and the anti-dilution provisions associated with the Series B and C-1 preferred stock, all of the outstanding

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
shares of preferred stock were automatically converted into 9,367,512 shares of common stock. In addition, as a result of the conversion to common stock, all warrants or other rights to purchase the Company’s preferred stock outstanding on December 26, 2006 were automatically converted into the right to purchase shares of common stock at the applicable conversion ratios for the particular series of preferred stock. The actions necessary to effect the reverse stock split and the conversion of the preferred stock to common stock were approved by the Company’s Board of Directors and the required vote of the Company’s stockholders.
     The accompanying consolidated financial statements and related notes give retroactive effect to the reverse stock split for all periods presented with respect to outstanding shares of common stock and options and warrants exercisable for common stock. The accompanying consolidated financial statements and related notes do not reflect the conversion to common stock (or the reverse stock split) for all periods presented with respect to outstanding shares of preferred stock and warrants exercisable for preferred stock.
     On December 26, 2006, the Company closed an initial public offering of its common stock in which it sold 5,290,000 shares of common stock for gross proceeds of $31.7 million. After underwriting discounts, commissions and other offering expenses, the Company received net proceeds of $25.3 million from this offering.
Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Reclassifications
     Certain prior year amounts have been reclassified to conform to the current year presentation. License revenues from the year ended December 31, 2006 have been reclassified to license revenues in the 2007 statement of operations instead of other income and certain balance sheet accounts have been combined.
Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of less than three months when purchased to be cash equivalents.
Revenue Recognition
     The Company follows the provisions of the Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which sets forth guidelines for the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance. The Company recognizes revenue from product sales when all four of the following criteria are met: (i) there is persuasive evidence that an arrangement exists, (ii) delivery of the product has occurred and title has transferred to its customers, (iii) the selling price is fixed and determinable and (iv) collection is reasonably assured. Provisions for discounts to customers or other adjustments are recorded as a reduction of revenue and provided for in the same period that the related product sales are recorded based upon analysis of historical discounts and exchanges.
     The Company recognizes revenue when its products have reached the destination point and other criteria for revenue recognition have been met.
     A substantial amount of business is transacted using credit cards. The Company may offer an early payment discount to certain customers.
     The Company has a no return policy for its product except in the case of product that may be shipped in error or damaged in shipment. During 2007, the Company shipped product to customers which did not provide for sufficient shelf life for certain

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
customers to utilize the product before expiration. As a result, the Company exchanged product that was going to expire for product with sufficient shelf life to be utilized by the customers. These exchanges were substantially completed by December 31, 2007. At December 31, 2007, the Company had a sales reserve of $150,000 for exchanges which were completed in early 2008. During the last half of 2007, the Company refined its shipping policies to eliminate the shipment of product without adequate shelf life.
Allowance for Doubtful Accounts
     The Company determines its allowance for doubtful accounts based on an analysis of the collectibility of accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms. The expense related to the allowance for doubtful accounts is recorded in selling, general and administrative. The Company does not write off individual accounts receivable until all avenues of legal recourse to collect the outstanding amount have been exhausted.
Valuation of Inventory
     Inventories are stated at the lower of cost or market, with cost being determined under a standard cost method, which approximates a first-in, first-out basis. The Company’s inventories are evaluated and any non-usable inventory is expensed. In addition, the Company reserves for any inventory that may be excess or potentially non-usable. Charges for such write-offs and reserves are recorded as a component of cost of sales.
Fair Value of Financial Instruments
     The carrying amount of cash, accounts receivable, accounts payable, and accrued liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company believes the carrying amount of the notes payable approximate their respective fair values.
Concentration of Credit Risk
     Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company’s customers are primarily physicians and no single customer represents more than 10% of revenues for any period presented. Credit to customers is granted based on analysis of customers’ credit worthiness and credit losses have not been significant.
Property and Equipment
     Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the useful life of the asset.
Impairment of Long-Lived Assets
     Long-lived assets consist of property and equipment and intellectual property. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. While the Company’s current and historical operating losses and cash flows are indicators of impairment, the Company believes the future cash flows to be received port the carrying value of its long-lived assets and, accordingly, the Company has not recognized any impairment losses through December 31, 2007.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
Deferred Rent
     Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense and amounts paid under the lease agreements is recorded as deferred rent in the accompanying consolidated balance sheets. Landlord construction allowances and other such lease incentives are recorded as deferred rent and are amortized on a straight-line basis as a reduction to rent expense.
Patent Costs
     Costs related to filing and pursuing patent applications are expensed as general and administrative expenses as incurred since recoverability of such expenditures is uncertain.
Research and Development Expenses
     Research and development costs are expensed as incurred and such costs consist primarily of costs to further the Company’s research and development activities and include compensation and other expenses for research and development personnel, costs associated with clinical trials, non-clinical activities, process development activities, regulatory activities, supplies and development materials, costs for consultants, research-related overhead expenses, amortization of purchased technology, and depreciation.
Shipping and Handling Costs
     Shipping and handling costs are classified in cost of product sales.
Advertising
     Advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses include external advertising and promotional literature. Advertising expenses were $573,000, $119,000 and $37,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
Sales Taxes
     Sales and other taxes collected from customers and subsequently remitted to government authorities are recorded as accounts receivable with a corresponding offset recorded to sales tax payable. These balances are removed from the consolidated balance sheet as cash is collected from the customers and remitted to the tax authority.
Income Taxes
     The Company uses the liability method of accounting for income taxes as required by SFAS No. 109, Accounting for Income Taxes.
     Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
Foreign Currency Translation and Transactions
     The financial statements of foreign subsidiaries are denominated in local currency and are then remeasured into U.S. dollars as the U.S. dollar is the functional currency. The remeasurement of local currency amounts into U.S. dollars creates translation adjustments that are included as Other Expenses in the Statements of Operations for the applicable period. Transaction and translation gains or losses were not material to the financial statements for any periods presented.
Stock-based Compensation
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment (SFAS No. 123(R)) using the prospective transition method, and therefore, prior period results have not been restated. SFAS No. 123(R), which revises SFAS No. 123, Accounting for Stock-Based Compensation and (SFAS No. 123), supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Under this transition method, the compensation cost related to all equity instruments granted prior to, but not yet vested as of, the adoption date is recognized based on the grant-date fair value which is estimated in accordance with the original provisions of SFAS No. 123. Compensation costs related to all equity instruments granted after January 1, 2006 is recognized at the grant-date fair values of the awards in accordance with the provisions of SFAS No. 123(R). Additionally, under the provisions of SFAS No. 123(R), the Company is required to include an estimate of the number of awards that will be forfeited in calculating compensation costs, which is recognized over the requisite service period of the awards on a straight-line basis.
     For purposes of calculating the stock-based compensation under SFAS 123(R), the Company estimates the fair value of stock options using a Black-Scholes option-pricing model which is consistent with the model used for pro forma disclosures under SFAS 123 prior to the adoption of SFAS 123(R). The Black-Scholes option-pricing model incorporates various and highly sensitive assumptions including expected volatility, expected term and interest rates. In accordance with SFAS 123(R) share-based compensation expense recognized in the statement of operations is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Prior to the adoption of SFAS 123(R), the Company used the minimum value method for valuing stock options granted to employees and directors. For periods prior to 2006, the Company accounted for forfeitures as they occurred.
     The assumptions used to estimate the fair value of stock options granted to employee and directors during the years ended December 31, 2007, 2006 and 2005 are as follows:

	Years Ended December 31,
	2007	2006	2005
	Actual	Actual	Pro Forma
Volatility	48%	60%	0%
Expected term (years)	6.0	6.0	4.0
Risk free interest rate	4.75%	4.55%	3.00% — 4.50%
Expected dividend yield	0%	0%	0%
Forfeiture rate	14%	14%	4%
     The risk-free interest rate assumption was based on the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. The weighted average expected life of options was calculated using the simplified method as prescribed by the SEC’s SAB No. 107 (SAB No. 107). This decision was based on the lack of relevant historical data due to the Company’s limited historical experience. In addition, due to the Company’s limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating a combination of the historical volatility of comparable companies whose share prices are publicly available and the Company’s historical volatility. The estimated forfeiture rate is based on historical data for forfeitures and the Company is recognizing compensation expense only for those equity awards expected to vest.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The weighted average grant-date fair value of stock options granted during the years ended December 31, 2007 and 2006 was $7.58 and $8.00 per share, respectively.
     During the year ended December 31, 2007, the Company recorded approximately $3,238,000 of stock-based compensation expense. Of this amount, $403,000 has been capitalized to inventory, $336,000 is included in research and development expenses and $2,499,000 is included in selling, general and administrative expenses. During the year ended December 31, 2006, the Company recorded approximately $1,300,000 of stock-based compensation expense. Of this amount, $146,000 has been capitalized to inventory, $139,000 is included in research and development expenses and $1,015,000 is included in selling, general and administrative expenses.
     Total unrecognized stock-based compensation costs related to non-vested stock options granted during the year ended December 31, 2007 was approximately $6,403,000, which related to 3,181,958 options issued and outstanding. This unrecognized cost is expected to be recognized on a straight-line basis over a weighted average period of approximately four years.
     Equity instruments issued to non-employees are recorded at their fair values as determined in accordance with SFAS 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically revalued as the options vest and are recognized as expense over the related service period. The Company recorded stock-based compensation for options granted to non-employees of $245,000, $156,000, $107,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The fair value of each option was determined using the Black-Scholes valuation model and periodically re-measured and recognized over the related service period.
     During the years ended December 31, 2007, 2006, 2005, the Company recognized $245,000, $535,000 and $959,000, respectively, for stock options and warrants issued to non-employees.
Deferred Stock-Based Compensation
     No employee related stock-based compensation expense was reflected in the Company’s reported net loss in any period prior to 2004, as all options granted to employees had an exercise price equal to the estimated fair value of the underlying common stock on the date of the grant. Stock-based compensation was recognized in 2004 for warrants granted to a member of the Board of Directors as the exercise price of the warrants was less than the estimated fair value of the underlying common stock on the date of grant.
     On September 13, 2005, the Company commenced the initial public offering process, and based on discussions with its investment bankers, reassessed the fair value of its common stock going back to July 1, 2004. The Company’s management, all of whom qualify as related parties, determined that the stock options granted from July 1, 2004 forward were granted at exercise prices that were below the reassessed fair value of the common stock on the date of grant. The Company completed the reassessment of its fair value without the use of an unrelated valuation specialist and started with the proposed valuation from its investment bankers, considering a number of accomplishments in 2004 and 2005 that would impact its valuation, including achievement of key clinical milestones, hiring executive officers, and the increased possibility of completing an initial public offering. Accordingly, deferred stock-based compensation of $740,000 was recorded within Stockholders’ Equity (deficit) during 2004 which represented the difference between the weighted-average exercise price of $4.25 and the weighted-average fair value of $6.38 on 324,705 options granted to employees during 2004. Deferred stock-based compensation of $2,383,000, net of forfeitures, was recorded within Stockholders’ Equity during 2005 which represented the difference between the weighted-average exercise price of $5.31 and the weighted-average fair value of $9.18 on 620,000 options granted to employees during 2005.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The deferred stock-based compensation is being amortized on a straight-line basis over the vesting period of the related awards, which is generally four years.
     During the years ended December 31, 2007, 2006 and 2005, the Company recognized $563,000, $719,000, and $335,000, respectively, in amortization of deferred stock-based compensation which was provided for prior to the adoption of SFAS 123(R).
     Unrecognized deferred stock-based compensation related to non-vested stock option and warrant awards granted prior to January 1, 2006 was approximately $800,000 at December 31, 2007.
     The expected future amortization expense for deferred stock-based compensation for stock options granted through December 31, 2007, is as follows (in thousands):

2008	$463
2009	337

Total	$800

     Upon the adoption of SFAS No. 123(R) on January 1, 2006, deferred stock-based compensation was reclassified against additional paid-in capital.
     The stock-based compensation expense that has been included in the statement of operations for all stock-based compensation arrangements was as follows:

	Years Ended December 31,
	2007	2006	Pro Forma 2005
	(In thousands, except per share amounts)
Capitalized to inventory	$575	$263	—

Research and development expense	$453	$766	$256
Sales, general and administrative expense	2,773	4,165	1,092

	$3,226	$4,931	$1,348

Net effect on basic and diluted net loss per share	$0.20	$2.67	$1.14

Recently Issued Accounting Standards
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management has not yet completed its evaluation of the impact of adopting SFAS No. 157.
     On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. The Company is currently evaluating whether SFAS No. 159 will have a material effect on its consolidated financial statements.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
2. Net Loss Per Common Share
     Basic net loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, stock options and the outstanding warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.
     Historical outstanding anti-dilutive securities not included in the diluted net loss per common calculation:

	December 31,
	2007	2006	2005
Convertible preferred stock	—	—	5,307,180
Warrants to purchase preferred and common stock	2,470,638	2,530,336	2,423,758
Options to purchase common stock	3,181,958	2,133,842	1,149,000

	5,652,596	4,664,178	8,879,938
3. Acquisitions
MediPlant Acquisition Settlement Agreement
     In October 2005, the Company, FormMed Biomedicals AG, and Dr. Martin Lemperle, one of the Company’s founders, entered into a settlement agreement to accelerate two installment payments due under a purchase agreement dated July 22, 2004, and to settle and mutually release all parties regarding reimbursement of certain production and development costs incurred by FormMed prior to the date of the purchase agreement and reimbursement to Dr. Martin Lemperle of certain legal expenses. Upon final settlement of the litigation with one of the Company’s competitors (see Note 5) and receipt of the settlement amount in 2005, the Company paid FormMed $750,000 as the final payment and secured the release of certain tangible and intangible assets held in escrow, as required pursuant to the terms of the original MediPlant purchase agreement.
     The Company paid FormMed 428,000 Euro for the prior production and development costs on a payment schedule through June 30, 2006. In addition, the Company issued FormMed 7,214 shares of Company common stock as consideration for accrued interest. The Company paid Dr. Martin Lemperle 150,000 Euro in 2006 for all legal costs incurred as a result of the settlement and litigation agreements with a competitor (see Note 5). In addition, the Company issued Dr. Martin Lemperle 2,549 shares of Company common stock as consideration for accrued interest.
     All parties agreed that both the cash payments and common stock grant covers in full all prior period production, development and legal costs incurred by FormMed and Dr. Martin Lemperle.
4. License Agreement
     On September 21, 2007, the Company entered into a Second License Agreement (the “Second Agreement”) with BioForm Medical, Inc. and BioForm Medical Europe B.V. (together, “BioForm”). Under the Second Agreement, BioForm elected to pre-pay all future royalty obligations to the Company by making two payments totaling $5.5 million. These payments replaced any future royalty obligation of BioForm to the Company under the Settlement and License Agreement, dated October 31, 2005.
     The Company recognized license revenue of $5.5 million related to this agreement in the third quarter of 2007.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
5. Balance Sheet Details
Inventory
     Inventory consists of raw materials used in the manufacture of ArteFill, work in process and finished good ready for sale. Inventory is carried at the lower of cost or market. Cost is determined using a standard cost method, which approximates a first-in, first-out basis, with provisions made for obsolete or slow moving goods.
     Inventory consisted of the following (in thousands):

	December 31,
	2007	2006
Raw materials	$1,147	$727
Work in process	2,462	1,619
Unpackaged finished goods	3,555	3,169
Finished goods	602	—
	7,766	5,515
Less: reserve for excess and obsolete inventory	(2,238)	(754)

Total	$5,528	$4,761

Property and Equipment
     Property and equipment consisted of the following (in thousands):

		December 31,
	Useful Lives	2007	2006
Furniture and fixtures	7 years	$625	$588
Office equipment	3 - 5 years	949	734
Lab equipment	3 - 5 years	2,726	2,464
Leasehold improvements	Life of lease	4,050	3,351

		8,350	7,137
Less accumulated depreciation and amortization		(3,316)	(1,866)

Total		$5,034	$5,271

     As of December 31, 2007 and 2006, lab equipment and office equipment includes approximately $130,000 and $130,000, respectively, of equipment financed under capital leases with accumulated depreciation of approximately $109,000 and $46,000, respectively.
     Total depreciation expense, which includes amortization of assets recorded under capital leases, for the years ended December 31, 2007, 2006 and 2005 was $1,460,000, $1,235,000, and $549,000, respectively.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
Intellectual Property
     Intellectual property consisted of the following (in thousands):

	December 31, 2007			December 31, 2006
		Accumulated	Net Book		Accumulated	Net Book
	Gross	Amortization	Value	Gross	Amortization	Value
Patents	$287	$192	$95	$287	$144	$143
Core technology	6,868	4,578	2,290	6,868	3,433	3,435

Total	$7,155	$4,770	$2,385	$7,155	$3,577	$3,578

     Patents and core technology are amortized over a useful life of six years. Amortization expense was $1,193,000 for each of the years ended December 31, 2007, 2006 and 2005. Amortization expense for patents and core technology is estimated to be $1,193,000 for each of 2008 and 2009.
6. Commitments and Contingencies
     On November 27, 2006, the Company entered into a loan and security agreement with Comerica Bank, pursuant to which the Company obtained a credit facility with Comerica Bank, consisting of a revolving line of credit in the amount of up to $5,000,000 and a term loan in the amount of up to $5,000,000. Interest on the revolving line and the term loan accrues at prime plus 2%. The revolving line and term loan mature on November 27, 2008 and 2010, respectively. The agreement requires the Company to meet certain liquidity ratios and imposes certain restrictions on mergers, acquisitions and distributions. In addition the Company granted the bank a warrant to purchase 120,000 shares of Series E preferred stock at an exercise price of $2.50 per share. The fair value of the warrant plus the related beneficial conversion feature totaled $253,000; this amount plus an additional $54,000 of actual loan costs was recorded as debt discount and will be amortized over the life of the term loan using the effective interest method. The debt is secured by substantially all of the assets of the Company.
     The following is a summary of the credit facility at December 31, 2007 (in thousands):

Comerica Bank revolving line of credit	$5,000
Comerica Bank term loan	3,646

8,646
Less current portion	6,250

2,396
Debt discount	(165)

Long-term debt	$2,231

     In February 2008, the Company repaid and terminated its credit facilities with Comerica Bank.
     The Company leases equipment under various equipment financing arrangements which expire in 2008 and have interest rates ranging from 8.5% to 9.3%.
     In June 2007, the Company has a master service agreement with Therapeutics, Inc., an independent clinical research organization, to conduct clinical studies for the Company, including the 5-year post-approval safety study required by the FDA as part of its approval of ArteFill. Therapeutics Inc. will conduct project management, medical monitoring, case reports, subject recruitment, data analysis and other clinical study activities for clinical studies the Company initiates or that are conducted by third parties under a grant the Company provides to the third parties.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     In August 2007, the Company entered into a supply agreement with Lampire Biological Labs, Inc. for bovine corium, which the Company uses to produce its highly purified and partly denatured bovine collagen contained in ArteFill. Under the terms of this agreement, pricing is based on unit fees for the acquisition of calves and for processing. Lampire has agreed to process the bovine corium in strict accordance with general and manufacturing process requirements to ensure safety and quality, and to ensure that the bovine collagen is free from BSE. The agreement requires that the Company purchase at least $612,000 of bovine corium during the one-year term.
     In August 2007, the Company entered into an amended and restated building lease agreement for the 35,000 square foot corporate, manufacturing and research and development headquarters in San Diego, California with the new owner of the facilities, Biomed Realty, L.P. Under the amended and restated lease, the Company extended the existing lease term from December 2011 to December 2012, maintained the Company’s option to extend the lease term for an additional 5-year period and extended the Company’s current right of first refusal to include the property adjacent to this property that the Company leases for additional office space.
     Also in August 2007, the Company entered into a building lease agreement with Biomed Realty, L.P. for 32,000 square feet of office space in a building adjacent to the Company’s headquarters in San Diego, California. The Company had previously subleased 8,000 square feet in this building. The lease expires in December 2012. The Company has a first right of refusal to purchase the facility during the term of the lease, as well as the right to extend the lease term for an additional 5-year period. The landlord has also extended the Company a $1.14 million tenant improvement allowance. The building will be used for general office administration, research and development labs and outbound distribution.
     In addition, the Company leases a 3,550 square foot manufacturing and warehouse facility in Frankfurt, Germany, where the Company manufactures the PMMA microspheres used exclusively in ArteFill. The leases for the Company’s Frankfurt facility expire in November 2008, and are subject to automatic one-year extensions unless written notice of termination is given by either party at least six months prior to the beginning of the extension term.
     Future annual minimum rental payments under the Company’s operating leases are as follows (in thousands):

Years ended December 31, 2008	1,487
2009	1,556
2010	1,626
2011	1,696
2012	1,769

Total minimum lease payments	$8,134

     The Company’s leases include annual escalations in base rent and rent abatements. Rent expense was $1,097,000, $919,000, $954,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
     In August 2007, the Company entered into a Severance Protection Agreement with Diane S. Goostree, President and Chief Executive Officer and Change of Control Agreements with the following named executive officers: Christopher J. Reinhard, Peter C. Wulff and Larry J. Braga, and with the following executive officers: Karla R. Kelly, J.D., Russell J. Anderson, Susan A. Brodsky-Thalken, Frank M. Fazio and Greg Kricorian, M.D. Under these agreements, the Company is obligated to make certain severance payments to these individuals in the event their employment is terminated under certain circumstances.
     In March 2008, the Company entered into Change of Control Agreements with John Kay, Ph. D. and Karon J. Morell. Under these agreements, the Company is obligated to make certain severance payments to these individuals in the event their employment with the Company is terminated under certain circumstances.
     The Company is subject to various legal actions and proceedings in the normal course of business. While the ultimate outcome of these matters cannot be predicted with certainty, management does not believe these matters will have a material adverse effect on the Company’s financial statements.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
Litigation Settlement Agreement
     On October 31, 2005, the Company and Dr. Martin Lemperle, one of the Company’s founders, resolved all of their outstanding disputes and litigation matters with an independent company competing in the aesthetics market (the “Competitor”). According to the terms of the settlement agreement, the Company has granted the Competitor an exclusive, world-wide license under certain of its patents to make and sell implant products containing Calcium Hydroxylapatite particles, and a nonexclusive, world-wide license under the same patents to make and sell certain other nonpolymeric implant products. The Competitor paid the Company $2,058,000 in November 2005 for the settlement plus past royalties. This amount is included in other income in the 2005 consolidated statements of operations.
Settlement Agreements
     In March 2006, the Company entered into a separation agreement with a founder in connection with his retirement and resignation. Under the terms of the agreement, the Company agreed to pay a cash bonus of $70,000 for his performance during fiscal year 2005 and to retain him as a consultant for an initial term of up to 24 months beginning March 15, 2006, subject to an extension for an additional 12 months under certain circumstances. In connection with the separation agreement, the parties also entered into a voting agreement, pursuant to which the founder agreed to vote all shares of voting capital stock owned by him as directed by a majority of the board of directors on all matters presented for a vote of the stockholders. In May 2006, the Company terminated the consulting arrangement as permitted under the terms of the separation agreement and the Company paid a lump sum payment of $366,667, the amount to which the founder would have been entitled had he completed the initial term of the separation agreement.
     In May 2006, the Company paid $500,000 to Stifel, Nicolaus & Company, Incorporated in connection with a settlement agreement related to a dispute arising out of an engagement agreement between the parties.
     On November 2, 2006, the Company received a notice of demand for arbitration from a former employee in connection with the termination of his employment. On January 31, 2007, the Company entered into a Confidential Settlement and Release of Claims Agreement whereby the Company paid a cash settlement amount of $284,000 in February 2007. In addition to the cash settlement amount, the Company agreed to accelerate the vesting of certain stock options and warrants previously granted to the employee. The Company recorded a non-cash expense charge of $135,000 associated with the accelerated vesting of these options and warrants.
     On November 16, 2006, the Company received a notice of demand for arbitration from a former employee in connection with the termination of his employment. On January 10, 2007, the Company entered into a Confidential Settlement and Release of Claims Agreement whereby the Company paid a cash settlement amount of $242,000. Of the $242,000, $39,000 was paid in 2006 and the remaining balance was paid in 2007. In addition to the cash settlement amount, the Company agreed to accelerate the vesting of certain stock options previously granted to the employee. The Company recorded a non-cash stock compensation expense charge of $116,000 associated with the accelerated vesting of these stock options.
     On November 17, 2006, the Company entered into a separation agreement and mutual general release with Dr. Stefan M. Lemperle in connection with his resignation as a director and as an employee. Pursuant to the agreement, the Company paid $690,000 in cash severance payments. Of the $690,000, $428,000 was paid in 2006 and the balance of $262,000 was paid in 2007. Dr. Stefan M. Lemperle was also eligible to receive an additional severance payment of $400,000, contingent upon the Company’s completion of a qualifying transaction, as defined in the agreement, before March 31, 2007. The Company’s IPO in December 2006 did not meet the definition of a qualifying transaction as defined in the agreement, so no additional payments were due to Dr. Lemperle. In connection with the agreement, the Company also amended the terms of the outstanding stock options held by Dr. Stefan M. Lemperle to provide for the full acceleration of all unvested shares under his stock options, and the Company has agreed to issue to Dr. Stefan M. Lemperle a warrant to purchase up to 117,647 shares of common stock, subject to reduction in an amount determined in accordance with the terms of the agreement. The Company recorded a non-cash expense charge of $378,000 associated with the accelerated vesting of these options and warrants in the year ended December 31, 2006.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     On November 6, 2006, the Company filed a demand for arbitration with the American Arbitration Association against Melvin Ehrlich, who served as the Company’s President and Chief Operating Officer from January 2004 to April 2004. The Company was seeking declaratory relief regarding the number of shares of common stock Mr. Ehrlich was entitled to purchase under a warrant issued to him in connection with his employment agreement. The parties settled this action in March 2007. The Company paid Mr. Ehrlich $250,000 and issued Mr. Ehrlich 26,710 shares of common stock and a warrant to purchase 25,000 shares of common stock, at an exercise price of $8.07 per share. The settlement also contained a mutual release of claims and a mutual covenant not to sue. The Company accrued the expenses related to this settlement in the year ended December 31, 2006.
     On August 13, 2007, Stefan Lemperle, the former Chief Executive Officer of the Company, filed a Demand for Arbitration with the American Arbitration Association, arising out of his November 17, 2006 Separation Agreement and General Release with the Company (the “Separation Agreement”). The Demand includes claims for breach of contract, breach of the covenant of good faith and fair dealing, and breach of fiduciary duty. In the Separation Agreement, the Company agreed to use commercially reasonable efforts to resolve an existing dispute with Mel Ehrlich, its former President and Chief Operating Officer, who claimed he had a right to acquire 470,588 shares of the Company’s Common Stock. Based on the payment the Company made to Mr. Ehrlich to resolve this dispute, the Separation Agreement provided that Stefan Lemperle was entitled to receive a warrant to purchase up to 2,207 shares of Common Stock. The Company resolved its dispute with Mr. Ehrlich and agreed to issue Dr. Lemperle a warrant in accordance with the terms of the Separation Agreement. Dr. Lemperle claimed that the Company did not use commercially reasonable efforts to resolve its dispute with Mr. Erhlich. The matter settled on February 11, 2008 for a payment of $30,000 to Dr. Lemperle in consideration for a general release of all claims.
Sandor Litigation
     In August 2005, Elizabeth Sandor, an individual residing in San Diego, California, filed a complaint against the Company, Drs. Gottfried Lemperle, Stefan Lemperle and Steven Cohen in the Superior Court of the State of California for the County of San Diego. The complaint, as amended, set forth various causes of action against the Company, including product liability, fraud, negligence and negligent misrepresentation, and alleged that Dr. Gottfried Lemperle, the Company’s co-founder, former Chief Scientific Officer and a former director, treated Ms. Sandor with Artecoll and/or ArteFill in violation of medical licensure laws, that the product was defective and unsafe because it had not received FDA approval at the time it was administered to Ms. Sandor, and that Ms. Sandor suffered adverse reactions as a result of the injections.
     In addition, the complaint alleged that Dr. Gottfried Lemperle and his son, Dr. Stefan Lemperle, the Company’s co-founder, former Chief Executive Officer and a former director, falsely represented to her that the product had received an approvability letter from the FDA and was safe and without the potential for adverse reactions.
     The complaint also alleged medical malpractice against Dr. Cohen, the lead investigator in the Company’s U.S. clinical trial, for negligence in treating Ms. Sandor for the adverse side effects she experienced. Ms. Sandor sought damages in an unspecified amount for pain and suffering, medical and incidental expenses, loss of earnings and earning capacity, punitive and exemplary damages, reasonable attorneys’ fees and costs of litigation. On June 1, 2006, the parties filed a stipulation to dismiss the case without prejudice and to toll the statute of limitations. The court dismissed the case on June 5, 2006 as stipulated by the parties, and Ms. Sandor was allowed to refile her case at any time within 18 months from that date.
     On December 5, 2007, Ms. Sandor re-filed a complaint for personal injury, compensatory and punitive damages against the Company, Dr. Gottfried Lemperle, Dr. Stefan Lemperle and Dr. Steven Cohen. The complaint contains many of the same allegations contained in the initial complaint filed in September 2005. The complaint sets forth various causes of action and alleges that Dr. Gottfried Lemperle administered injections of a product of the Company in violation of medical licensure laws, that the product was defective and unsafe in that it had not received FDA approval at the time it was administered to Ms. Sandor, and that Ms. Sandor suffered adverse reactions as a result of the injections. Ms. Sandor is seeking damages in an unspecified amount for special and actual damages, medical and incidental expenses, incidental and consequential damages, punitive and exemplary damages, reasonable attorney’s fees and costs of litigation. Discovery proceedings are ongoing in this matter.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
FDA Investigation
     In March 2006, the counsel for Dr. Gottfried Lemperle, the Company’s former Chief Scientific Officer and a former member of the Company’s board of directors, in the Sandor litigation discussed above informed the Company that she had contacted an investigator in the FDA’s Office of Criminal Investigations. She further stated that the FDA investigator informed her that the FDA has an open investigation regarding the Company, Dr. Gottfried Lemperle and his son, Dr. Stefan Lemperle, the Company’s former Chief Executive Officer and a former director, that the investigation had been ongoing for many months, that the investigation would not be completed within six months, and that when the investigation is completed, it could be referred to the U.S. Attorney’s office for criminal prosecution. In November 2006, the Company contacted the FDA’s Office of Criminal Investigations. That office confirmed the ongoing investigation involving the Company, but declined to provide any details of the investigation, including the timing, status, scope or targets of this investigation. The Company contacted the FDA’s Office of Criminal Investigations in February 2008. The Office of Criminal Investigations confirmed that the investigation is ongoing and has been referred to the U.S. Attorney’s office, but did not provide any additional information regarding this investigation or whether the U.S. Attorney’s office intends to commence an action.
7. Convertible Notes Payable
     In May 2005, the Company received $6,970,000 in proceeds by issuing unsecured convertible promissory notes (“2005 Bridge Loan”) that were to accrue simple interest at 10% per annum until the maturity date of November 3, 2005. At the sole discretion of the Company, the maturity date was subject to a one-time extension to February 3, 2006. The Company exercised its right of the one-time extension, the applicable interest rate increased to 12% retroactively to the date of issuance of the 2005 Bridge Loan. At the closing of the next equity financing, the holders of the 2005 Bridge Loan elected not to convert all or a portion of the outstanding principal and accrued but unpaid interest into the new equity shares at the per share price of those shares but rather to be repaid the balance due under the 2005 Bridge Loan.
     Simultaneously upon issuance of the 2005 Bridge Loan, the Company issued warrants to purchase Series D convertible preferred stock equal to 30% of the principal amounts of the 2005 Bridge Loan divided by the warrant exercise price of $2.00 per share, or warrants to purchase 1,045,500 shares of Series D convertible preferred stock. The warrants expire in May 2010.
     In accordance with EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company initially recorded its convertible debt net of a discount for the (i) the estimated fair value of the warrants issued in the amount of $1,003,500 and (ii) the intrinsic value of the related beneficial conversion feature in the same amount for a total of $2,007,000. The estimated fair value of the warrants was determined in accordance with the Black-Scholes valuation model. The discount associated with the warrants and beneficial conversion feature is being amortized to interest expense over the term of the outstanding convertible notes payable.
     Interest expense related to the warrants and beneficial conversion features was $0, $235,000 and $1,772,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
     On September 30, 2005, outstanding principal amount of $970,000 and accrued interest of $39,000 under the convertible notes issued in the 2005 Bridge Loan converted into 403,412 shares of Series E convertible preferred stock at a rate of $2.50 per share.
     On December 30, 2005, the Company entered into an amendment of the 2005 Bridge Loan with an investor who held convertible promissory notes representing an outstanding principal amount of $5,500,000, whereby the Company paid, in January 2006, a total of $3,246,000, consisting of $3,000,000 of outstanding principal and $246,000 of accrued interest, upon the second closing of the Series E Financing. In February 2006, upon the third closing of the Series E Financing, the Company paid an additional $2,738,000, consisting of $2,500,000 of outstanding principal and $238,000 of accrued interest, the final amount due under the 2005 Bridge Loan.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Per the note amendment, the investor waived both its conversion and redemption options under the original note and extended the due date of the remaining outstanding principal of $2,500,000 from February 3, 2006 to February 15, 2006. As additional consideration, the Company granted the investor a stock grant of 250,000 shares of Series E convertible preferred stock in December 2005. In addition, three Company directors personally guaranteed the remaining outstanding principal under the amended note agreement. In exchange for the personal guarantees, the Company issued each of these three directors 23,529 shares of common stock. At December 31, 2005, the common stock had not yet been issued and is included as common stock issuable in the 2005 consolidated balance sheet and the consolidated statement of stockholders’ equity.
8. Stockholders’ Equity
     On December 26, 2006, the Company closed an initial public offering of its common stock in which it sold 5,290,000 shares of common stock at $6.00 per share for gross proceeds of $31.7 million. After underwriting discounts, commissions and offering expenses, the Company received net proceeds of $25.3 million. Upon the closing of the offering, all outstanding shares of convertible preferred stock converted into 9,367,512 shares of common stock.
Convertible Preferred Stock
     In May 2005, the Company issued 5,789,801 shares of Series D convertible preferred stock at $1.25 per share and 4,230,055 shares of Series D convertible preferred stock at $2.00 per share for a total of $15,197,000 and interest accrued to the holders of a 2004 convertible notes payable (2004 Notes) of $500,000. The total investment was comprised of $8,460,000 in subscriptions for a total of 4,230,055 shares of Series D convertible preferred stock and $7,237,000 of convertible promissory notes payable (2004 Notes), including accrued interest of $500,000, which converted into a total of 5,789,801 shares of Series D convertible preferred stock.
     The Company issued warrants to purchase an aggregate of 198,310 shares of common stock, at an exercise price of $8.50 per share, to certain purchasers of Series D convertible preferred stock. The warrants may be exercised any time for a period of five years. The purchasers that were issued shares of Series D convertible preferred stock in connection with the conversion of promissory notes previously issued by the Company did not receive such warrants.
     In August 2005, the Company obtained stockholder approval to open an offering to sell approximately ten million shares of Series E convertible preferred stock at $2.50 per share for gross proceeds of $25 million (the “Series E Financing”).
     The Series E Financing closed in five rounds from December 2005 through March 2006, resulting in gross proceeds of $50.7 million, including the conversion of $1,009,000 of the outstanding 2005 Bridge Loan and related accrued interest.
     On December 22, 2005, the first round closed with total proceeds of $7.7 million, including the conversion of $970,000 of the outstanding 2005 Bridge Loan and $39,000 of accrued interest, resulting in the issuance of 3,213,615 shares of Series E convertible preferred stock. Cash proceeds were received of $6.7 million for the purchase of 2,686,203 shares. An additional 403,412 shares were issued for the conversion of $1,009,000 of the outstanding 2005 Bridge Loan including accrued interest of $39,000.
     In December 2005, the Company engaged a placement agent to secure the sale of up to $10 million in additional Series E convertible preferred stock. A purchaser of less than $5.0 million of Series E convertible preferred stock would receive a warrant to purchase one share of Series E convertible preferred stock for each five shares of Series E convertible preferred stock purchased, or 20% of the amount purchased. A purchaser of $5.0 million or more of Series E convertible preferred stock would receive a warrant to purchase one share of Series E convertible preferred stock for each 14.0 shares of Series E convertible preferred stock purchased, or 30% of the amount purchased. The warrants have an exercise price of $10.63 per share. The warrants may be exercised any time for a period of five years.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     On January 6, 2006, the Company closed the second round of its Series E Financing. Upon closing, total gross proceeds of $6,750,000 were received resulting in the issuance of 2,700,000 shares of Series E convertible preferred stock and warrants for the future purchase of 702,000 shares of Series E convertible preferred stock at $2.50 per share. The warrants expire January 6, 2011. In addition, the Company issued a warrant for the future purchase of 16,875 shares of common stock at $5.31 per share. This warrant expires January 6, 2011.
     On January 13, 2006, the Company closed the third round of Series E Financing. Upon closing, total gross proceeds of $3,235,000 were received resulting in the issuance of 1,294,000 shares of Series E convertible preferred stock and warrants for the future purchase of 536,440 shares of Series E convertible preferred stock at $2.50 per share. The warrants expire January 13, 2011. In addition, the Company issued a warrant for the future purchase of 8,088 shares of common stock at $5.31 per share. This warrant expires January 13, 2011.
     On February 14, 2006, the Company closed its fourth round of Series E Financing. Upon closing, total gross proceeds of $13,711,000 were received resulting in the issuance of 5,484,200 shares of Series E convertible preferred stock and warrants for the future purchase of 948,420 shares of convertible Series E convertible preferred stock at $2.50 per share. The warrants expire February 14, 2011. In addition, the Company issued a warrant for the future purchase of 5,727 shares of common stock at $5.31 per share. This warrant expires February 14, 2011.
     On March 28, 2006, the Company closed the fifth and final round of Series E Financing. Upon closing, total gross proceeds of $19,281,000 were received resulting in the issuance of 7,712,406 shares of Series E convertible preferred stock and warrants for the future purchase of 1,451,582 shares of Series E convertible preferred stock at $2.50 per share. The warrants expire March 28, 2011.
     In October 2005, the Company entered into a termination agreement with certain financial advisors. In exchange for the termination agreement the Company issued 124,000 shares of Series E convertible preferred stock at $2.50 per share. The Company expensed $310,000 as stock-based compensation during the year ended December 31, 2005 related to this termination agreement.
     At December 31, 2007, 2006 and 2005, the Company was authorized to issue 10,000,000, 10,000,000 and 35,000,000 shares of preferred stock, respectively.
Conversion
     In connection with the Company’s initial public offering, the Company effected a 1-for-4.25 reverse stock split of its common stock on December 19, 2006. In addition to the reverse stock split, all outstanding shares of the Company’s preferred stock were converted to common stock immediately prior to the closing of the Company’s initial public offering on December 26, 2006. Each outstanding share of Series A, Series D and Series E preferred stock was converted into one share of common stock, and as a result of anti-dilution provisions, each one share of Series B preferred stock was converted into 1.35 shares of common stock and each one share of Series C-1 preferred stock was converted into 1.375 shares of common stock.
     On December 26, 2006, after giving effect to the 1-for-4.25 reverse stock split, and the anti-dilution provisions associated with the Series B and C-1 convertible preferred stock, all of the outstanding shares of convertible preferred stock were automatically converted into 9,367,512 shares of common stock.
Stock Option Plans
     In 2006, the Company adopted the 2006 Equity Incentive Plan (the “2006 Plan”) for eligible employees, officers, directors, advisors, and consultants that provides for the grant of incentive and nonstatutory stock options and other awards. The Company has 5,882,353 shares of common stock options authorized under the 2006 Plan. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions of the 2006 Plan. Options granted by the Company generally vest over two to four years and vested options are exercisable from the date of grant for a period of ten years. The exercise price of the incentive stock options must equal at least the fair market value of the stock on the date of grant.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     In 2001, the Company adopted the 2001 Stock Option Plan (the “2001 Plan”) for eligible employees, officers, directors, advisors, and consultants that provides for the grant of incentive and nonstatutory stock options. The 2001 Plan superseded the Company’s 2000 Stock Option Plan (the “2000 Plan”). Following the adoption of the 2001 Plan, no further option grants were made under the 2000 Plan. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the applicable provisions of the 2000 Plan or 2001 Plan. Options granted by the Company generally vest over four years and vested options are exercisable from the date of grant for a period of ten years. The exercise price of the incentive stock options must equal at least the fair market value of the stock on the date of grant. All the shares of stock that remained available for issuance and not subject to outstanding options under the 2000 Plan and 2001 Plan became part of the available pool of shares under the 2006 Plan. No further option grants will be made under the 2000 Plan or 2001 Plan.
     The exercise price of nonstatutory stock options under the 2000 Plan and the 2001 Plan must equal at least 85% of the fair market value of the stock on the date of grant. The exercise price of any incentive stock option granted to a 10% stockholder may be no less than 110% of the fair value of the Company’s common stock on the date of grant. As of December 31, 2007, there were 25,880 and 3,126,198 options outstanding under the 2000 Plan and 2006 Plan, respectively, and 29,880 options granted outside the 2000 Plan and 2006 Plan.
     The following table summarizes stock option activity under the Company’s stock option plans (shares in thousands):

		Weighted-Average
	Options	Exercise Price
Outstanding, December 31, 2004	560	$3.57
Granted	611	5.31
Exercised	(6)	4.25
Canceled	(16)	5.31

Outstanding, December 31, 2005	1,149	4.46
Granted	1,320	8.00
Exercised	(99)	3.49
Canceled	(236)	4.91

Outstanding, December 31, 2006	2,134	6.65

Granted	1,392	7.58
Exercised	(47)	2.47
Canceled	(297)	7.05

Outstanding, December 31, 2007	3,182	$7.08

Vested or expected to vest at December 31, 2007	2,577	$6.99
     The weighted average remaining contractual term of outstanding options at December 31, 2007 is 8.27 years. The aggregate intrinsic value of such options is $73,515. The weighted average remaining contractual term of exercisable options at December 31, 2007 is 7.21 years. The aggregate intrinsic value of such options is $65,399. Intrinsic value represents the difference between the option price at grant date and the market price of the Company’s common stock, which was $2.27 at December 31, 2007.
     The total intrinsic value of options exercised during the year ended December 31, 2007 is $194,866.
     The following table summarizes information about options outstanding at December 31, 2007 under the 2000, 2001 and 2006 Plans:

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)

Options Outstanding				Options Exercisable
		Weighted-
		Average
		Remaining	Weighted-		Weighted-
	Number	Contractual	Average	Number	Average
Grant Exercise Price	Outstanding	Life	Exercise Price	Exercisable	Exercise Price
$ 0.43 - $ 4.25	387,222	6.2 years	$3.19	210,464	$3.27
$ 5.31 - $ 5.31	715,452	7.7 years	5.31	415,957	5.31
$ 6.31 - $ 7.86	1,167,008	8.8 years	7.47	304,456	7.71
$ 7.90 - $ 9.96	635,700	9.1 years	9.20	126,434	8.62
$10.63 - $10.63	276,576	8.4 years	10.63	109,204	10.63

	3,181,958	8.3 years	$7.08	1,166,515	$6.42

     On December 26, 2006, upon the closing of the Company’s initial public offering, stock options to purchase 78,855 shares of common stock granted to Outside Directors became fully vested. The Company recorded $547,000 related to the acceleration of these stock options.
Warrants
     As of December 31, 2006, after giving effect to a 1- for- 4.25 reverse stock split of the Company’s outstanding common stock and the conversion of all outstanding shares of the Company’s preferred stock into common stock (taking into account the anti-dilution provisions of the Series B convertible preferred stock and the Series C-1 convertible preferred stock) in connection with the initial public offering of the Company’s common stock, warrants to purchase 2,530,336 shares of the Company’s common stock, at a weighted average exercise price of $7.03 were outstanding.
     The following table summarizes warrant activity for the year ended December 31, 2007:

		Weighted Avg.
	Warrants	Exercise Price
Outstanding, December 31, 2006	2,530,336	$7.00
Granted	25,000	8.07
Exercised	(78,816)	5.31
Cancelled	(5,882)	8.50

Outstanding, December 31, 2007	2,470,638	$7.06

     All outstanding warrants are exercisable as of December 31, 2007.
     In February 2008, the Company issued 1,675,000 of warrants in relation to the financing arrangement with CHRP (Note 12). 1,300,000 warrants have an exercise price of $5.00 while 375,000 warrants have an exercise price of $3.13.
Common Shares Reserved for Issuance
     The following table summarizes common shares reserved for future issuance on exercise or conversion of the following:

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)

December 31,
2007
Warrants for common and preferred stock	2,470,638
Common stock options outstanding previous to 2001 Plan	55,760
Common stock options outstanding under 2001 and 2006 Plans	3,126,198
Common stock options available for future grant	2,381,582

Total common shares reserved for issuance	8,034,178

9. Income Taxes
     In June 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FAS 109. FIN 48 provides clarification for the financial statement measurement and recognition of tax positions that are taken or expected to be taken in a tax return. The Company adopted FIN 48 effective January 1, 2007.
     The adoption of FIN 48 did not impact the Company’s financial condition, results of operations or cash flows for the year ended December 31, 2007. At December 31, 2007, the Company had net deferred tax assets of $3.7 million. These deferred tax assets are primarily composed of differences in inventory basis, deferred rent and stock compensation expense. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a valuation has been established to offset the net deferred tax asset. Additionally, the future utilization of the company’s net operating loss and research and development credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has not yet determined whether such an ownership change has occurred; however the Company is in the process of completing a Section 382 analysis regarding the limitation of the net operating loss and research and development credits. Until this analysis has been completed the Company has removed the deferred tax assets associated with these carryforwards from its deferred tax asset schedule and has recorded a corresponding decrease to their valuation allowance. When the Section 382 analysis is completed, the Company plans to update its unrecognized tax benefits under FIN 48. The Company expects the Section 382 analysis to be completed within the next twelve months.
     Significant components of the Company’s net deferred tax assets at December 31, 2007 and 2006 are shown below (in thousands). A valuation allowance of $3.5 million and $28.4 million has been established to offset the net deferred tax assets as of December 31, 2007 and 2006, respectively, as realization of such assets is uncertain.
     At December 31, 2007, the Company had federal and California tax net operating loss carryforwards of approximately $83 million and $82 million, respectively. The federal and state tax loss carryforwards begin to expire in 2019 and 2009, respectively, unless previously utilized.

	December 31,
	2007	2006

	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$—	$24,885
Reserves and other	3,677	3,840

Total deferred tax assets	3,677	28,725
Valuation allowance for deferred tax assets	(3,538)	(28,447)

	139	278

Deferred tax liabilities:
Foreign intangible	(915)	(1,368)
Other	(139)	(278)

Total deferred tax liabilities	(1,054)	(1,646)

Net deferred tax liabilities	$(915)	$(1,368)

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The components of the benefit (expense) for income taxes are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current:

Federal	$—	$—	$—
State	—	—	—
Foreign	90	—	(37)

	90	—	(37)

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	452	476	495

	452	476	495

	$542	$476	$458

     Reconciliation of the statutory federal income tax benefit to the Company’s effective tax benefit (in thousands):

	December 31,
	2007	2006	2005
Tax benefit at federal statutory rate	$9,325	$9,114	$7,718
State, net of federal benefit	1,576	1,541	1,324
Tax credits	198	308	—
Foreign tax	437	476	458
Change in valuation allowance due to 382 study pending	(33,448)	—	—
Change in valuation allowance excluding change applicable to purchased intangibles	24,909	(9,101)	(8,202)
Change in valuation allowance applicable to purchased intangibles	—	—	5
Other foreign loss	(371)	(408)	(457)
Other permanent differences	(2,084)	(1,454)	(388)

Benefit for income taxes	$542	$476	$458

10. Employee Benefit Plan
     Effective January 1, 2000, the Company adopted a defined contribution 401(k) profit sharing plan (the “Plan”) covering substantially all employees that meet certain age requirements. Employees may contribute up to 100% of their compensation per year (subject to a maximum limit by federal law). The Plan does allow for employer matching. To date, no employer match has been made.
11. Related-Party Transactions
     On December 30, 2005, the Company entered into an amendment of the 2005 Bridge Loan with an investor. Per the note amendment, the investor waived both its conversion and redemption options under the original note and extended the due date of the remaining outstanding principal. Three Company directors personally guaranteed the remaining outstanding principal under the amended note agreement. In exchange for the personal guarantees, the three Company directors were each granted 23,529 shares of common stock. At December 31, 2005, the common stock had not yet been issued and is included as common stock issuable in the 2005 consolidated balance sheet and the consolidated statement of stockholders’ equity. On January 3, 2006, the common shares were issued.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)
12. Subsequent Events
     In January 2008, the Company entered into a entered into a financing arrangement (the “Financing”) with Cowen Healthcare Royalty Partners, L.P. (“CHRP”) to raise $21.5 million, and the potential for an additional $1 million in 2009 contingent upon the Company’s satisfaction of a net product sales milestone. The Company intends to use the proceeds to expand both its dedicated U.S. sales force and consumer outreach programs. In February 2008, the Company repaid the total amount due of $8.6 million to Comerica Bank under the term loan and the line of credit and terminated the line of credit. After the Comerica Bank payment and the payment of certain transaction expenses, the Company received net proceeds of $12.6 million.
     Under the Revenue Interest Financing and Warrant Purchase Agreement (the “Revenue Agreement”), CHRP acquired the right to receive a revenue interest on the Company’s U.S. net product sales from October 2007 through December 2017 (the “Term”). The Company is required to pay a revenue interest on U.S. net product sales of ArteFill®, any improvements to ArteFill®, any internally developed products and any products in-licensed or purchased by the Company, provided that such improvements, internally developed, in-licensed or purchased products are primarily used for or have an FDA-approved indication in the field of cosmetic, aesthetic or dermatologic procedures. The scope of the products subject to CHRP’s revenue interest narrows following the date the cumulative payments the Company makes to CHRP first exceed a specified multiple of the consideration paid by CHRP for the revenue interest. In addition, the Company is required to make two lump sum payments of $7.5 million to CHRP, the first in January 2012 and the second in January 2013.
     Under the Revenue Agreement, the Company issued CHRP a warrant to purchase 375,000 shares of Common Stock, at an exercise price equal to $3.13 per share. This warrant has a 5 year term, and allows for cashless exercise.
     As part of the Financing, the Company also entered into a Note and Warrant Purchase Agreement (the “Note and Warrant Agreement”) with CHRP pursuant to which the Company agreed to issue and sell to CHRP, at the closing of the Financing, a 10% senior secured note in the principal amount of $6,500,000 (the “Note”). The Note has a term of five (5) years and bears interest at 10% per annum, payable monthly in arrears. The Company will have the option to prepay all or a portion of the Note at a premium. In the event of an event of default, with “event of default” defined as (i) a Put Event, (ii) a failure to pay the Note when due, (iii) the Company’s material breach of its covenants and agreements in the Note and Warrant Agreement, (iv) the Company’s failure to perform an existing agreement with a third party that accelerates the majority of any Debt in excess of $500,000 or (v) subject to a cure period, material breach of the covenants, representations or warranties in the Financing documents, the outstanding principal and interest in the Note, plus the prepayment premium, shall become immediately due and payable.
     Under the Note and Warrant Agreement, the Company issued CHRP a warrant to purchase 1,300,000 shares of Common Stock, at an exercise price equal to $5.00 per share. This warrant has a 5 year term, and allows for cashless exercise.
13. Quarterly Information (Unaudited)
     The following quarterly information includes all adjustments which management considers necessary for a fair statement of such information. For interim quarterly financial statements, the provision for income taxes is estimated using the best available information for projected results for the entire year.

Artes Medical, Inc.
Notes to Consolidated Financial Statements — (Continued)

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)
Product sales	$1,442	$2,055	$1,220	$2,367
License revenues	—	732	5,500	—

Total revenues	1,442	2,787	6,720	2,367

Cost of product sales	1,720	2,159	3,002	3,778

Gross profit (loss)	(278)	628	3,718	(1,411)

Research and development	1,032	1,136	1,541	2,314
Selling, general and administrative	5,570	6,327	5,868	6,566

Loss from operations	(6,880)	(6,835)	(3,691)	(10,291)

Net loss	$(6,609)	$(6,656)	$(3,682)	$(9,938)

Net loss per share — Basic and diluted	$(0.40)	$(0.40)	$(0.22)	$(0.60)

Shares used in calculating net loss per share — Basic and diluted	16,380,633	16,459,103	16,493,767	16,514,163

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)
License revenues	$—	$390	$—	$—

Total revenues	—	390	—	—

Research and development	2,949	1,530	1,219	2,386
Selling, general and administrative	3,194	4,868	3,401	5,836

Loss from operations	(6,143)	(6,008)	(4,620)	(8,222)

Net loss	$(7,981)	$(6,186)	$(4,402)	$(7,754)

Net loss per share — Basic and diluted	$(6.14)	$(4.59)	$(3.17)	$(2.32)

Shares used in calculating net loss per share — Basic and diluted	1,300,634	1,347,993	1,387,036	3,348,125

Valuation and Qualifying Accounts
For the years ended December 31, 2007, 2006 and 2005

	Balance at	Charged to
	Beginning	Costs and		Balance at
	of Year	Expenses	Deductions	End of Year
Allowance for doubtful accounts receivable
2005	$—	$—	$—	$—
2006	—	—	—	—
2007	—	72,474	52,474	20,000
Reserve for excess, obsolete and short-dated inventories
2005	$—	$—	$—	$236,750
2006	236,750	917,137	399,513	754,374
2007	754,374	3,764,188	2,280,861	2,237,701

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ATTACHED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR YOU CAN VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE DIRECTIONS BELOW. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-866-219-9663, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 11:59 p.m. Eastern Daylight Time on October 29, 2008.

Visit the Internet voting website at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 11:59 p.m. Eastern Daylight Time on October 29, 2008.

Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES BELOW.

		FOR	WITHHOLD
		All nominees listed (except as	AUTHORITY to vote (as to
1. ELECTION OF DIRECTORS
To elect Messrs. Christopher J. Reinhard and John R. Costantino as Class II directors, to hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified.
		indicated below)	all nominees)	PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
		☐	☐

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

ADDRESS CHANGE/COMMENTS
				Mark the box to the right for address change or comments. PLEASE SEE REVERSE SIDE	☐

				Dated	, 2008

Signature(s)

Signature(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P
R
O
X
Y
ARTES MEDICAL, INC.
Proxy Solicited by Our Board of Directors for the
Annual Meeting of Stockholders to be Held October 30, 2008
     The undersigned hereby appoints Karla R. Kelly with full power of substitution, as proxy to vote at the annual meeting of stockholders of Artes Medical, Inc. (the “Company”) to be held on October 30, 2008, at 10:00 a.m. (Pacific Daylight Time), and at any adjournments or postponements of the annual meeting, hereby revoking any proxies heretofore given, to vote all shares of our common stock held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the annual meeting.
     This proxy when properly executed, will be voted in the manner directed herein. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ON THE REVERSE SIDE. This Proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.
CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE
Address Change/Comments (Mark the corresponding box on the reverse side)